UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-3320580 (I.R.S. Employer Identification No.)

4321 Jamboree Road Newport Beach, California 92660 (949) 435-8000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Ronit Vardi
Chief Financial Officer
 Jazz Technologies, Inc.
4321 Jamboree Road
Newport Beach, California 92660
(949) 435-8000
 (Name, Address, Including Zip Code, and Telephone Number,
 Including Area Code, of Agent For Service)

Copies to:
 Sheldon Krause, Esq.
 Eilenberg & Krause LLP
 11 East 44th Street, 19th Floor
 New York, New York 10017
(212) 986-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit (1)	Offering Price (1)	Fee
8% Convertible Senior Notes due 2018	$58,307,000	100%	$58,307,000	$7,510
Guarantees of 8% Convertible Senior Notes due 2018 (2)	—	—	—	—(3)
Total	$58,307,000		$58,307,000	$7,510

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	See the following page for a table of guarantor registrants.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

Table of Guarantor Registrants

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Exact Name of Additional Registrant as Specified in the Charter	Organization	Code	Number

Jazz Semiconductor, Inc.	Delaware	3674	75-3005127

Newport Fab, LLC	Delaware	3674	02-0541231

The address for each of the additional registrants is c/o Jazz Technologies, Inc., 4321 Jamboree Road, Newport Beach, California  92660, telephone: (949) 435-8000.  The name and address, including zip code, of the agent for service of process for each additional registrant is Ronit Vardi, Chief Financial Officer, Jazz Technologies, Inc., 4321 Jamboree Road, Newport Beach, California  92660.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2014

PROSPECTUS

JAZZ TECHNOLOGIES, INC.
$58,307,000 Aggregate Principal Amount of
8% Convertible Senior Notes due 2018

Our company, Jazz Technologies, Inc., previously issued $58,307,000 aggregate principal amount of 8% convertible senior notes due December 2018.  Our subsidiaries, Jazz Semiconductor, Inc., and Newport Fab, LLC, have guaranteed the notes on a senior unsecured basis.  The notes are convertible, under specified circumstances, into ordinary shares of Tower Semiconductor, Ltd., our parent company.  The notes are not listed for trading on any national securities exchange or other trading market.

The selling security holders identified herein may, from time to time, use this prospectus to resell the notes.  Neither our company nor any of our subsidiaries or parent company will sell any securities under this prospectus or receive any of the proceeds from any securities sold under this prospectus.

Interest is payable on the notes at a rate of 8% per annum, in cash, semiannually in arrears on July 15 and January 15 of each year commencing on July 15, 2014.  The notes will mature on December 31, 2018, at which time principal and any accrued and unpaid interest will become due and payable.  The notes may be converted into ordinary shares of Tower at a conversion price of $10.07 per share.

The notes are senior unsecured obligations of our company, rank pari passu in right of payment with all  of our other senior unsecured indebtedness, and are effectively subordinated to our up to $70 million credit line from Wells Fargo Bank and  all of our other secured indebtedness to the extent of the value of the collateral securing such indebtedness.  The notes rank senior to all of our future indebtedness to the extent the future indebtedness is expressly subordinated to the notes.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you.  You should read this entire prospectus, including the financial data and related notes, before making an investment decision.

See the section entitled “Risk Factors” on page 5 for a discussion of certain factors to be considered in connection with making an investment in the notes being offered under this prospectus.

The Company

Jazz Technologies, Inc., through its wholly owned subsidiaries, is an independent pure-play semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices.  Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We also provide design support and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

Our principal executive offices are located at 4321 Jamboree Road, Newport Beach, California 92660, and our telephone number is (949) 435-8000.

The Offering

Securities Offered Under This Prospectus

We previously issued $58,307,000 aggregate principal amount of 8% Convertible Senior Notes due December 2018.  The notes are convertible, under specified circumstances, into ordinary shares of our parent company, Tower Semiconductor, Ltd.  The selling security holders identified herein may, from time to time, use this prospectus to resell the notes.

Use of Proceeds

The notes covered by this prospectus are being offered by certain selling security holders and not by our company.  Consequently, our company will not receive any proceeds from the sale of these notes.

Summary of the Terms of the Notes

Issuer	Jazz Technologies, Inc., a Delaware corporation.

Notes Offered	$58,307,000 aggregate principal amount of 8% senior convertible notes due December 2018.

Maturity Date	December 31, 2018.

Interest	8% per year, payable semiannually in arrears in cash on July 15 and January 15, commencing on July 15, 2014.

Guarantees	The notes are fully and unconditionally, and jointly and severally, guaranteed on an unsecured senior basis by our domestic subsidiaries.

Ranking
The notes are unsecured senior obligations of our company and rank equally with all of our existing and future unsecured senior debt and senior to all of our existing and future subordinated debt.  The notes effectively rank junior to any of our existing and future secured debt to the extent of the value of the assets securing such debt.  As of March 31, 2014, the notes rank (1) equally with approximately $49 million principal amount of other unsecured senior debt, which constitute of the notes due June 2015 of our company and the guarantors and (2) effectively subordinated to our up to $70 million Wells Fargo credit line, under which our actual borrowings as of March 31, 2014 were $19 million.

Conversion Privilege
Subject to compliance with the provisions of the indenture governing the notes, the holder of a note is entitled, at its option, at any time prior to the maturity date, to convert the note or any portion of the principal amount thereof that is an integral multiple of U.S. $1,000 into ordinary shares of  our  parent company, Tower Semiconductor, Ltd, at the conversion rate and under other conditions as provided in the indenture.  See "Description of the Notes—Conversion Privilege."

Change of Control
If we experience specific kinds of change of control events, we must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.  See "Description of the Notes—Change of Control."

Certain Covenants
The indenture governing the notes contains certain customary covenants including covenants restricting our ability and the ability of our subsidiaries to, among other things, incur additional debt, incur additional liens, make specified payments and make certain asset sales.  Each of these covenants is subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants."

Absence of Trading Market for Notes
We do not intend to apply for a listing of the notes on any securities exchange, quotation system or on PORTAL.  Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Trustee	U.S. Bank National Association

Risk Factors	See "Risk Factors" beginning on page 5 for a discussion of certain factors you should carefully consider in connection with an investment in the notes.

Governing Law	The indenture, notes and guarantees are governed by the laws of the State of New York.

RISK FACTORS

In considering whether to invest in our notes, you should carefully consider the following risk factors, in addition to the other information included in this prospectus.  The risks described below are not the only risks we face.  Any of the following risks could materially and adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.  In such case, you could lose all or part of your investment.

Risks Related to the Notes

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is no established public market for the notes, and we cannot assure you that an active trading market for the notes will develop.  If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.  We do not intend to apply for listing the notes on any securities exchange.  Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our financial condition and the market for similar securities.  We cannot assure you as to the development or liquidity of any trading market for the notes.  The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes.  We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes.  Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

If you hold the notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes.  Instead, the common depositary, or its nominee, will be the sole holder of the notes.  Payments of principal and interest and any other amounts owing on or in respect of the notes in global form will be made to U.S. Bank National Association, as paying agent, which will make payments to DTC.  Thereafter, these payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants.  After payment to DTC or the common depository, none of us, any of our affiliates, the trustee or any payment agent will have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC or to owners of book-entry interests.  Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the notes.  Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant.  We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays on your notes because the trustee will be sending distributions on the notes to DTC instead of directly to you;

•	make it difficult for you to pledge your notes if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell your notes because some investors may be unwilling to buy securities that are not in physical form.

Risks Related to Our Company

We have a large amount of debt and other liabilities and our business and financial position may be adversely affected if we will not be able to timely fulfill our debt obligations and other liabilities. There is no assurance that we will be able to obtain sufficient funding sources in a timely manner to allow us to re-finance it and/or repay our debt obligations and other liabilities.

Our debt par value as of March 31, 2014 was approximately $126 million, comprised of approximately $ 49 million par value of debentures due June 2015, $58 million par value of debentures convertible into Tower’s ordinary shares due December 2018, unless converted earlier, and approximately $19 million borrowing under the Wells Fargo line of credit. Carrying such a large amount of  debt and other liabilities may have significant negative consequences, including:

•
requiring the use of a substantial portion of our cash to service our indebtedness rather than investing our cash to explore M&A activities, explore business growth direction and fund our growth plans, working capital and capital expenditures;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•	placing us at a competitive disadvantage with respect to less leveraged competitors and competitors that have better access to capital resources;

•	affecting our ability to make interest payments and other required debt service on our debt;

•	enforcement by the lenders under the Wells Fargo line of credit of their liens against our assets in the event of default; and/or

•	limiting our ability to fulfill our debt obligations and other liabilities.

In order to serve our debt and other cash needs, in addition to cash on hand and cash flow from operating activities ,  we continue to explore measures to obtain funds from additional sources, including debt and/ or equity restructuring and/ or re-financing, sale of new securities, sale of other assets, intellectual property licensing, as well as additional financing alternatives.

Our ability to make payments on, or repay or refinance, our debt and to fund capital expenditures, working capital and other cash needs will depend largely upon our future operating performance, our ability to refinance the debt and our ability to drawdown additional funds, if required, from Wells Fargo. Our future operating performance, to a certain extent, is subject to general economic conditions, financial market, competitive, legislative, regulatory and other factors that are beyond our control.   However, there is no assurance that our business will generate sufficient cash flow from operations or we will be able to obtain sufficient funding, if at all, from the financing sources detailed above in a timely manner (or on commercially reasonable terms) in order to allow us to cover our ongoing fixed costs, capital expenditure costs and other liabilities and obligations, fully or partially repay our short term and long term debt in a timely manner and fund our growth plans and working capital needs.

In December 2013, we entered into an agreement with Wells Fargo Capital Finance, part of Wells Fargo & Company (“Wells Fargo”), for a five-year secured asset-based revolving credit line in the total amount of up to $70 million maturing in December 2018 (the “Credit Line Agreement”). Loans under the Credit Line Agreement bear interest at a rate equal to, at lender’s option, either the lender’s prime rate plus a margin ranging from 0.50% to 1.0% or the LIBOR rate plus a margin ranging from 1.75% to 2.25% per annum. The outstanding borrowing availability varies from time to time based on the levels of the Company's eligible accounts receivable, eligible equipment, eligible inventories and other terms and conditions described in the Credit Line Agreement. The Credit Line Agreement is secured by the assets of the Company. The Loan Agreement contains customary covenants and other terms, including covenants, as well as customary events of default. If we default on payment of the notes at maturity, such default would trigger a cross default under the Wells Fargo line of credit, which would permit the lenders to accelerate the obligations thereunder, potentially requiring us to repay or refinance the Wells Fargo credit line.  There is no assurance that we will be able to obtain sufficient funding from the financing sources detailed above or other sources in a timely manner to allow us to fully or partially repay our debt.

In March 2014, we entered into an exchange agreement with certain holders according to which we issued approximately $48 million new unsecured 8% convertible senior notes due December 2018 (the “2014 Notes”) in exchange for approximately $45 million in aggregate principal amount of the notes due June 2015, thereby reducing the aggregate principal amount of the notes due June 2015 outstanding from approximately $94 million to approximately $49 million. In addition, certain participating holders purchased $10 million principal amount of the 2014 Notes.

A default by us on any of our debt contract could have a material adverse effect on our operations and the interests of our creditors, and may affect our ability to fulfill our debt obligations and other liabilities.

If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be adversely affected.

 Our working capital requirements and cash flows are subject to quarterly and yearly fluctuations, depending on a number of factors. If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. Factors which could lead us to suffer cash flow fluctuations include:

•	fluctuations in the level of revenues from our operating activities;

•	fluctuations in the collection of receivables;

•	the timing and size of payables;

•	the timing and size of capital expenditures;

• ●
the repayment schedules of our debt service obligations under our short-term and long-term liabilities; and

our ability to fulfill our obligations and meet performance milestones under our debt agreements and foundry agreements.

In addition, we may need to devote a significant portion of our operating cash flow to pay principal and interest on our debt. The use of cash to finance our debt could leave us with insufficient funds to adequately finance our operating activities and capital expenditures, which could adversely affect our business.

A global recession, unfavorable economic conditions and/or a credit crisis may adversely affect our results and our ability to fulfill our debt obligations and other liabilities.

A downturn or a weakness in the semiconductor industry and/or in the global economy and/or in the Company's customer base and/ or customers' products base, may adversely affect the Company’s ability to  maintain its customers' existing demand for products, attract new customers and new business to its current fab, increase the utilization rates in its manufacturing facility and maintain it at a high level that would suffice to cover its fixed costs, maintain commercial relationships with its customers, suppliers, and creditors, including its lenders, continue its capacity growth, and improve the Company’s future financial results and position, including its ability to  raise funds in the capital markets,  and to fulfill its debt obligations and other liabilities, including to refinance its debt and other liabilities and/ or pay them in a timely manner, comprised mainly of bank’ loans and debentures. There is no assurance that such downturn will not occur. The effects of such a downturn may include global decreased demand, downward price pressure, excess inventory and unutilized capacity worldwide, which may negatively impact consumer and customer demand for the Company’s products and the end products of the Company’s customers.

Our operating results fluctuate from quarter to quarter which makes it difficult to predict our future performance.

Our revenues, expenses and operating results have varied significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. These factors include, among others:

•	The cyclical nature of the semiconductor industry and the volatility of the markets served by our customers;

•	Changes in the economic conditions of geographical regions where our customers and their markets are located;

•	Shifts by integrated device manufacturers and customers between internal and outsourced production;

•	Inventory and supply chain management of our customers;

•	The loss of a key customer, postponement of an order from a key customer or the rescheduling or cancellation of large orders;

•	The occurrence of accounts receivable write-offs, failure of a key customer to pay accounts receivable in a timely manner or the financial condition of our customers;

•	The rescheduling or cancellation of planned capital expenditures;

•	Our ability to satisfy our customers’ demand for quality and timely production;

•	The timing and volume of orders relative to our available production capacity;

•	Our ability to obtain raw materials and equipment on a timely and cost-effective basis;

•	Price erosion in the industry;

•	Environmental events or industrial accidents such as fire or explosions;

•	Our susceptibility to intellectual property rights disputes;

•	Our ability to maintain existing partners and to enter into new partnerships and technology and supply alliances on mutually beneficial terms;

•	Interest, price index and currency rate fluctuations that were not hedged;

•	Technological changes and short product life cycles;

•	Timing for the design and the qualification of new products;

•	Increase in the fair value of our bank loans and debentures; and

•	Changes in accounting rules affecting our results.
Furthermore, integrated device manufacturers continue to design and manufacture integrated circuits in their own fabrication facilities. There is a possibility that in certain periods or under certain circumstances such as low demand, they will choose to manufacture their products in their facilities instead of manufacturing products at external foundries.   If our customers will choose to manufacture internally rather than manufacture at our facilities, our business may be negatively impacted.

Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, investors should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may seriously harm our Company, including our operating results, financial condition and ability to maintain our operations.

The lack of a significant backlog resulting from our customers not placing purchase orders far in advance makes it difficult for us to forecast our revenues in future periods.

Our customers generally do not place purchase orders far in advance, partly due to the cyclical nature of the semiconductor industry. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our revenues in future periods. Moreover, since our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future, our revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter and in the immediately preceding quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. If orders received from our customers differ adversely from our expectations with respect to the product, volume, price or other items, our operating results and financial condition may be adversely affected.

We occasionally manufacture wafers based on forecasted demand, rather than actual orders from customers. If our forecasted demand exceeds actual demand, we may have obsolete inventory, which could have a negative impact on our results of operations.

We generally do not manufacture wafers unless we receive a customer purchase order. On occasion, we may produce wafers in excess of customer orders based on forecasted customer demand, because we may forecast future excess demand or because of future capacity constraints. If we manufacture more wafers than are actually ordered by customers, we may be left with excess inventory that may ultimately become obsolete and must be scrapped when it cannot be sold. Significant amounts of obsolete inventory could have a negative impact on our results of operations.

As is common in our industry, a large portion of our total costs is comprised of fixed costs associated mainly with our manufacturing facilities and we have a history of operating losses. Our business may be adversely affected if we are unable to operate our facilities at high enough utilization rates sufficient to reach revenue levels that would cover our fixed costs, reduce our losses and allow us to be profitable.

As is common in our industry, a large portion of our total costs is comprised of fixed costs, associated mainly with our manufacturing facility, while our variable costs are relatively small. Therefore, during periods when our fabrication manufactures at high utilization rates, we are able to cover our costs.  However, at times when the utilization rate is low, the reduced revenues may not cover all of the costs since a large portion of them are fixed costs and remain constant, irrespective of the fact that less wafers were manufactured. In addition, depreciation costs in our industry are high, which has resulted in our operating at a GAAP loss for the last number of years. If customer demand for our products does not increase, we may not be able to operate our facility consistently at high utilization rates, which  may not enable us to fully cover all of our costs, achieve and maintain operating profits or achieve net profits.  In addition, we may be unable to generate enough cash from operations that would cover our fixed costs, capital expenditures, liabilities and debt payments as well as reduce our losses. We cannot assure that we will be profitable on a quarterly or annual basis in the future.

Our sales cycles are typically long and orders received may not meet our expectations, which may adversely affect our operating results.

Our sales cycles, which we measure from first contact with a customer to first shipment of a product ordered by the customer, vary substantially and may last as long as two years or more, particularly for new technologies. In addition, even after we make initial shipments of prototype products, it may take several more months to reach full production of the product. As a result of these long sales cycles, we may be required to invest substantial time and incur significant time and incure significant expenses in advance of the receipt of any product order and related revenue. If orders ultimately received significantly differ from our expectations,  we will have excess capacity that we may not be able to fill within a short period of time, resulting in lower utilization of our facility. We may have to reduce prices in order to try to sell more wafers in order to utilize the excess capacity which may adversely affect our operating results, financial condition and ability to maintain our operations.  In addition to the revenue loss, we may have difficulty adjusting our costs to align with the lower revenue since a large portion of our cost is fixed costs as common in our industry, which could harm our financial results.

Demand for our foundry services is dependent on the demand in our customers’ end markets. A decrease in demand for, or selling prices of, products that contain semiconductors may decrease the demand for our services and products and reduce our margins.

Our customers generally use the semiconductors produced in our fab in a wide variety of applications. We derive a significant percentage of our operating revenues from customers who use our manufacturing services to make semiconductors for communication devices, consumer electronics, PCs and other  electronic devices. Any significant decrease in the demand for these devices or products may decrease the demand for our services and products. In addition, if the average selling prices of communication devices, consumer electronics, PCs or other electronic devices decline significantly, we may be pressured to further reduce our selling prices, which may reduce our revenues and may reduce our margins significantly. As demonstrated by downturns in demand for high technology products in the past, market conditions can change rapidly, without apparent warning or advance notice. In such instances, our customers may experience inventory buildup and/or difficulties in selling their products and, in turn, may reduce or cancel orders for wafers from us. The timing, severity and recovery of these downturns cannot be predicted accurately or at all. When they occur, our business and profitability may suffer.

In order for demand for our wafer fabrication services to increase, the markets for the end products utilizing the integrated circutes that we manufacture must develop and expand. Because our services may be used in many new applications, it is difficult to forecast demand. If demand is lower than expected, we may have excess capacity, which may adversely affect our financial results. If demand is higher than expected, we may be unable to fill all of the orders we receive, which may result in the loss of customers and revenue.

The cyclical nature of the semiconductor industry and any resulting periodic overcapacity may lead to erosion of sale prices, may   make our business and operating results particularly vulnerable to economic downturns, and may reduce our revenues, earnings and margins.

The semiconductor industry has historically been highly cyclical and subject to significant and often rapid increases and decreases in product demand. Traditionally, companies in the semiconductor industry have expanded aggressively during periods of decreased demand in order to have the capacity needed to meet expected demand in future upturns, including through acquiring additional manufacturing facilities. If actual demand does not increase or declines, or if companies in the industry expand too aggressively, the industry may experience a period in which industry-wide capacity exceeds demand. This could result in overcapacity and excess inventories, leading to rapid erosion of average sale prices, as well as to underutilization of manufacturing facilities that as a result are unable to cover their fixed costs and other liabilities, potentially leading to such facilities to cease their operations. The prices that we can charge our customers for our services are significantly related to the overall worldwide supply of integrated circuits and semiconductor products. The overall supply of semiconductor products is based in part on the capacity of other companies, which is outside of our control. In periods of overcapacity, despite the fact that we utilize niche technologies and manufacture specialty products, we may have to lower the prices we charge our customers for our services which may reduce our margins and weaken our financial condition and results of operations. We cannot give an assurance that an increase in the demand for foundry services in the future will not lead to under-capacity, which could result in the loss of customers and materially adversely affect our revenues, earnings and margins. Analysts believe that such patterns may repeat in the future. The overcapacity, under-utilization and downward price pressure characteristic of a downturn in the semiconductor market and/or in the global economy, such as experienced several times in the past, may negatively impact consumer and customer demand for the Company’s products, the end products of the Company’s customers and the financial markets, which may affect our ability to raise funds and/or re-structure and/or re-finance our debt and/or service our other liabilities.

If we do not maintain our current customers and attract additional customers, our business may be adversely affected.

Loss or cancellation of business from, or decreases in the sales volume or sales prices to, our significant customers, or our failure to replace loss business with new customers, could seriously harm our financial results, revenue and business. Because the sales cycle for our services typically exceeds one year, if our customers order significantly fewer wafers than forecasted or if we lose customers, we will have excess capacity that we may not be able to fill within a short period of time, resulting in lower utilization of our facilities. We may have to reduce prices in order to try to sell more wafers and attract additional customers in order to utilize the excess capacity. In addition to the revenue loss that could result from unused capacity or lower sales prices, we might have difficulty adjusting our costs to reflect the lower revenue in a timely manner, which could harm our financial results.

Collectively, our top two customers accounted for 40% of our revenues in the three months ended March 31, 2014. We expect to continue to receive a significant portion of our revenue from a limited number of customers for the foreseeable future.  The loss of any one of these customers, whether due to insolvency, their unwillingness or inability to perform their obligations under their respective relationships with us, or if we are not able to renew on commercially reasonable terms any of their respective arrangements with us, may materially and negatively impact our overall business and our consolidated financial position and financial results.

If we do not maintain and develop our technology processes and services, we will lose customers and may be unable to attract new ones.

The semiconductor market is characterized by rapid change, including the following:

•	rapid technological developments;

•	evolving industry standards;

•	changes in customer and product end user requirements;

•	frequent new product introductions and enhancements; and

•	short product life cycles with declining prices as products mature.

Our ability to maintain our current customer base and attract new customers is dependent in part on our ability to continuously develop and introduce to production advanced specialized manufacturing process technologies and purchase the appropriate equipment. If we are unable to successfully develop and introduce these processes to production in a timely manner or at all, or if we are unable to purchase the appropriate equipment required for such processes, we may be unable to maintain our current customer base and may be unable to attract new customers.

The semiconductor foundry business is highly competitive; our competitors may have competitive advantages over us and our results of operations may be adversely affected if we do not successfully compete in the industry.

The semiconductor foundry industry is highly competitive. We compete with more than ten independent dedicated foundries, the majority of which are located in Asia-Pacific, including foundries based in Taiwan, China, Korea and Malaysia, and with over 20 integrated semiconductor and end-product manufacturers that allocate a portion of their manufacturing capacity to foundry operations. The foundries with which we compete benefit from their close proximity to other companies involved in the design and manufacture of integrated circuits.

As our competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity. As specialty capacity increases there may be more competition and pricing pressure on our services, which may result in underutilization of our capacity, decrease of our profit margins, reduced  earnings or increased losses.

In addition, some semiconductor companies have advanced their CMOS designs to 65 nanometer or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by our specialty process technologies. The smaller geometries  may also be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Our specialty processes will therefore compete with these processes and some of our potential and existing customers could elect to design these advanced CMOS processes into their next generation products. We are not currently capable, and do not currently plan to become capable, of providing CMOS processes at these smaller geometries. If our potential or existing customers choose to design their products using these advanced CMOS processes, our business may be negatively impacted.

In addition, many of our competitors may have one or more of the following competitive advantages over us:

•	greater manufacturing capacity;

•	geographically diversified and more advanced manufacturing facilities;

•	more advanced technological capabilities;

•	a more diverse and established customer base;

•	greater financial, marketing, distribution and other resources;

•	a better cost structure; and/or

•	better operational performance in cycle time and yields.

If we do not compete effectively, our business and results of operations may be adversely affected.

If we experience difficulty in achieving acceptable device yields, product performance and delivery times as a result of manufacturing problems, our business could be seriously harmed.

The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is constantly being modified in an effort to improve device yields, product performance and delivery times. Microscopic impurities such as dust and other contaminants, difficulties in the production process, defects in the key materials and tools used to manufacture a wafer and other factors can cause wafers to be rejected or individual semiconductors on specific wafers to be non-functional. We may experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems.

 Although we have been enhancing our manufacturing capabilities and efficiency, from time to time we have experienced production difficulties that have caused delivery delays and quality control problems, as is common in the semiconductor industry. In the past we have encountered the following problems:

•	difficulties in upgrading or expanding existing facilities;

•	unexpected breakdowns in our manufacturing equipment and/or related facility systems;

•	changing or upgrading our process technologies;

•	raw materials shortages and impurities; and

•	delays in delivery and shortages of spare parts and in maintenance of our equipment.

Should these problems repeat, we may suffer delays in delivery and/or loss of reputation, business and revenues. Any of these problems could seriously harm our operating results, financial condition and ability to maintain our operations.

If we are unable to purchase equipment and raw materials, we may not be able to manufacture our products in a timely fashion, which may result in a loss of existing and potential new customers.

To increase the production capability of our facility and to maintain the quality of production in our facility, we must procure additional equipment. In periods of high market demand, the lead times from order to delivery of manufacturing equipment could be as long as 12 to 18 months. In addition, our manufacturing processes use many raw materials, including silicon wafers, chemicals, gases and various metals, and require large amounts of fresh water and electricity. Manufacturing equipment and raw materials generally are available from several suppliers. In several instances, however, we purchase equipment and raw materials from a single source. Shortages in supplies of manufacturing equipment and raw materials could occur due to an interruption of supply or increased industry demand. Any such shortages could result in production delays that could result in a loss of existing and potential new customers which  may have a material adverse effect on our business and financial condition.

We depend on intellectual property rights of third parties and failure to maintain or acquire licenses could harm our business.

We depend on third party intellectual property in order for us to provide certain foundry services and design support to our customers. If problems or delays arise with respect to the timely development, quality and provision of such intellectual property to us, the design and production of our customers’ products could be delayed, resulting in underutilization of our capacity. If any of our intellectual property vendors goes out of business, liquidates, merges with, or is acquired by, another company that discontinues the vendor’s previous line of business, or if we fail to maintain or acquire licenses to such intellectual property for any other reason, our business may be adversely affected. In addition, license fees and royalties payable under these agreements may impact our margins and operating results.

Failure to comply with the intellectual property rights of third parties or to defend our intellectual property rights could harm our business.

Our ability to compete successfully depends on our ability to operate without infringing on the proprietary rights of others and defending our intellectual property rights. Because of the complexity of the technologies used and the multitude of patents, copyrights and other overlapping intellectual property rights, it is often difficult for semiconductor companies to determine infringement. Therefore, the semiconductor industry is characterized by frequent litigation regarding patents, trade secrets and other intellectual property rights.  We have been subject to intellectual property claims from time to time, some of which have been resolved through license agreements, the terms of which have not had a material effect on our business.

From time to time, we are a party to litigation matters incidental to the conduct of our business.  Because of the nature of the industry, we may continue to be a party to infringement claims in the future. In the event any third party were to assert infringement claims against us or our customers, we may have to consider alternatives including, but not limited to:

•	negotiating cross-license agreements;

•	seeking to acquire licenses to the allegedly infringed patents, which may not be available on commercially reasonable terms, if at all;

•
discontinuing use of certain process technologies, architectures, or designs, which could cause us to stop manufacturing certain integrated circuits if we were unable to design around the allegedly infringed patents;

•	fighting the matter in court and paying substantial monetary damages in the event we lose; or

•	seeking to develop non-infringing technologies, which may not be feasible.

Any one or several of these alternatives could place substantial financial and administrative burdens on us and hinder our business. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us or our customers against claimed infringement of the rights of others. If we fail to obtain certain licenses or if litigation relating to alleged patent infringement or other intellectual property matters occurs, it could prevent us from manufacturing particular products or applying particular technologies, which could reduce our opportunities to generate revenues.

As of March 31, 2014 we had 164 patents in force. We intend to continue to file patent applications when appropriate. The process of seeking patent protection may take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services and products will protect our intellectual property rights to the same extent as the United States. Further, we cannot assure you that we will at all times enforce our patents or other intellectual property rights or that courts will uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology, which could reduce our opportunities to generate revenues.

Effective intellectual property enforcement may be unavailable or limited in some foreign countries. It may be difficult for us to protect our intellectual property from misuse or infringement by other companies in these countries. Our inability to enforce our intellectual property rights in some countries may harm our business and results of operations.

We could be seriously harmed by failure to comply with environmental regulations.

Our business is subject to a variety of federal, state and local laws and governmental regulations relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production processes. If we fail to use, discharge or dispose of hazardous materials appropriately, or if applicable environmental laws or regulations change in the future, we could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations.

We are subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.

We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. Although we maintain insurance policies to reduce potential losses that may be caused by fire, including business interruption insurance, our insurance coverage may not be sufficient to cover all of our potential losses due to a fire. If our fab were to be damaged or cease operations as a result of a fire, and if our insurance proves to be inadequate, it may reduce our manufacturing capacity and revenues. In addition, a power outage, even of very limited duration, caused by a fire may result in a loss of wafers in production, deterioration in our fab yield and substantial downtime to reset equipment before resuming production.

Possible product returns could harm our business.

Products manufactured by us may be returned within specified periods if they are defective or otherwise fail to meet customers’ prior agreed upon specifications. Although product returns have historically been less than 1% of revenues, future product returns in excess of established provisions, if any, may have an adverse effect on our business and financial condition.

We are subject to risks related to our international operations.

We have generated  substantial revenue from customers located in Asia-Pacific and in Europe. Because of our international operations, we are vulnerable to the following risks:

•
we price our products primarily in US dollars; if the Euro, Yen or other currencies weaken relative to the US dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our revenue;

•	the burdens and costs of compliance with foreign government regulation, as well as compliance with a variety of foreign laws;

•	general geopolitical risks such as political and economic instability, international terrorism, potential hostilities and changes in diplomatic and trade relationships;

•	natural disasters affecting the countries in which we conduct our business;

•	imposition of regulatory requirements, tariffs, import and export restrictions and other trade barriers and restrictions including the timing and availability of export licenses and permits;

•	adverse tax rules and regulations;

•	weak protection of our intellectual property rights;

•	delays in product shipments due to local customs restrictions;

•	laws and business practices favoring local companies;

•	difficulties in collecting accounts receivable; and

•	difficulties and costs of staffing and managing foreign operations.

In addition, the United States and foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country. The geographical distance between the United States, Asia and Europe also creates a number of logistical and communication challenges. We cannot assure you that we will not experience any serious harm in connection with our international operations.

Our business could suffer if we are unable to retain and recruit qualified personnel.

We depend on the continued services of our executive officers, senior managers and skilled technical and other personnel. Our business could suffer if we lose the services of some of these personnel due to resignation, medical absence, illness or other reasons, and we cannot find and integrate adequate replacement personnel into our senior management,  business or operations in a timely manner. We seek to recruit highly qualified personnel and there is intense competition for the services of these personnel in the semiconductor industry. Competition for personnel may increase significantly in the future as new fabless semiconductor companies as well as new semiconductor manufacturing facilities are established. Our ability to retain existing personnel and attract new personnel is in part dependent on the compensation packages we offer. As demand for qualified personnel increases, we may be forced to increase the compensation levels and to adjust the cash, equity and other components of compensation we offer our personnel.

Our business plan is premised on the increasing use of outsourced foundry services by both fabless semiconductor companies and integrated device manufacturers for the production of semiconductors using specialty process technologies. Our business may not be successful if this trend does not continue to develop in the manner we expect.

We operate as an independent semiconductor foundry focused primarily on specialty process technologies. Our business model assumes that demand for these processes within the semiconductor industry will grow and will follow the broader trend towards outsourcing foundry operations. Although the use of foundries is established and growing for standard CMOS processes, the use of outsourced foundry services for specialty process technologies is less common and may never develop into a significant part of the semiconductor industry. If fabless companies and vertically integrated device manufacturers choose not to access independent specialty foundry capacity, the manufacture of specialty process technologies may not follow the trend of standard CMOS processes. If the broader trend to outsourced foundry services does not prove applicable to the specialty process technologies that we are focused on, our business, results of operations and cash flow may be harmed.

If we are unable to continue transitioning our product mix from standard CMOS process technologies to specialty process technologies, our business and results of operations may be harmed.

Since Jazz Semiconductor’s separation from Conexant, it has focused its research and development and marketing efforts primarily on specialty process technologies and adding new customers in the specialty field. These specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar CMOS processes and double-diffused metal oxide semiconductor processes. To be competitive, reduce our dependence on standard process technologies and successfully implement our business plan, we will need to continue to derive a significant percentage of our revenues from specialty process technologies. In order to expand and diversify our customer base, we need to identify and attract customers who will use the specialty process technologies we provide. We cannot assure you that demand for our specialty process technologies will increase or that we will be able to attract customers who use them.

In addition, because we intend to continue to focus on specialty process technologies, we do not plan to invest in the research and development of more advanced standard CMOS processes. As standard CMOS process technologies continue to advance, we will not remain competitive in these process technologies. If Jazz’s current customers switch to another foundry for standard CMOS process technologies and we are unable to increase our revenues from our specialty process technologies, Jazz’s business, results of operations and cash flows may be harmed.

Our historical financial performance may not be indicative of our future results.

Since Jazz Semiconductor’s inception, a large percentage of its revenues have primarily been derived from products manufactured using standard CMOS processes that are no longer the focus of its business. As customers design their next generation products for smaller geometry CMOS processes, they may look to other foundries to provide their requisite manufacturing capacity. As a result, we may not continue to generate the same level of revenues from our standard CMOS processes in the future as it shifts our focus and operations to our more specialized processes: advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar CMOS processes and double-diffused metal oxide semiconductor processes. If our potential or existing customers design their products using smaller geometry CMOS processes at other foundries, and we are unable to increase the revenues we derive from our specialty process technologies, our business, results of operations and cash flows may be harmed.

Failure to comply with existing or future governmental regulations by us, our manufacturing suppliers or our customers could reduce our sales, increase our manufacturing costs or require design modifications.

The semiconductors we produce and the export of technologies used in our manufacturing processes may be subject to U.S. export control and other regulations as well as various standards established by authorities in other countries. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business by reducing our sales, requiring modifications to our processes that we license to our foreign third parties, or requiring extensive modifications that may be too expensive to our customers’ products. Neither we nor our customers may export products using or incorporating controlled technology without obtaining an export license. In addition, when we face excess demand, we may be dependent on our manufacturing suppliers in China for a significant portion of our planned manufacturing capacity, and export licenses may be required in order for us to transfer technology related to our manufacturing processes to our foreign manufacturing suppliers. These restrictions may make foreign competitors facing less stringent controls on their processes and their customers’ products more competitive in the global market than we or our customers. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised from time to time. Governmental restrictions may make foreign competitors facing less stringent controls on their processes and their customers’ products more competitive in the global market than us or our customers.

We could also be adversely impacted by continued instability or negative impact on economic growth resulting from the possibility that U.S. lawmakers may fail to pass legislation to avoid mandatory government spending restrictions and/or raise the federal debt ceiling.

A significant portion of our workforce is unionized, and our operations may be adversely affected by work stoppages, strikes or other collective actions which may disrupt our production and adversely affect the yield of our fab.

A significant portion of our employees at our Newport Beach, California fab are represented by a union and covered by a collective bargaining agreement that is scheduled to expire in 2015.  We cannot predict the effect that continued union representation or future organizational activities will have on our business. We cannot assure you that we will not experience a material work stoppage, strike or other collective action in the future, which may disrupt our production and adversely affect our customer relations and operational results.

If we are unable to collaborate successfully with electronic design automation vendors and third-party design service companies to meet our customers’ design needs, our business could be harmed.

We have established relationships with electronic design automation vendors and third-party design service companies. We work together with these vendors to develop complete design kits that our customers can use to meet their design needs using our process technologies. Our ability to meet our customers’ design needs successfully depends on the availability and quality of the relevant services, tools and technologies provided by electronic design automation vendors and design service providers, and on whether Jazz, together with these providers, is able to meet customers’ schedule and budget requirements. Difficulties or delays in these areas may adversely affect our ability to meet our customers’ needs, and thereby harm our business.

If the integrated circuits we manufacture are integrated into  defective products, we may be subject to product liability or other claims and our reputation could be harmed.

Our customers integrate our custom integrated circuits into their products which they then sell to end users. If these products are used in defective or malfunctioning products, we may be subject to product liability claims, as well as possible recalls, safety alerts or advisory notices relating to the product. We cannot assure you that our insurance policies will cover specific product liability issues or that they will be adequate to satisfy claims made against Jazz in the future. Also, we may be unable to obtain insurance in the future at satisfactory rates, in adequate amounts, or at all. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business, reputation, financial condition and on our ability to attract and retain customers.

Our production yields and business could be significantly harmed by natural disasters, particularly earthquakes.

Our Newport Beach, California fab is located in southern California, a region known for seismic activity.  Due to the complex and delicate nature of our manufacturing processes, our facilities are particularly sensitive to the effects of vibrations associated with even minor earthquakes. Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel. We cannot be certain that precautions we have taken to seismically upgrade our fab will be adequate to protect our facilities in the event of a major earthquake, and any resulting damage could seriously disrupt our production and result in reduced revenues. In addition, since we have been able to achieve only a partial and limited insurance coverage from any loss that may be incurred as a result of earthquakes, any such loss exceeding our insurance coverage will have a material adverse effect on our business and financial position.

Climate change may negatively affect our business.

There is increasing concern that climate change is occurring and may have dramatic effects on human activity if no  aggressive remediation steps are taken. Public expectations with respect to  reductions in greenhouse gas emissions may result in increased energy, transportation and raw material costs.

Scientific examination of, political attention to and rules and regulations on issues surrounding the existence and extent of climate change may result in increased production costs due to increase in the prices of energy and introduction of energy or carbon tax. A variety of regulatory developments have been introduced that focus on restricting or managing emissions of carbon dioxide, methane and other greenhouse gases. Enterprises may need to purchase new equipment at higher costs or raw materials with lower carbon footprints. These developments and further legislation that is likely to be enacted may adversely affect our operations. Changes in environmental regulations, such as those on the use of per fluorinated compounds, may increase our production costs, which may adversely affect our results of operation and financial condition.

In addition, more frequent droughts and floods, extreme weather conditions and rising sea levels may occur due to climate change. For example, transportation suspension caused by extreme weather conditions may harm the distribution of our products. We cannot predict the economic impact, if any, of disasters or climate change.

Compliance with the US Conflict Minerals Law may affect our ability or the ability of our suppliers to purchase raw materials at an effective cost.

Many industries rely on materials which are subject to regulation concerning certain minerals sourced from the Democratic Republic of Congo ("DRC") or adjoining countries, which include Sudan, Uganda, Rwanda, Burundi, United Republic of Tanzania, Zambia, Angola, Congo, and Central African Republic. These minerals are commonly referred to as conflict minerals. Conflict minerals which may be used in our industry or by our suppliers include Columbite-tantalite (derivative of tantalum [Ta]), Cassiterite (derivative of tin [Sn]), gold [Au], Wolframite (derivative of tungsten [W]), and Cobalt [Co]. The SEC adopted annual disclosure and reporting requirements with respect to use of conflict minerals mined from the DRC and adjoining countries in their products. There may also be costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in our products and other potential changes to products, processes or sources of supply as a consequence of such verification activities. Although we expect that we and our vendors will be able to comply with the requirements, there can be no guarantee that we will be able to gather all the information required from our vendors. In addition, there is increasing public sentiment that companies should avoid using conflict materials from the DRC and adjoining countries. Although we believe our suppliers do not rely on such conflict materials, there can be no guarantee that we will continue to be able to obtain adequate supplies of materials needed in our production from supply chains outside the DRC and adjoining countries. A failure to obtain necessary information or to maintain adequate supplies of materials from supply chains outside the DRC and adjoining countries may delay our production, increasing the risk of losing customers and business.

Our production may be interrupted if it cannot maintain sufficient sources of fresh water and electricity.

The semiconductor manufacturing process requires extensive amounts of fresh water and a stable source of electricity. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict our access to these utilities in the area in which our fab is located. In particular, our Newport Beach, California fab is located in an area that is susceptible to water and electricity shortages. If there is an insufficient supply of fresh water or electricity to satisfy our requirements, it may need to limit or delay our production, which could adversely affect our business and operating results. Increases in utility costs would also increase our operating expenses. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production, deterioration in our fab yield and substantial downtime to reset equipment before resuming production.

Construction activities could limit or delay our production, which could adversely affect our business and operating results.

We lease our fabrication facilities and headquarters under lease contracts that may be extended until 2027, through the exercise of options at our sole discretion to extend the lease periods from 2017 to 2022 and from 2022 to 2027. In 2010, the properties were sold by Conexant to Uptown, a joint venture consisting of a fund controlled by New York-based DRA Advisors LLC and an affiliate of the Shopoff Group, a real estate investment firm based in Irvine, California.  In connection with the sale, we negotiated amendments to our operating leases that confirm our ability to remain in the fabrication facilities through 2027 as described above. In the amendments to our leases, we secured various contractual safeguards designed to limit and mitigate any adverse impact of construction activities on our fabrication operations.  Although we do not anticipate a material adverse impact to our operations, it is possible that construction activities adjacent to our fabrication facility could result in temporary reductions or interruptions in the supply of utilities to the property and that a portion or all of the fabrication facility may need to be idled temporarily during development. If construction activities limit or interrupt the supply of water, gas or electricity to our fabrication facility or cause significant vibrations or other disruptions, it could limit or delay our production, which could adversely affect our business and operating results. In addition, an unplanned power outage caused by construction activities, even of very limited duration, could result in a loss of wafers in production, deterioration in our fab yield and substantial downtime to reset equipment before resuming production. In relation to the amendment to the lease contract, we may incur substantial costs in order to reach required noise mitigation which may affect our results.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with US GAAP for the periods presented are as follows:

	Three Months Ended March 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Ratio of earnings to fixed charges	--(1)	--(2)	0.23	1.44	3.46	0.72

(1)           Earnings as adjusted were inadequate to cover fixed charges by $12.8 million in the three months ended March 31, 2014

(2)           Earnings as adjusted were inadequate to cover fixed charges by $16.1 million in 2013

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) amortization of capitalized financing expenses offset by financing expenses which were capitalized.  Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts accretion and capitalized financing expenses related to indebtedness ; and (ii) an estimate of the financing expenses component which is included in total rental expense (calculated based on a reasonable approximation of the interest factor).

USE OF PROCEEDS

The notes covered by this prospectus are being offered by certain selling security holders and not by our company.  Consequently, our company will not receive any proceeds from the sale of these notes.

SELLING SECURITYHOLDERS

Beneficial ownership and other information.

On March 25, 2014, we issued in a private placement an aggregate of $58,307,000 of our 8% senior convertible notes due December 2018 to the selling securityholders.  The notes may be converted into ordinary shares of our parent company, Tower Semiconductor, Ltd. at a conversion price of $10.07 per share.

The term “selling securityholder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the notes covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

Except as described herein, we have no material relationships with any of the selling securityholders and have not had any material relationships with any of the selling securityholders in the past three years.

Nothing in this Registration Statement shall be construed as an admission that any selling securityholder is the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any selling securityholder or other persons or entities constitute a "group", for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

Our registration of the notes covered by this prospectus does not necessarily mean that the selling securityholders will sell any or all of the notes.  Information included in the table and footnotes is based upon information provided by the selling securityholders.

Except as otherwise noted below none of the selling securityholders are broker-dealers or affiliates of broker-dealers.

Names and Addresses	Principal Amount of Notes Held and Offered by This Prospectus	Principal Amount of Notes Held After Completion of This Offering
Bulwarkbay Credit Opportunities Master Fund Ltd (1)	$5,485,000	0
Daiwa Premium Trust – Daiwa/Principal US Short Duration High Yield Bond Fund (2)	$59,000	0
Expert Investor SICAB-SIF – Astrum Fixed Income Global Credit Opportunities Fund (2)	$162,000	0
LGT Multi Manager Bond High Yield (USD) (3) (4)	$123,000	0
LGT Multi Manager Convertible Bonds Portfolio (3) (4)	$823,000	0
Northern Lights Fund Trust – Altegris Fixed Income Long Short Fund (5)	$1,041,000	0
Painting Industry Annuity Fund (2)	$38,000	0
PGI CIT Global Credit Opportunities Fund (2)	$379,000	0
Principal Funds, Inc. – Bond & Mortgage Securities Fund (2)	$2,085,000	0
Principal Funds, Inc. – High Yield Fund (2)	$32,303,000	0
Principal Global Credit Opportunities Fund (2)	$606,000	0
Principal Global Investors Collective Investment Trust – Multi-Sector Fixed Income Fund (2)	$71,000	0
Principal Global Investors Fund – High Yield Fund (2)	$947,000	0
Principal Global Investors Trust – High Yield Fixed Income Fund (2)	$258,000	0
Principal Global Opportunities Series Plc – Global Credit Alpha Fund (2)	$184,000	0
Principal Global Opportunities Series Plc – Principal Short Duration High Yield (2)	$1,218,000	0
Principal Life Insurance Company On Behalf Of One Or More Separate Accounts (Principal Life Insurance Company, DBA Bond & Mortgage Separate Account) (2)	$4,140,000	0
Principal Life Insurance Company On Behalf Of One Or More Separate Accounts (Principal Life Insurance Company, D/B/A Principal LDI Long Duration Separate Account) (2)	$159,000	0
Principal Variable Contract Funds, Inc. Balanced (2)	$10,000	0
Principal Variable Contracts Funds, Inc. – Bond & Mortgage Securities Account (2)	$230,000	0
Putnam Convertible Securities Fund (3) (6)	$2,467,000	0
Putnam Dynamic Asset Allocation Balanced Fund (3) (6)	$149,000	0
Putnam Dynamic Asset Allocation Conservative Fund (3) (6)	$102,000	0
Putnam Dynamic Asset Allocation Growth Fund (3) (6)	$144,000	0
Putnam High Income Securities Fund (3) (6)	$385,000	0
Putnam High Yield Advantage Fund (3) (6)	$776,000	0
Putnam High Yield Fixed Income Fund, LLC (3)(4)	$10,000	0
Putnam High Yield Trust (3) (6)	$1,952,000	0
Putnam Retirement Advantage GAA Growth Portfolio (3) (4)	$15,000	0
Putnam Retirement Advantage GAA Balanced Portfolio (3) (4)	$15,000	0
Putnam Retirement Income Fund Lifestyle (3) (6)	$14,000	0
Putnam Variable Trust – Putnam VT Global Asset Allocation Fund (3) (6)	$20,000	0
Putnam Variable Trust – Putnam VT High Yield Fund (3) (6)	$559,000	0
Putnam World Trust – Putnam Global High Yield Bond Fund (3)(4)	$448,000	0
RockView Short Alpha Fund Ltd. (7)	$135,000	0
RockView Trading Ltd. (8)	$271,000	0
Seasons Series Trust (Sun America) – Asset Allocation: Diversified Growth Portfolio (3)(4)	$19,000	0
Stichting Bewaarder Syntrus Achmea Global High Yield Pool (3) (4)	$397,000	0
Stichting Pensioenfonds Voor Fysiotherapeuten (3)(4)	$108,000	0
Total	$58,307,000	0

(1)           Voting power and investment power is held by BulwarkBay Investment Group LLC and Craig Carlozzi as Managing Member of BulwarkBay Investment Group LLC. The address of the selling securityholder is 15 Broad Street, 4th Floor, Boston, MA 02109.

(2)           The address of this selling securityholder is c/o Principal Global Investors, LLC, 711 High Street G26, Des Moines, Iowa 50392.  Principal Global Investors, LLC acts as investment advisor to the selling securityholder.  Principal Global Investors, LLC is an indirectly wholly-owned subsidiary of Principal Financial Group, Inc., a publicly traded company.

(3)           The address of this selling securityholder is c/o Putnam Investments, One Post Office Square, Boston, MA  02109.

(4)           The selling securityholder’s account is managed, including dispositive and voting power over the securities, by The Putnam Advisory Company, LLC, or Putnam Fiduciary Trust Company, which through a series of holding companies, are owned by Great-West Lifeco Inc., a publicly traded company.

(5)           The address of this selling securityholder is c/o RockView Management, LLC, Metro Center, One Station Place, 7th Floor, Stamford, CT 06902.

 (6)          The selling securityholder is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is managed, including dispositive power over the securities, by Putnam Investment Management, LLC, which through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company.  The selling securityholder, through its board of trustees has voting power.

(7)           The address of this selling securityholder is c/o RockView Management, LLC, Metro Center, One Station Place, 7th Floor, Stamford, CT 06902. Kevin Schweitzer is the managing member of Zabak Capital, LLC and holds sole voting and dispositive power over the securities held by RockView Short Alpha Fund Ltd. Zabak Capital, LLC is the managing member of RockView Management LLC, which is the investment manager to RockView Short Alpha Fund Ltd.  Mr. Schweitzer disclaims beneficial ownership over the securities held by RockView Short Alpha Fund Ltd.

(8)           The address of this selling securityholder is c/o RockView Management, LLC, Metro Center, One Station Place, 7th Floor, Stamford, CT 06902. Kevin Schweitzer is the managing member of Zabak Capital, LLC and holds sole voting and dispositive power over the securities held by RockView Trading, Ltd. Zabak Capital, LLC is the managing member of RockView Management LLC, which is the investment manager to RockView Trading, Ltd.  Mr. Schweitzer disclaims beneficial ownership over the securities held by RockView Trading, Ltd.

PLAN OF DISTRIBUTION

This prospectus may be used to sell the notes, from time to time, by the selling security holders:

•	through any national securities exchange or quotation system on which the notes may be listed or quoted, in the over-the-counter market, in privately negotiated transactions, or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters; and

•	at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

The selling security holders may also write options on the notes or pledge the notes.

If a selling security holder sells notes through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions.  Such compensation may be greater than customary compensation.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In connection with the initial sale of the notes, we entered into a registration rights agreement with the initial holders of the notes.  Pursuant to the registration rights agreement, we will pay the fees and expenses related to the registration statement of which this prospectus forms a part.  However, we will not pay any underwriting discounts or selling commissions related to the sale of any notes.

Pursuant to the registration rights agreement, (i) we are required to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling security holder is obligated to indemnify us and each other selling security holder against any liability with respect to any information furnished by such holder for use in this prospectus.

DESCRIPTION OF THE NOTES

The notes offered hereby were issued under the indenture (the "Indenture"), dated as of March 25, 2014, among the Company, Tower Semiconductor Ltd ,  each of the Guarantors and US Bank National Association, as trustee (the "Trustee").  The terms of the notes include those stated in the Indenture and those made part of the Indenture by references to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

The following description is only a summary of the material provisions of the Indenture.  We urge you to read the Indenture because it, not this description, defines your rights as a holder of notes.  The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under "Where You Can Find More Information."  Any capitalized terms used in the following description and not defined herein shall have the meanings ascribed to them in the Indenture.

Brief Description of the Notes

The notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any Subordinated Indebtedness of the Company;

•	are guaranteed on a senior basis by the Guarantors, each of whom is a domestic Subsidiary of the Company;

•	are convertible under certain circumstances into ordinary shares of our Parent; and

•	are subject to registration with the SEC pursuant to the Company Registration Rights Agreement.

Maturity, Interest and Principal

The Company issued the outstanding notes initially in an aggregate principal amount of $58,307,000.  The notes will mature on December 31, 2018.  We are not permitted to issue more notes under the Indenture.  Interest on the notes will accrue at the rate of 8.0% per annum and will be payable semiannually in arrears on each July 15 and January 15, to the holders of record of notes at the close of business on the June 30 and December 31, respectively, immediately preceding such interest payment date.  The first interest payment with respect to the notes will be July 15, 2014.  Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 25, 2014.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Additional interest may accrue on the notes in certain circumstances pursuant to the Company Registration Rights Agreement.

The notes are issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Trustee maintained for such purposes, at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of notes at their respective addresses set forth in the register of holders of notes. Unless otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

The notes are expected to trade in the Same-Day Funds Settlement System of DTC until maturity, and secondary market trading activity for the notes will therefore settle in same-day funds.

Sinking Fund

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the notes and the guarantees thereof will be unsecured and will rank pari passu in right of payment to the other unsecured senior indebtedness of the Company and the Guarantors, as the case may be. The notes will effectively rank junior to any of the Company's existing and future secured debt to the extent of the value of the assets securing such debt. As of March 31, 2014, the notes ranked (1) equally with approximately $49 million of the Company's other unsecured senior debt and (2) effectively junior to up to $19 million borrowings under the Wells Fargo credit line.

Subordinated Indebtedness versus Notes

The indebtedness evidenced by the notes and the guarantees thereof will rank senior in right of payment to the Subordinated Indebtedness of the Company and the Guarantors, as the case may be.  As of March 31, 2014, neither the Company nor any of the Guarantors had Subordinated Indebtedness.

Guarantees

The Guarantors will fully and unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. The Guarantors are the United States subsidiaries of the Company.

Notwithstanding the foregoing, in the event that any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the applicable Guarantor under its Guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

Each Guarantor that makes a payment or distribution under its guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor determined in accordance with GAAP.

The guarantee of a Guarantor will be released:

(1)  in connection with any direct or indirect sale, conveyance or other disposition of the Capital Stock of that Guarantor (including by way of merger or consolidation) following which such Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale is made as permitted by the Indenture;

(2)  if such Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

(3)  upon discharge or defeasance of the Indenture in compliance with its terms; or

(4)  if the Company properly designates any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture.

Conversion Privilege

Subject to and upon compliance with the applicable provisions of the Indenture, each Holder shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Holder’s Notes at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date, at an initial Conversion Rate (subject to adjustment as provided in the Indenture, the “Conversion Rate”) of 99.3049 Ordinary Shares per $1,000 principal amount of Notes.  Upon conversion of any Notes, the Company shall deliver to the converting Holder cash, Ordinary Shares issued and provided to it by the parent company or a combination thereof, at the Company’s election, as described in the Indenture and subject to adjustment as set forth below (the Company’s obligation to deliver such consideration being herein called the “Conversion Obligation” and such consideration being herein called the “Conversion Consideration”).

To convert a Note that is represented by a Certificated Note, a Holder must (1) complete and manually sign a Conversion Notice, a form of which is on the back of the Note, and deliver such Conversion Notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) if required, furnish appropriate endorsement and transfer documents, (4) if required, pay all transfer or similar taxes and (5) if required, pay cash equal to the amount of interest due on the next Interest Payment Date for such Note. If a Holder holds a beneficial interest in a Global Note, to convert such beneficial interest, such Holder must comply with requirements (4) and (5) as set forth in the immediately preceding sentence and comply with the Applicable Procedures of the Depositary for converting a beneficial interest in a Global Note.  The first date on which all of the requirements set forth in the first sentence of this paragraph (in the case of a Certificated Note) or the second sentence of this paragraph (in the case of a Global Note or a beneficial interest therein) have been satisfied is referred to in the Indenture as the “Conversion Date ;” provided, however, that so long as the Ordinary Shares are listed for trading on the Tel Aviv Stock Exchange, if the Conversion Date for any Note conversion would otherwise be deemed to occur on a record date of a Parent Company Event, or the Ex-Date with respect thereto if the Ex-Date occurs prior to the record date, then the Conversion Date for such Note conversion shall instead be deemed to occur on the Business Day immediately following such record date or Ex-Date, as the case may be.  The Conversion Agent shall, within one (1) Business Day of any Conversion Date, provide notice to the Company and Parent, as set forth in the Indenture, of the occurrence of such Conversion Date.

A Note shall be deemed to have been converted immediately prior to the Close of Business on the Conversion Date.  Subject to the terms of the Indenture, the Company will pay or deliver, as the case may be, the Conversion Consideration on the third Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, or on the third Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method.  If any Ordinary Shares are due to converting Holders, the parent company will issue or cause to be issued and the Company shall deliver to the Conversion Agent or such Holder, or such Holder’s nominee or nominees, certificates or book-entry transfer through the Depositary for the full number of Ordinary Shares to which such Holder shall be entitled in satisfaction of the Company’s Conversion Obligation.

A Holder receiving Ordinary Shares upon conversion shall not be entitled to any rights as a holder of Ordinary Shares, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the Close of Business on (i) the Conversion Date (if the Company elects to satisfy the Conversion Obligation by Physical Settlement) or (ii) the last Trading Day of the Observation Period (if the Company elects to satisfy the Conversion Obligation by Combination Settlement).  Upon conversion of Notes by a Holder, such Person shall no longer be a Holder of such Notes surrendered for conversion.

No payment or adjustment will be made for dividends on, or other distributions with respect to, any Ordinary Shares issued upon conversion of a Note except as provided in the Indenture.  Upon conversion of a Note, a Holder will not receive, except as described below, any cash payment representing accrued and unpaid interest (including any Additional Interest).  Instead, accrued and unpaid interest (including any Additional Interest) will be deemed paid in full by the cash, Ordinary Shares or a combination thereof, received by the Holder upon conversion.  Delivery to the Holder of such cash and Ordinary Shares shall be deemed to satisfy (1) the Company’s obligation to pay the principal amount of a Note, and (2) the Company’s obligation to pay any accrued and unpaid interest (including any Additional Interest) on the Note from the last Interest Payment Date to the Conversion Date.  As a result, upon conversion of a Note, accrued and unpaid interest (including any Additional Interest) on such Note to, but not including, the Conversion Date is deemed paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the previous paragraph, if Notes are converted after the Close of Business on a Regular Record Date but prior to the next succeeding Interest Payment Date (other than the Regular Record Date immediately preceding the Maturity Date), Holders of such Notes at the Close of Business on such Regular Record Date will receive the interest payable (including Additional Interest) on such Notes on the corresponding Interest Payment Date notwithstanding the conversion.  Such Notes, upon surrender for conversion, must be accompanied by cash or immediately available funds equal to the amount of interest (including any Additional Interest) payable on such Interest Payment Date on the Notes so converted;  provided  that no such payment need be made (i) if the Company has specified a Repurchase Date that is after a Regular Record Date but on or prior to the next succeeding Interest Payment Date or (ii) with respect to any Notes converted after the Regular Record Date immediately preceding the Maturity Date.

If a Holder converts more than one Note at the same time, the number of Ordinary Shares, the amount of cash, if any, and the amount of cash delivered in lieu of fractional shares, if any, due upon conversion shall be determined based on the aggregate principal amount of the Notes converted.

Upon conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as the reduction of the principal amount represented thereby.  Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount to the unconverted portion of the Note surrendered.

Subject to the terms of the Indenture, upon conversion of any Note, the Company shall pay or deliver, as the case may be, either cash (“Cash Settlement”), Ordinary Shares together with cash in lieu of delivering any fractional shares in accordance with the provisions described below (“Physical Settlement”), or a combination of cash and Ordinary Shares together with cash in lieu of delivering any fractional shares (“Combination Settlement”), at its election as set forth blow.  Each of Cash Settlement, Physical Settlement and Combination Settlement is a “Settlement Method.”

The same Settlement Method shall be used for all conversions occurring on the same Conversion Date.  The Company shall not have any obligation to use the same Settlement Method with respect to conversions with that occur on different Conversion Days, except that the same Settlement Method shall be used for all conversions occurring on or after the 24th Scheduled Trading Day immediately preceding the Maturity Date.

If the Company elects a Settlement Method in respect of a Conversion Date, the Company shall provide notice (the “Settlement Notice”) of such Settlement Method and the Specified Dollar Amount or Cash Percentage, as applicable, in respect of such Conversion Date by informing the Trustee, the converting Holders, through the Trustee, and the Depositary no later than the Close of Business on the Trading Day immediately following the relevant Conversion Date (or, in the case of any conversions occurring on or after the 24th Scheduled Trading Day immediately preceding the Maturity Date, no later than the 24th Scheduled Trading Day immediately preceding the Maturity Date).  If the Company elects Combination Settlement, but does not timely notify converting Holders of the Specified Dollar Amount, such Specified Dollar Amount will be deemed to be $1,000.  If the Company does not timely provide Settlement Notice, it will be deemed to have elected Physical Settlement in respect of the Conversion Obligation.

Subject to the terms of the Indenture, with respect to any conversion of Notes by means of a Combination Settlement (other than a Net Share Settlement), the Company may specify, rather than a Specified Dollar Amount, a percentage of the Daily Settlement Amount that will be settled in cash (the “Cash Percentage”) by specifying such Cash Percentage in the Settlement Notice.

At any time on or prior to the 24th scheduled Trading Day prior to the Maturity Date, the Company may irrevocably elect (a “Net Share Settlement Election”) to satisfy the Conversion Obligation with respect to any Notes to be converted after the date of such election by delivering cash up to the aggregate principal amount of Notes to be converted, and Ordinary Shares, Cash or a combination thereof in respect of the remainder, if any, of the Conversion Obligation (“Net Share Settlement”).  A Net Share Settlement is one type of Combination Settlement.  The Company may make a Net Share Settlement Election at its sole discretion without the consent of the Holders.  Upon making a Net Share Settlement Election, the Company will promptly (i) use reasonable efforts to post such information on its website or otherwise publicly disclose such information and (ii) provide written notice to the Holders by mailing such notice to Holders at their address in the Register (in the case of a Certificated Note), or through the facilities of the Depositary (in the case of a Global Note).

The Conversion Consideration in respect of the conversion of any Notes will be computed as follows:

(i)
if the Company elects Physical Settlement, the Company will deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of Ordinary Shares equal to the Conversion Rate in effect on the Conversion Date;

(ii)
if the Company elects Cash Settlement, the Company will pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days during the applicable Observation Period; and

(iii)
if the Company elects (or is deemed to have elected) Combination Settlement (including Net Share Settlement), the Company will pay or deliver, as the case may be, to the converting Holder in respect of each $1,000 principal amount of Notes being converted a combination of cash and Ordinary Shares in an amount equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the applicable Observation Period.

The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period.  Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash deliverable (including cash in lieu of fractional shares), the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash deliverable (including cash in lieu of fractional shares).  In calculating the Daily Settlement Amounts, the Conversion Rate on any day shall be appropriately adjusted to take into account the occurrence on or before such Trading Day of any event that would require an adjustment to the Conversion Rate as set forth below.  The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

Fractional Ordinary Shares will not be issued upon conversion of a Note.  Instead, the Company shall pay cash in lieu of fractional shares based on the Closing Sale Price of Ordinary Shares on the Trading Day prior to the applicable Conversion Date (if the Company elects to satisfy the Conversion Obligation by Physical Settlement) or the Closing Sale Price of the Ordinary Shares on the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the Conversion Obligation by Combination Settlement).

If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any Ordinary Shares upon the conversion.  However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name.  The Conversion Agent may refuse to deliver the certificates representing Ordinary Shares being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because Ordinary Shares are to be delivered in a name other than the Holder’s name.  Except as expressly provided in the Indenture, the Company will not pay any taxes on behalf of the Holder.

Parent shall reserve out of its authorized but unissued Ordinary Shares a sufficient number of Ordinary Shares to permit the delivery in respect of all outstanding Notes of the number of Ordinary Shares due upon conversion.  Parent shall be obligated to provide to the Company, upon the conversion of any Note, sufficient Ordinary Shares to permit the Company to satisfy its conversion obligation in respect of such Note.  All Ordinary Shares delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.  The Company and Parent will comply with all federal and state securities laws regulating the offer and delivery of Ordinary Shares upon conversion of Notes, if any, and Parent shall list or cause to have quoted such Ordinary Shares on each national securities exchange or in the over-the-counter market or such other market on which Ordinary Shares then listed or quoted.  In addition, if any Ordinary Shares that would be issuable upon conversion of Notes under the Indenture require registration with or approval of any governmental authority before such Ordinary Shares may be issued upon such conversion, Parent will cause such Ordinary Shares to be duly registered or approved, as the case may be.

The Conversion Rate shall be adjusted (in each case, according to the applicable formula set forth in Section 11.07 of the Indenture), at any time and from time to time while any of the Notes are outstanding, by the Company if any of the following events occur:

(a)	If the Parent issues dividends or makes distributions on Ordinary Shares payable in Ordinary Shares, or if the Parent subdivides, combines or reclassifies Ordinary Shares;

(b)
If the Parent distributes or issues to all or substantially all holders of Ordinary Shares any rights, options or warrants (other than pursuant to a stockholder rights plan, provided  that such rights plan provides for the issuance of such rights with respect to the Ordinary Shares issued upon conversion of the Notes) to purchase Ordinary Shares for a period expiring within 60 days after the record date for such distribution at a per share price less than the average of the Closing Sale Prices of Ordinary Shares for the five consecutive Trading Days ending on and including the Trading Day immediately preceding the public announcement of such distribution or issuance;

(c)
If the Parent distributes to all or substantially all holders of Ordinary Shares, any of its Capital Stock, assets (including shares of any Subsidiary of the Parent or business unit of the Parent) or debt securities or rights to purchase securities of the Parent (excluding (i) any dividends or distributions described above in clause (a), (ii) any rights, options or warrants described above in clause (b), (iii) any dividends or other distributions described below in clause (d) and (iv) the initial distribution of rights issued pursuant to a stockholder rights plan;  provided  that such rights plan provides for the issuance of such rights with respect to the Ordinary Shares issued upon conversion of the Notes);

(d)
If the Parent distributes dividends or makes other distributions paid entirely in cash to all or substantially all holders of Ordinary Shares, other than (i) distributions described below in clause (e) or (ii) any dividend or distribution in connection with the Parent’s liquidation, dissolution or winding up; or

(e)
If the Parent or any of its Subsidiaries makes any payment in cash or other consideration in respect of a tender offer or exchange offer for Ordinary Shares, where such cash and the value of any such other consideration per Ordinary Share validly tendered or exchanged exceeds the Closing Sale Price of Ordinary Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Change of Control

Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to but excluding the date of repurchase (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall provide notice to each Holder with a copy to the Trustee containing all information material to the Holders’ decision to tender notes, including, without limitation, the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is mailed or delivered (the “Change of Control Payment Date”).

Notwithstanding the foregoing, if the acquiring person in the Change of Control transaction (i) is a corporation or limited liability company formed and validly existing under the laws of the United States of America or any State thereof or any member country of the European Union and (ii) the corporate family rating of the acquiring person is Investment Grade, the Company may elect to pay all of the Change in Control Payment in such acquiring person’s Common Equity or American Depositary Shares that have been (x) registered under the Securities Act and with any U.S. governmental authority under any state law or any other federal law that is necessary for such shares to be validly issued or delivered, and (y) approved for listing on a U.S. national securities exchange, the London Stock Exchange or the Frankfurt Stock Exchange.  The Company shall provide notice of such election, at the time it provides notice to the holders of the Change of Control Offer.  If such election is made, on the Change of Control Payment Date, the Company shall deliver to holders tendering Notes in connection with such Change of Control Offer the number of shares of Common Equity or American Depositary Shares of such acquiring person equal to the Change of Control Payment payable to such holder divided by 97% of the Current Market Price of such acquiring person’s Common Equity or American Depositary Shares.

Certain Covenants

The Indenture contains the following covenants, among others:

Limitation on Restricted Payments

(a) Neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly:

(i)       pay any dividend or make any distribution on account of any Equity Interests of the Company other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(ii)       purchase, redeem or otherwise acquire or retire for value any of the Company’s Equity Interests or any Subordinated Indebtedness, other than (x) Subordinated Indebtedness within one year of the stated maturity date thereof and (y) any such Equity Interests or Subordinated Indebtedness owned by the Company or by any Restricted Subsidiary;

(iii)       pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(A)           to the Company or any Restricted Subsidiary; or

(B)           to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

(iv)       make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company is able to incur at least $1.00 of additional Indebtedness in compliance with clause (a) of the covenant description under “-Limitation on Incurrence of Indebtedness;” and

(3)           such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, is less than the sum of:

(A)           50% of the aggregate amount of the Consolidated Net Income accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(B)           an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the fair market value of any property or assets received by the Company from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (other than Equity Interests sold to any of the Company’s Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Company or a Subsidiary) incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange thereof into Qualified Capital Stock (less the amount of any cash, or the fair market value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(C)           if any Unrestricted Subsidiary is designated by the Company as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by the Company or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Company or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3) less amounts received by the Company or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

(D)           100% of any cash dividends and other cash distributions received by the Company and the Company’s Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in Consolidated Net Income; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Company or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3); plus

(E)           to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of the Company and the Company’s Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to the Company or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment, not to exceed the amount of such Restricted Investment so made.

(b)          The foregoing provisions will not prohibit the following (provided that with respect to clause (6) below, no Default or Event of Default shall have occurred and be continuing):

(1)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions hereof;

(2)           the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of the Company in exchange for, or out of the net proceeds of the substantially concurrent issue or sale of, Equity Interests (other than Disqualified Stock) of the Company (other than Equity Interests (other than Disqualified Stock) issued or sold to any Subsidiary) or (y) Subordinated Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary (A) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock, (B) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under clause (b)(9) of the covenant described under “-Limitation on Incurrence of Indebtedness” or other Indebtedness permitted to be incurred under “-Limitation on Incurrence of Indebtedness” or (C) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case with respect to Subordinated Indebtedness redeemed, repurchased, retired or acquired under this clause (C), to the extent required by the agreement governing such Subordinated Indebtedness but only if the Company shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with “-Limitation on Asset Sales” or “-Change of Control”, as applicable, and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(3)           the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with “-Limitation on Incurrence of Indebtedness;”

(4)           repurchases or other acquisitions of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(5)           Restricted Payments in an amount not to exceed $2.0 million;

(6)           the purchase of Equity Interests or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests of the Company held by any existing or former employees, management or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases pursuant to this clause (6) during any calendar year will not exceed $1.0 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years);

(7)           the purchase of fractional shares of Capital Stock of the Company arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions or the payment of cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(8)           in connection with any acquisition by the Company or by any of its Restricted Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company or any Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn-outs and similar obligations);

(9)           the honoring of any conversion request by a holder of any convertible Indebtedness that is convertible into Capital Stock of the Company or its Restricted Subsidiaries and the making of cash payments in lieu of fractional shares in connection with any conversion of convertible Indebtedness in accordance with the terms of any convertible Indebtedness; and

(10)         payments or distributions to stockholders in an amount not to exceed $1.0 million pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary.

(c)           Restricted Payments made pursuant to clause (a) of this covenant and clause (b)(1) of this covenant shall be included as Restricted Payments in any computation made pursuant to clause (3) of paragraph (a) of this covenant. Restricted Payments made pursuant to clauses (b)(2) through (10) of this covenant shall not be included as Restricted Payments in any computation made pursuant to clause (3) of paragraph (a) of this covenant.

(d)           If the Company or any Restricted Subsidiary makes a Restricted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (3) of Section 4.07(a) or under any other provision of this Section 4.07 (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

(e)           For purposes of determining compliance with this covenant, (i) the amount of any Restricted Payment shall be counted only once, and (ii) if a Restricted Payment (A) meets the criteria of more than one of the categories described in clauses (1) through (10) of paragraph (b) of this covenant, or (B) is permitted to be made pursuant to paragraph (a) of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (10) of paragraph (b) of this covenant, or (C) meets the criteria of one or more of the categories of Permitted Investments and is also permitted to be made pursuant to paragraph (a) of this covenant and/or also meets the criteria of one or more categories described in clauses (1) through (10) of paragraph (b) of this covenant, the Company shall, in its sole discretion, divide and classify such Restricted Payment in any manner that complies with this covenant and may from time to time reclassify such Restricted Payment in any manner in which such item could be incurred at the time such Restricted Payment was made.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)       The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distribution to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

(2)           make loans or advances to the Company or any of its Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Subsidiaries.

(b)           The foregoing limitations shall not apply to any such encumbrances or restrictions existing under or by reason of:

(1)           Existing Indebtedness and existing agreements as in effect on the Issue Date;

(2)           applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a governmental authority;

(3)           pursuant to an agreement existing at the time a Person became a Restricted Subsidiary or property is acquired by the Company or any Restricted Subsidiary (including those existing by reason of Acquired Debt); provided, however, that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary or such property being acquired and are not applicable to the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(4)           by reason of customary nonassignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices;

(5)           Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being Refinanced;

(6)           this Indenture and the Notes or by the Company’s other Indebtedness ranking pari passu with the Notes; provided that such restrictions are no more restrictive taken as a whole than those imposed by this Indenture and the Notes;

(7)           any Credit Facility;

(8)           any agreement, contract or instrument entered into in connection with Permitted Liens to the extent imposing restrictions on the assets subject to such Liens;

(9)           any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary’s Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of this Indenture;

(10)         secured Indebtedness otherwise permitted to be incurred by this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(11)         customary provisions in joint venture agreements and other similar agreements which are applicable to the Equity Interests of such joint venture;

(12)         Purchase Money Indebtedness permitted under the covenant described under “-Limitation on Incurrence of Indebtedness” that imposes restrictions of the type described in clause (3) of paragraph (a) of this covenant on the property so acquired;

(13)         any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) of paragraph (b) of this covenant; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(14)         under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary permitted under the covenant described under “-Limitation on Incurrence of Indebtedness” which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries; or

(15)         any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

Limitation on Incurrence of Indebtedness

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any of its Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, the Company and any Guarantor may incur Indebtedness (including Acquired Debt and the issuance of Disqualified Stock) and any Guarantor may issue Preferred Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests and the application of the net proceeds thereof on a pro forma basis, the Company’s Fixed Charge Coverage Ratio is not less than 2.5 to 1.0 and no Default or Event of Default would occur as a consequence of such incurrence or be continuing following such incurrence.

(b)           The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

(1)           Indebtedness represented by the Notes issued on the Issue Date and the related Guarantees;

(2)           Indebtedness of the Company or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any time outstanding not to exceed the excess of (x) $70.0 million over (y) the aggregate principal amount of Indebtedness under the Credit Facilities permanently repaid pursuant to clause (1) of paragraph (b) under “-Limitation on Asset Sales;”

(3)           (x) Indebtedness among the Company and its Restricted Subsidiaries; provided that any such Indebtedness owed by the Company or a Guarantor to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the prior payment in full of the Notes or the Guarantees, as applicable, and (y) Preferred Equity Interests of a Restricted Subsidiary held by the Company or a Restricted Subsidiary; provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by the Company or a Guarantor;

(4)           Existing Indebtedness;

(5)           Indebtedness consisting of Purchase Money Indebtedness in an aggregate principal amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (9) below in respect of Indebtedness incurred pursuant to this clause (5)) not to exceed $9.0 million outstanding at any time;

(6)           Hedging Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure of the Company and its Restricted Subsidiaries and not for speculative purposes;

(7)           Foreign Currency Obligations of the Company or any of its Restricted Subsidiaries entered into to manage exposure of the Company and its Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(8)           Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, bank guarantees or letters of credit of the Company or any Restricted Subsidiary or surety or appeal bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with a Permitted Business;

(9)           the incurrence by the Company or any Restricted Subsidiary of Indebtedness Refinancing, in whole or in part, Indebtedness referred to in Section 4.09(a) or in clause (1), (4) or (5) above or this clause (9) (“Refinancing Indebtedness”); provided, however, that:

(A)         the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so Refinanced and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)          the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being Refinanced;

(C)          if the Indebtedness being Refinanced is subordinated in right of payment to the Notes and the Guarantees, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(D)          if the Indebtedness to be Refinanced was the obligation of the Company or Guarantor, such Indebtedness shall not be incurred by any of its Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so Refinanced;

(10)         additional Indebtedness in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(11)         the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(12)         the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(13)         Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $5.0 million;

(14)         customary purchase price adjustments (including earn-outs) and indemnifications and similar obligations in connection with acquisition or disposition of stock or assets; and

(15)         guarantees to suppliers, licensors or franchisees (other than guarantees of Indebtedness) in the ordinary course of business.

(c)           For purposes of determining compliance with this covenant, (1) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (2) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) of paragraph (b) of this covenant or is permitted to be incurred pursuant to paragraph (a) of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (15) of paragraph (b) of this covenant, the Company shall, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification.

(d)          Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class, the accumulation of dividends on Disqualified Stock or Preferred Equity Interests of a Restricted Subsidiary (to the extent not paid), and the payment of dividends on Disqualified Stock or Preferred Equity Interests of Restricted Subsidiaries in the form of additional shares of the same class shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.  Any increase in the amount of Indebtedness solely by reason of currency fluctuations shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.  A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.

(e)           The amount of Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the Company or any Restricted Subsidiary, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured.

(f)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Limitation on Asset Sales

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)           the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale (such fair market value to be determined by (i) an executive officer of the Company or such Subsidiary if the value is less than $5.0 million or (ii) in all other cases by a resolution of the Board of Directors of the Company (or of a committee appointed thereby for such purposes));

(2)           at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities received at the closing of such Asset Sale; and

(3)           the Company delivers Officers’ Certificate to the Trustee certifying that clauses (1) and (2) above have been complied with.

For purposes of clause (2) above, the following shall be deemed to be cash received at closing:

(A)         the amount (without duplication) of any Indebtedness or other liabilities (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or liability,

(B)          the amount of any obligations or securities received from such transferee that are within 180 days converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(C)          the fair market value (determined in good faith by the Board of Directors of the Company) of any assets received by the Company or any Restricted Subsidiary to be used by the Company or any Restricted Subsidiary in a Permitted Business.

(b)           If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom, at the Company’s election, to:

(1)           repay, prepay, purchase, redeem or otherwise retire Indebtedness under any Credit Facility, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility in an amount equal to the principal amount so prepaid;

(2)           (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by the Company or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); or

(3)           any combination of (1) and (2).

(c)           Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in paragraph (b) of this covenant within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365 day period shall constitute “Excess Proceeds.”

Limitation on Transactions with Affiliates

(a)           The Company shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Company’s or any Restricted Subsidiary’s properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; provided that such transaction shall be deemed to be on terms at least as favorable as terms that could have been obtained in a comparable transaction with an unrelated Person (i) if the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent certified public accounting firm, which may be the Company’s auditors, as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view or (ii) if such transaction is approved by the members of (x) the Board of Directors of the Company or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or the Nasdaq Stock Market; and

(2)           if such Affiliate Transaction involves aggregate payments in excess of $5.0 million, either (i) such Affiliate Transaction has been approved by a resolution of the members of (x) the Board of Directors of the Company or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or the Nasdaq Stock Market, (ii) the Company or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view or (iii) the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent certified public accounting firm, which may be the Company’s auditors, as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

(b)           Notwithstanding the foregoing, the following shall, in each case, not be deemed Affiliate Transactions:

(1)           the payment of compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and the reimbursement of expenses of, directors and management of the Company and its Subsidiaries;

(2)           indemnification or similar arrangements for officers, directors, employees or agents of the Company or any of its Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(3)           transactions between or among the Company and its Restricted Subsidiaries;

(4)           Restricted Payments permitted by “-Limitations on Restricted Payments” and Permitted Investments (other than transactions with a Person that is an Affiliate other than as a result of such Investment);

(5)           any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of the Company or Restricted Subsidiaries, on the other hand;

(6)           any agreements or arrangements in effect on the Issue Date and described in the Exchange Agreement and any modifications, extensions or renewals thereof that are no less favorable to the Company or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the Issue Date;

(7)           so long as it complies with clause (1) of paragraph (a) of this covenant, customary transactions with suppliers or purchasers or sellers of goods or services in the ordinary course of business;

(8)           transactions with Persons who are Affiliates of the Company solely as a result of the Company’s or a Restricted Subsidiary’s Investment in such Person;

(9)           loans and advances to directors, employees or officers made in the ordinary course of business in compliance with applicable laws, provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

(10)         the entering into, maintaining and performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or other similar arrangement, in each case in the ordinary course of business, for or with any employee, officer or director, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans; and

(11)         so long as it complies with clause (1) of paragraph (a) of this covenant, a Consolidated Group Transaction.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (the “Initial Lien”) on any asset now owned or hereafter acquired by the Company or any Restricted Subsidiary, or on any income or profits therefrom, except Permitted Liens unless provision is made so that the Notes are or will be secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis for so long as such other Indebtedness is secured by such Liens.  Any Lien created to secure the Notes pursuant to this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien and the Company may take such action, if any, as is necessary to memorialize such release and discharge.

Additional Subsidiary Guarantees

If the Company or any of its Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date, then such Domestic Restricted Subsidiary shall become a Guarantor and shall, within thirty (30) days after such Domestic Restricted Subsidiary was acquired or created (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Limitation on repayment and exchanges of Existing Notes

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, exchange, purchase or otherwise acquire or retire for value any Existing Notes for consideration that is not solely cash on terms more favorable to the holders thereof than the terms set forth in the Exchange Agreement unless such terms are offered to be paid or agreed to be paid to all Holders of the Notes that are (i) QIBs, (ii) located outside of the United States or (iii) IAIs and, in each case, that agree to have their Notes exchanged, purchased or otherwise acquired or retired in the time frame set forth in the solicitation documents relating to such exchange, purchase, acquisition or retirement.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value any Existing Notes for cash consideration in excess of (i) $1,000 per $1,000 principal amount of the Existing Notes to be so purchased, redeemed, acquired or retired, plus accrued and unpaid interest thereon, and (ii) the then applicable redemption price of the Existing Notes, plus accrued and unpaid interest on the principal thereof, whichever is greater.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, each of the Company and Parent shall furnish to the Trustee and the Holders of Notes, within 15 days after it is or would be required to be filed with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K or 20-F, as applicable, if the Company or Parent was required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Company or Parent, respectively, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K or 6-K, as applicable, if the Company or Parent were required to file such reports; provided, however, that to the extent such reports are filed with the Commission and publicly available, such reports shall be deemed to have been furnished to the Trustee and the Holders and no additional copies need be provided to the Trustee or to the Holders of the Notes; provided, further, that the Trustee shall not be responsible for determining whether the filing of such reports has occurred.  The Company and Parent will file the foregoing information with the Commission to the extent that the Commission is accepting such filings.  In addition, for so long as any Notes remain outstanding during any period when the Company is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the Commission with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation or Sale of Assets

(c)           The Company shall not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to, another Person unless:

(1)           the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company ) or to which such sale, assignment, transfer, lease, conveyances or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that if the surviving Person is a limited liability company or limited partnership, such entity shall also form a co-Company that is a corporation;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company), including any co-Company, or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all of the Company’s obligations under the Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists;

(4)           the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such merger, consolidation, sale or transfer and such supplemental indenture comply with the Indenture; and

(5)           the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have a Fixed Charge Coverage Ratio after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Company’s Fixed Charge Coverage Ratio immediately preceding the transaction or (B) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) under “-Limitation on Incurrence of Indebtedness.”

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which property and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d)           Notwithstanding the foregoing clause (5) of paragraph (a) above:

(1)           any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary; and

(2)           the Company may merge with a Restricted Subsidiary solely for the purpose of reincorporating the Company in any state of the United States or the District of Columbia so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

(e)           Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the Indenture) shall not, and the Company shall not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity) any Person other than the Company or a Guarantor (in each case, other than in accordance with “-Limitation on Asset Sales”) unless:

(1)           the Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) expressly assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the Indenture;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           the Guarantor shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such merger, consolidation, sale or transfer and such supplemental indenture comply with the Indenture.

Events of Default

Each of the following constitutes an “Event of Default” under the Indenture:

(a)           default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b)           default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c)           failure by the Company to comply with its obligations to convert the Notes in accordance with the Indenture upon exercise of a Holder’s conversion right, and such failure continues for three Business Days;

(d)           failure to comply with the provisions described under “-Merger, Consolidation or Sale of Assets;”

(e)           failure to comply with any obligations under the provisions described under “-Limitation on Asset Sales” or “-Change of Control” (other than a failure to purchase Notes duly tendered to the Company for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer);

(f)           default under any other provision of the Indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(g)          default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company and any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company and any of its Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in the agreements or instruments governing such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $5.0 million or more;

(h)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company and any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains undischarged after such 30 day period, aggregates $5.0 million or more;

(i)            failure by the Company and any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $5.0 million or more, which judgments remain unsatisfied or undischarged for any period of 30 consecutive days during which a stay of enforcement of such judgments shall not be in effect;

(j)            any Guarantee of a Significant Subsidiary of the Company shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee;

(k)           the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; and

(l)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (i) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case; (ii) appoints a custodian of the Company or any Significant Subsidiary of the Company or for all or substantially all of the property of the Company or any Significant Subsidiary of the Company; or (iii) orders the liquidation of the Company or any Significant Subsidiary of the Company, and the order or decree remains unstayed and in effect for 60 consecutive days.

If any Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes by written notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (k) or (l) above with respect to the Company, all outstanding Notes shall become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

Notwithstanding the foregoing, the sole remedy for an Event of Default relating to the failure by the Company to comply with its obligations described under “-Reports” and for any failure by the Company to comply with the requirements of TIA §314(a)(1), shall for the first 120 days after the occurrence and during the continuance of such an Event of Default consist exclusively of the right to receive special interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes then outstanding (the “Special Interest”). The Special Interest will be in addition to any Additional Interest that may accrue and be payable under the Company Registration Rights Agreement and will be payable in the same manner as Additional Interest accruing under the Company Registration Rights Agreement. The Special Interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with “-Reports” or the failure to comply with the requirements of TIA §314(a)(1) first occurs to but not including the 120th day thereafter (or such earlier date on which the Event of Default relating to such obligations shall have been cured or waived). After the 120th day (or earlier, if such Event of Default is cured or waived on or before such 120th day), such Special Interest will cease to accrue and, if such Event of Default has not been cured or waived prior to such 120th day, then the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest and Special Interest on all such Notes to be due and payable immediately.

Holders of a majority in aggregate principal amount of then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose hereof; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail (or, if the Notes are held in book-entry form, send by electronic transmission) to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

No liability for Certain Persons

No director, owner, officer, employee, incorporator, manager or stockholder of the Company, the Guarantors, Parent or any Affiliates of the Company, Guarantors or Parent, as such, shall have any liability for any obligations of the Company, the Guarantors, Parent or any Affiliates of the Company, Guarantors or Parent under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance or Covenant Defeasance of Indenture

The Company may, at the option of its Board of Directors, at any time, elect to have all obligations discharged with respect to all outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and to have satisfied all its other obligations under such Notes and the Indenture, except for:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(b) the Company’s obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the Notes, require paying agents (if other than the Trustee) to agree that any money held in respect of such payments will be held in trust for the benefit of the Holders, provide the Trustee (if not the Registrar) with lists of Holders of the Notes and refrain from issuing exchange notes to replace Notes that have been paid, redeemed or delivered to the Trustee for cancellation;

(c) the rights, powers, trust, duties and immunities of the Trustee under the Indenture, and the Company’s obligations in connection therewith; and

(d) the legal defeasance provisions of the Indenture.

In addition, the Company may, at the option of its Board of Directors, at any time, elect to be released from its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "—Change of Control", "—Certain Covenants" and “-Merger, Consolidation or Sale of Assets” above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("Covenant Defeasance").

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Company shall irrevocably have deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(b)           in the case of a Legal Defeasance election, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of Covenant Defeasance election, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)           the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit made by the Company under clause (a) above was not made by the Company with the intent of preferring the Holders of the Notes over any of its other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

(g)           the Company shall have delivered to the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance (as the case may be) relating to the Notes have been complied with as contemplated by the Indenture.

Satisfaction and Discharge

The Company may terminate its Obligations as to all outstanding Notes and the Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture), when

(1)           either:

(a)           all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable, or subject to redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, Government Securities or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)           the Company has paid all other sums payable under the Indenture by the Company; and

(3)           the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

From time to time, the Company, the Parent, the Guarantors and the Trustee may, without the consent of the Holders of any outstanding Notes, amend or supplement the Indenture or the Notes or Guarantees for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any Holder of Notes.  Other amendments and modifications of the Indenture, the Notes or Guarantees may be made by the Company, the Parent, the Guarantors and the Trustee, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the Holders of at least a majority of the aggregate principal amount of the outstanding Notes.  Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)          reduce the principal of, or change the fixed maturity of, any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below);

(c)           reduce the rate of, or change the time for payment of, interest on any Notes;

(d)          waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in the Notes;

(f)           make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes;

(g)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer or Excess Proceeds Offer in the event of a Change of Control or Asset Sale, respectively, after such Change of Control or Asset Sale, as applicable, has occurred;

(h)          except as expressly provided in the Indenture, decrease the Conversion Rate or modify the provisions of this Indenture relating to conversion of the Notes in a manner adverse to the Holders of the Notes;

(i)           release all or substantially all of the Guarantees of the Guarantors other than as provided in the Indenture; or

(j)           make any change in the foregoing amendment and waiver provisions.

The Company’s obligations in respect of a Change of Control Offer or Excess Proceeds Offer can be modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding at any time prior to the occurrence of a Change of Control or Asset Sale, respectively.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the duties of the Trustee shall be determined solely by the express provisions of the Indenture and the Trustee need perform only those duties that are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict, apply to the Commission for permission to continue as Trustee (if any of the Notes are registered pursuant to the Securities Act) or resign.

Governing Law

The Indenture, the notes and the guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Book-Entry, Delivery and Form

The Notes initially will be represented by one or more global notes in registered form without interest coupons collectively referred to herein as the "Global Notes." The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Definitions

The following terms are defined as follows in the Indenture:

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any such Person existing at the time such Person merges with or into or becomes a Subsidiary of, or Indebtedness assumed in connection with the acquisition of assets by, the Company or any Restricted Subsidiary.

“Additional Interest” has the meaning set forth in the Company Registration Rights Agreement and the Parent Registration Rights Agreement.

“Additional Notes” means the $10,000,000 in aggregate principal amount of 8% Convertible Senior Notes due December 2018 of the Company issued for cash under the Indenture on the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-registrar.

“American Depositary Shares” means U.S. Dollar denominated forms of equity ownership held in deposit in a custodian bank and evidenced by physical certificates of ownership issued by a U.S. bank.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a merger or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with Section 4.09 of the Indenture and other than directors qualifying shares or local ownership shares)) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Company (it being understood that the Capital Stock of the Company is not an asset of the Company) or any of its Restricted Subsidiaries (other than sales of inventory and other transfers in the ordinary course of business). For purposes of this definition, the term “Asset Sale” shall not include:

(a)           transfers of cash or Cash Equivalents or Marketable Securities;

(b)           transfers of assets of the Company (including Equity Interests) that are governed by, and made in accordance with, Section 5.01(a) of the Indenture;

(c)           transfers constituting Permitted Investments and Restricted Payments permitted under Section 4.07 of the Indenture;

(d)           the creation of or realization on any Lien permitted under the Indenture;

(e)           transfers of damaged, worn-out, surplus, unnecessary or obsolete equipment that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(f)           sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary, in each case to the extent such license, sublicense, lease or sublease does not materially interfere with the business of the Company and the Restricted Subsidiaries;

(g)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate fair market value of the assets transferred in such transaction or series of related transactions does not exceed $2.0 million; and

(h)           the settlement, waiver, release or surrender of claims or litigation rights of any kind.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(b)           with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(a)           United States dollars;

(b)           Government Securities having maturities of not more than twelve (12) months from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million;

(d)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)           commercial paper issued by any issuer bearing at least a “2” rating for any short-term rating provided by Moody’s or S&P or carrying an equivalent rating by a nationally recognized rating agency and maturing within two hundred seventy (270) days of the date of acquisition;

(f)           variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody’s (or the equivalent thereof) and maturing within one (1) year of the date of acquisition;

(g)           money market funds or programs (x) offered by any commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which fund or program constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, (y) (i) offered by any other nationally recognized financial institution (ii) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) (iii) are rated AAA and (iv) such fund or program is at least $4.0 billion or (z) registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to investments of the character described in the foregoing subclauses hereof; and

(h)           in the case of any Foreign Subsidiary or in respect of operations of the Company or any Domestic Subsidiary outside the United States, (i) the currency of such country or (ii) high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates or the operations of the Company or such Domestic Subsidiary are located, as applicable.

“Change of Control” means the occurrence of one or more of the following events:

(a)           the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date of the Indenture) of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Company then entitled to vote in the election of the Board of Directors of the Company generally;

(b)          during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Company ceases to be composed of individuals who were either (i) nominated by, or whose nomination was approved by, the Board of Directors of the Company with the affirmative vote of a majority of the members of said Board of Directors at the time of such nomination or election or (ii) appointed by directors so nominated or elected;

(c)           there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Equity Interests entitled to vote in the election of the Board of Directors of the Company generally would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Subsidiaries’ assets, taken as a whole (a “Disposition”), in each case other than pursuant to a share exchange, consolidation or merger of the Company or a Disposition in which the holders of the Company’s Equity Interests entitled to vote in the election of the Board of Directors of the Company generally immediately prior to the share exchange, consolidation, merger or Disposition have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Equity Interests of the continuing or surviving entity entitled to vote in the election of the Board of Directors of such Person generally immediately after the share exchange, consolidation, merger or Disposition;

(d)          the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)           the Ordinary Shares (or other capital stock underlying the Notes) shall not be listed or quoted on at least one of the following trading markets: The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or the Tel Aviv Stock Exchange (or any of their respective successors).

“Closing Sale Price” of the Common Equity or American Depositary Shares, as applicable, on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and average ask prices per share) on such date reported by the principal U.S. national or regional securities exchange on which the Common Equity or American Depositary Shares, as applicable, are listed or, if not so listed, on such date reported by the Tel Aviv Stock Exchange, the London Stock Exchange or the Frankfurt Stock Exchange.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission or any successor agency thereto.

“Common Equity” of any person means Capital Stock or other ownership interests of such person that is generally entitled to (a) vote in the election of directors of such person or (b) if such person is not a corporation, vote or otherwise participate in the selection of governing body, partners, managers or others that will control the management or policies of such person.

 “Company Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, made by and among the Company, the Guarantors and the holders of the Notes party thereto.

“Consolidated Group Transaction” means any of the following occurring in the ordinary course of business consistent with past practices between or among the Company or of its Restricted Subsidiaries, on the one hand, and the Parent or any of its Subsidiaries, on the other hand, (a) payments for bona fide sales or for marketing, research and development, information technologies, legal, human resources or other personnel services or for testing or other operational or fab-related services, (b) the purchase or sale of assets, including supplies and raw materials, (c) the payment of fees and disbursements of professionals providing services to the Company or any Restricted Subsidiary, (d) payments for compensation (including base salary, bonuses and other incentive compensation), benefits and travel and entertainment expenses related to the business of the Company and its Restricted Subsidiaries and (e) payments to third party vendors for assets purchased by, or services rendered to the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a)           the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of (i) the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (c) below) by such Person during such period, and (ii) the Company’s pro rata share of such Person’s net income earned during such period;

(b)           any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)           the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(d)           any net after-tax extraordinary gains or losses;

(e)           any net after-tax non-cash goodwill impairment charges;

(f)           any net after-tax income (or loss) from the early extinguishment of Indebtedness; and

(g)           any net after-tax income (or loss) from agreements evidencing Hedging Obligations until such income (or loss) is actually realized (at which time such income (or loss) shall be included).

In calculating the aggregate net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis, income attributable to Unrestricted Subsidiaries will be excluded altogether.

“Conversion Agent” means any Person authorized by the Company to convert Securities in accordance with Article 11. The Company has initially appointed the Trustee as its Conversion Agent.

“Conversion Price” means, as of any date, an amount equal to U.S. $1,000 divided by the Conversion Rate as of such date.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 of the Indenture or such other address as to which the Trustee may give notice to the Company’s or Holders pursuant to the procedures set forth in Section 12.02 of the Indenture.

“Credit Facilities” means one or more credit agreements or debt facilities or other financing arrangements to which the Company and/or one or more of its Restricted Subsidiaries is party from time to time, in each case with banks, investment banks, insurance companies, mutual funds, institutional investors or any other lenders, in each case, providing for revolving credit loans, term loans, debt securities, bankers’ acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), swing-line or commercial paper facilities or letters of credit or note facilities, including any notes, mortgages, guarantees, collateral documents, instruments and agreements entered into in connection therewith, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement Refinancing any Credit Facility, whether in the bank or debt capital markets or otherwise (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder), all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Current Market Price” means the average of the Closing Sale Price of the Common Equity or American Depositary Shares, as the case may be, for the ten (10) consecutive Trading Days ending three Trading Days before the Change of Control Payment Date.

“Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the Observation Period, 5.00% of the product of (a) the Conversion Rate in effect on such Trading Day and (b) the Daily VWAP on such Trading Day.

“Daily Measurement Value” means: (a) if the Company does not elect a Cash Percentage pursuant to Section 11.03(d) of the Indenture, the Specified Dollar Amount divided by 20; or (b) if the Company elects a Cash Percentage pursuant Section 11.03(d) of the Indenture, the product of (i) the Cash Percentage, (ii) the Conversion Rate in effect on such Trading Day and (iii) the Daily VWAP for such Trading Day, divided by 20.

“Daily Settlement Amount” means for each of the 20 consecutive Trading Days during the applicable Observation Period: (a) if the Company does not elect a Cash Percentage pursuant to Section 11.03(d), (i) cash in an amount equal to the lesser of (A) the Daily Measurement Value and (B) the Daily Conversion Value; and (ii) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of Ordinary Shares equal to (X) the difference between the Daily Conversion Value and the Daily Measurement Value,  divided  by (Y) the Daily VWAP for such Trading Day; or (b) if the Company elects a Cash Percentage pursuant to Section 11.03(d), (i) cash in an amount equal to the Daily Measurement Value; and (ii) if the Daily Conversion Value exceeds the Daily Measurement Value, a number of Ordinary Shares equal to (X) the difference between the Daily Conversion Value and the Daily Measurement Value, divided  by (Y) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 20 consecutive Trading Days during the applicable Observation Period, the Volume Weighted Average Price.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 of the Indenture, substantially in the form of Exhibit A to the Indenture except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company and any and all successors thereto appointed as depositary hereunder and having become such pursuant to an applicable provision of the Indenture.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of any asset sale or change of control if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of any Notes tendered as permitted by Section 3.08 or 4.15 of the Indenture, as applicable.

“Domestic Restricted Subsidiaries” shall mean all Restricted Subsidiaries that are Domestic Subsidiaries.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“EBITDA” means, for any period, the sum of:

(a)          Consolidated Net Income, plus

(b)          Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(c)           to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP and without duplication:

(i) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to extraordinary gains or losses; and

(ii)depreciation, amortization and all other non-cash items reducing Consolidated Net Income (other than any such non-cash items in a period which reflect cash payments made or to be made in another period), less all non-cash items increasing Consolidated Net Income (other than any such non-cash items in a period that will result in a cash receipt or a reduction in a cash payment in another period); plus

(d)          without duplication, net after-tax non-recurring losses (minus any net after-tax non-recurring gains), to the extent reducing Consolidated Net Income, plus

(e)           without duplication, the amount of any restructuring charges deducted (and not added back) in such period in computing Consolidated Net Income.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of March 19, 2014, among the Company, the Guarantors, Parent and the holders of Existing Notes party thereto, entered into in connection with the issuance of the Notes.

“Ex-Date” means the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Parent or, if applicable, the seller of Ordinary Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Existing Indebtedness” means any Indebtedness (other than the Notes and the Guarantees and Indebtedness incurred pursuant to Section 4.09(b)(2) of the Indenture) of the Company and its Subsidiaries in existence on the Issue Date.

“Existing Notes” means the 8% Senior Notes due 2015 of the Company issued under an indenture dated as of July 15, 2010, made by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x)                      the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y)                      the aggregate Fixed Charges during such reference period, excluding (i) amortization of debt discount and issuance costs and (ii) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes in accordance with GAAP, non-cash interest expense attributable to required marking-to-market of obligations under Hedging Obligations or other derivative instruments in accordance with GAAP and non-cash interest expense attributable to required marking-to-market of obligations due to changes in fair or market value of tradable securities in accordance with GAAP.

In making the foregoing calculation,

(a)                      pro forma effect will be given to any Indebtedness, Disqualified Stock or Preferred Equity Interests Incurred during or after the reference period to the extent the Indebtedness, Disqualified Stock or Preferred Equity Interest is outstanding or is to be Incurred on the transaction date as if the Indebtedness, Disqualified Stock or Preferred Equity Interests had been Incurred on the first day of the reference period;

(b)                      pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Obligations applicable to the Indebtedness if the Hedging Obligation has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(c)                      Fixed Charges related to any Indebtedness, Disqualified Stock or Preferred Equity Interests no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(d)                      pro forma effect will be given to

(i)   the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(ii)  the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a person that became a  Restricted Subsidiary after the beginning of the reference period, and

(iii) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Fixed Charges” means, for any period, the sum of

(a)                        Interest Expense for such period; and

(b)                        the product of

(i)         (x) cash and non-cash dividends paid on any Disqualified Stock or Preferred Equity Interests of the Company or a Restricted Subsidiary plus (y) without duplication, declared, accrued or accumulated on any Disqualified Stock of the Company or a Restricted Subsidiary, in each case except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and

(ii)a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

“Foreign Currency Obligations” means, with respect to any Person, the obligations of such Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Foreign Subsidiary” shall mean any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.01(b) of the Indenture, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A to the Indenture issued in accordance with Section 2.01 or 2.06 of the Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed or insured by, the United States or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the United States is pledged (in each case including a certificate representing an ownership interest in such obligations).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Guarantor” means any Subsidiary of the Company that guarantees the Company’s obligations under the Indenture and the Notes on or after the date of the Indenture pursuant to Section 4.13 of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered with the Registrar.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof, but excluding, in any case, any undrawn letters of credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

In no event shall the term “Indebtedness” include (a) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (b) obligations in respect of performance, appeal or other surety bonds or completion guarantees or in respect of reimbursement obligations for undrawn letters of credit, bankers’ guarantees or bankers’ acceptances (whether or not secured by a lien), each incurred in the ordinary course of business and not as a part of a financing transaction, (c) any liability for Federal, state, local or other taxes not more than thirty (30) days past due, (d) any balances that constitute accrued expenses, accounts payable, trade payables, deferred revenue or deferred rent in the ordinary course of business, or (e) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP.

“Independent Financial Advisor” means a Person or entity which, in the judgment of the Board of Directors of the Company, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $48,307,000 in aggregate principal amount of 8% Convertible Senior Notes due 2018 of the Company issued under the Indenture on the Issue Date, but excluding the Additional Notes.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (a) amortization of debt discount and debt issuance costs (other than any such amortization resulting from the issuance of the Notes or any other Indebtedness Incurred on or prior to the Issue Date), (b) capitalized interest, (c) non-cash interest expense (excluding non-cash interest expense attributable to required marking-to-market of obligations under Hedging Obligations or other derivative instruments in accordance with GAAP or non-cash interest expense attributable to required marking-to-market of obligations due to changes in fair or market value of tradable securities in accordance with GAAP), (d) commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances and similar instruments, (e) net payments, if any, made (less net payments, if any, received) pursuant to Hedging Obligations (including the amortization of fees) and (f) any of the above expenses with respect to Indebtedness of another Person guaranteed by the Company or any of its Restricted Subsidiaries to the extent of such expenses accruing after such guarantee is called upon, as determined on a consolidated basis and in accordance with GAAP.

“Interest Payment Date” means July 15 and January 15 of each year, commencing July 15, 2014.

“Investment Grade” designates a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“Investments” means, with respect to any Person, all investments by such Person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business, endorsements for collection or deposits arising in the ordinary course of business, guarantees and intercompany notes permitted by Section 4.09 of the Indenture, and commission, travel and similar advances to officers and employees made in the ordinary course of business). For purposes of Section 4.07 of the Indenture, the sale of Equity Interests of a Person that is a Restricted Subsidiary following which such Person ceases to be a Subsidiary shall be deemed to be an Investment by the Company in an amount equal to the fair market value (as determined in good faith by the Company) of the Equity Interests of such Person held by the Company and its Restricted Subsidiaries immediately following such sale.

“Issue Date” means the first date on which Notes under the Indenture were issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Market Disruption Event” means (a) a failure by the primary U.S. exchange or quotation system on which the Common Equity or American Depositary Shares, as applicable, trades or is quoted (or if the Common Equity or American Depositary Shares, as applicable, are no longer traded or quoted on any such U.S. exchange or quotation system but are listed on the Tel Aviv Stock Exchange, the Tel Aviv Stock Exchange) to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. New York City time (or 1:00 p.m. Tel Aviv, Israel time if the Common Equity or American Depositary Shares, as applicable, are no longer traded or quoted on any U.S. exchange or quotation system but are listed on the Tel Aviv Stock Exchange) on any Trading Day for the Common Equity or American Depositary Shares, as applicable, of an aggregate on half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Equity or American Depositary Shares, as applicable, or in any options, contracts or future contracts relating to the Common Equity or American Depositary Shares, as applicable, traded in the United States (or Israel if the Common Equity or American Depositary Shares, as applicable, are no longer traded or quoted on any U.S. exchange or quotation system but are listed on the Tel Aviv Stock Exchange).

“Marketable Securities” means:  (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; (e) debt securities which (i) have a remaining maturity not to exceed five years at the time of acquisition thereof and (ii) are rated at least A (or the equivalent) or higher by S&P and A2 (or the equivalent) or higher by Moody’s at the time of acquisition thereof; and (f) any fund investing exclusively in investments of the types described in clauses (a) through (e) above.

“Maturity Date” means December 31, 2018

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) , any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Company and after taking into account any available tax credits or deductions and any tax sharing arrangements), and any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale, and all distributions and payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of any such Asset Sale of assets of such Subsidiary or joint venture.  Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Restricted Subsidiary to cash, and shall exclude any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the asset or assets subject to the Asset Sale.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and the Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” with respect to any Note surrendered for conversion means: (i) if the relevant Conversion Date occurs prior to the 24th Trading Day prior to the Maturity Date, the 20 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding the Conversion Date; and (ii) if the relevant Conversion Date occurs on or after the 24th Trading Day prior to the Maturity Date, the 20 consecutive Trading Days beginning on, and including, the 22nd Trading Day immediately preceding the Maturity Date.

 “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice President of such Person, or any other officer designated by the Board of Directors.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of such Person or of such Person’s partner or managing member, one of whom must be the principal executive officer, principal financial officer or principal accounting officer of such Person or of such Person’s partner or managing member, that meets the requirements of Section 12.05 of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel, reasonably satisfactory to the Trustee, who may be an employee of or counsel to the Company or any Subsidiary of the Company, that meets the requirements of Section 12.05 of the Indenture.

“Ordinary Shares” means the ordinary shares, par value NIS 15.00, of Parent, subject to Section 11.09 of the Indenture.

“Parent Company Event” means any share dividend or other distribution, rights offering, unification of capital, stock split or reduction in capital by Parent, the record date or Ex-Date for which is a date on which the Tel Aviv Stock Exchange rules would prohibit conversion of Notes or any portion thereof.

“Parent Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, made by and among the Parent and the holders of the Notes party thereto.

 “Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Business” means the businesses of the Company and its Restricted Subsidiaries conducted (or proposed to be conducted) on the Issue Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, whether domestic or international.

“Permitted Investments” means:

(a)           Investments in the Company or in a Restricted Subsidiary;

(b)           Investments in Cash Equivalents or Marketable Securities;

(c)           any guarantee of obligations of the Company or a Restricted Subsidiary permitted by Section 4.09;

(d)           Investments by the Company or any of its Subsidiaries in a Person if, as a result of such Investment:  (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(e)           Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries, in satisfaction of judgments or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;
(f)           Investments in existence on the Issue Date;

(g)         Investments in any Person to the extent such Investment represents the non-cash portion (including, for the avoidance of doubt, any consideration that is deemed cash for purposes of Section 4.10) of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 or for an asset disposition that does not constitute an Asset Sale;

(h)         loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(i)           other Investments in an amount not to exceed $2.0 million outstanding at any time for all such Investments made after the Issue Date;

(j)           any Investment solely in exchange for the issuance of Qualified Capital Stock;

(k)         any Investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under the Indenture;

(l)           any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made;

(m)         loans and advances to employees not in excess of $1.0 million outstanding at any one time, in the aggregate; and

(n)           lease, utility, workers’ compensation, unemployment insurance, performance and other deposits made in the ordinary course of business.

“Permitted Liens” means:

(a)          Liens securing the Notes and Liens securing any Guarantee;

(b)          Liens securing Indebtedness under any Credit Facility (and Hedging Obligations and treasury and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by the Indenture) permitted by Section 4.09(b)(2) of the Indenture;

(c)          Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under Section 4.09 of the Indenture and (ii) cash management obligations not otherwise prohibited by the Indenture;

(d)          Liens securing Purchase Money Indebtedness permitted under Section 4.09 of the Indenture; provided that such Liens do not extend to any assets of the Company or its Restricted Subsidiaries other than the assets so acquired, constructed, installed, improved or leased, products and proceeds, improvements or accessions thereof and insurance proceeds with respect thereto;

(e)          Liens on property or shares of Capital Stock of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not apply to any assets other than the assets of the Person acquired in such merger or consolidation;

(f)           Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(g)          Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired, products and proceeds thereof and insurance proceeds with respect thereto;

(h)          Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(i)           Liens existing on the Issue Date;

(j)           Liens for taxes, assessments or governmental charges or levies or claims that are not yet delinquent for a period of more than 30 days or that can thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(k)          Liens securing Indebtedness permitted under Section 4.09(b)(9) of the Indenture; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being Refinanced;

(l)           Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations or deposits as security for contested taxes or import duties or for the payment of rent (exclusive of obligations for the payment of borrowed money);

(m)          easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(n)           licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(p)           normal and customary rights of setoff upon deposits of cash, Cash Equivalents or Marketable Securities in favor of banks or other depository or financial institutions;

(q)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(r)            Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with Section 4.09(b)(13) of the Indenture;

(s)           Liens in favor of the Company or any Guarantor;

(t)            Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(u)          extensions, renewals, replacements, Refinancings or refundings of any Liens referred to in clause (e), (g) or (i) above; provided that any such extension, renewal, Refinancing or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed, replaced, Refinanced or refunded;

(v)           judgment Liens not giving rise to a Default or Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(w)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(x)           Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

(y)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company in the ordinary course of business;

(z)           deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa)         Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of the Company or a Guarantor;

(bb)        Liens arising in connection with Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(cc)        deposits as security for contested taxes and contested import or customs duties;

(dd)        Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(ee)        Liens in favor of credit card processors granted in the ordinary course of business; and

(ff)        other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding or other obligations having an aggregate principal amount at any one time outstanding not to exceed $1.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or any other entity.

“Preferred Equity Interest” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.01(c) of the Indenture to be placed on all Notes issued under the Indenture except where otherwise permitted by the provisions of the Indenture.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease Obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets); provided that the amount of Indebtedness thereunder does not exceed the sum of (a) 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement and (b) reasonable fees and expenses of such Person incurred in connection therewith.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the June 30 or December 31 next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary, other than Unrestricted Subsidiaries.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any Domestic Subsidiary that is a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Company Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice specifying the Company’s chosen Settlement Method.

“Subordinated Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.  No Indebtedness of the Company or any Restricted Subsidiary shall be deemed subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary solely by virtue of any Liens, guarantees, maturity of payments or structural subordination.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“TIA” means the Trust Indenture Act of 1939 as in effect on the date of the Indenture, except as provided in Section 9.03 of the Indenture.

“Trading Day” means a day on which (a) trading in the Common Equity or American Depositary Shares, as applicable, generally occurs on the primary U.S. national or regional securities exchange on which the Common Equity or American Depositary Shares, as applicable, are listed or, if the Common Equity or American Depositary Shares, as applicable, are not then listed on a U.S. national or regional securities exchange, on the primary other market on which the Common Equity or American Depositary Shares, as applicable, are then traded and (b) there is no Market Disruption Event.

“Trustee” means U.S. Bank National Association until a successor replaces U.S. Bank National Association in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached to the Indenture that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means:  (a) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of the Board of Directors of the Company in accordance with Section 4.18 of the Indenture; and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Volume Weighted Average Price” means the per share volume weighted average price of Ordinary Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TSEM<equity>AQR” (or its equivalent if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, the Volume Weighted Average Price means the market value of one Ordinary Share on such Trading Day, using a volume-weighted average method, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.  The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading session’s trading hours.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

OUR BUSINESS

Overview

Jazz Technologies, Inc., through its wholly owned subsidiaries, is an independent pure-play specialty foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices.  Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs. We also provide design support and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive and industrial products.

Organization

Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. was incorporated in Delaware in August 2005 as a blank check company for the purpose of acquiring one or more domestic and/or foreign operating businesses in the technology, multimedia or networking sectors.

Jazz Semiconductor, Inc. is a wholly owned subsidiary of Jazz Technologies, Inc.  Jazz Semiconductor’s business was originally created in March 2002 by Conexant Systems, Inc. in its spin-off of its Newport Beach, California semiconductor fabrication operations.  On September 19, 2008, we completed a merger under an Agreement and Plan of Merger and Reorganization (“Merger”) with Tower Semiconductor Ltd., an Israeli company (“Tower”) and its wholly-owned subsidiary under which such subsidiary merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Tower.

Under the terms of the Merger, Tower acquired all of our outstanding shares in a stock-for-stock transaction.  In connection with this Merger, the Company adopted Tower’s fiscal year for reporting purposes.

As used in this prospectus, “we,” “us,” “our,” “Jazz,” the “Company” and words of similar import refer to Jazz Technologies, Inc. and “Jazz Semiconductor” refers solely to Jazz Semiconductor, Inc.  The term “Successor” refers to the Company following the Merger, and the term “Predecessor” refers to the Company prior to the Merger.

Jazz’s Solution

Jazz is an independent semiconductor foundry, providing specialty process technologies, design solutions and application knowledge for the manufacture of analog and mixed-signal semiconductors. Key elements of its solution are as follows:

•
Jazz offers an independent and focused source for the manufacture of semiconductors using specialty process technologies. Most other independent foundries focus on standard process technologies, rather than specialty process technologies. Some vertically integrated semiconductor companies who internally design, fabricate, package, test and market their own semiconductors, known as integrated device manufacturers, or IDMs, offer specialty process foundry services but also manufacture their own semiconductor products, which may compete with the products of their potential customers. Jazz combines the benefits of independence with a focus on specialty process technologies.

•
Jazz offers a specialized design platform for analog and mixed-signal semiconductors. Jazz’s design engineering support team assists its customers with their advanced designs by leveraging Jazz’s application knowledge and experience to help guide their technology selection and design implementation. Jazz’s sophisticated design tools and support services are specifically tailored to meet analog and mixed-signal design needs, and include specialized device modeling and characterization features that allow simulation of a variety of real world situations, including different temperatures, power levels and speeds.

•
Jazz offers a broad range of specialty process technologies. Jazz’s specialty process technology portfolio includes advanced analog CMOS, RF CMOS, RF SOI CMOS, high voltage CMOS, BiCMOS and SiGe BiCMOS processes. In addition to these specialty process technologies, we offer BCD processes optimized for analog semiconductors such as power management, high efficiency audio amplification, and optical driver integrated circuits. The breadth of Jazz’s portfolio allows it to offer its customers a wide range of solutions to address their high-performance, high-density, low-power and low-noise requirements for analog and mixed-signal semiconductors.

•
Jazz is a leader in high-performance SiGe process technologies. Jazz offers high performance 240 GHz 0.18 micron SiGe BiCMOS technology, which Jazz believes is one of the most advanced SiGe process technologies in production today. Analog and mixed-signal semiconductors manufactured with SiGe BiCMOS process technologies can be smaller, require less power and provide higher performance than those manufactured with standard CMOS processes. Moreover, SiGe BiCMOS process technologies allow for higher levels of integration of analog and digital functions on the same mixed-signal semiconductor device.

Jazz’s Strategy

Key elements of Jazz’s strategy are as follows:

•
Further strengthen Jazz’s position in specialty process technologies for the manufacture of analog and mixed-signal semiconductors. Jazz is continuing to invest in its portfolio of specialty process technologies to address the key product attributes that make its customers’ products more competitive.

•
Target large, growing and diversified end markets. Jazz targets end markets characterized by high growth and high performance for which it believes its specialty process technologies have a high value proposition, including the wireless and high-speed wireline communications, consumer electronics, automotive and industrial markets. For example, Jazz believes that its specialty process technologies can provide performance and cost advantages over current GaAs and CMOS solutions in the realization of switches and power amplifiers for wireless handsets.

•	Continue to diversify Jazz’s customer base. Jazz intends to continue to grow and diversify its business by attracting new customers and expanding its customer base.

•
Maintain capital efficiency through its ability to engineer competitive solutions on partly depreciated tool-sets. Jazz can increase its specialty process technology capacity and meet its customer performance requirements by procuring semiconductor process equipment sets that are typically several generations behind leading-edge digital CMOS process equipment. This typically allows Jazz to acquire lower-cost semiconductor process equipment to operate its Newport Beach, California fab and expand capacity and grow its revenue potential with lower capital costs than is typical for digital CMOS foundries.

Jazz’s Specialty Process Technologies

Jazz refers to its digital CMOS and standard analog CMOS process technologies as standard process technologies, and offers these standard process technologies in 0.5 micron, 0.35 micron, 0.25 micron, 0.18 micron and 0.13 micron.

Jazz refers to its advanced analog CMOS, RF CMOS, RF SOI CMOS, high voltage CMOS, BiCMOS, SiGe BiCMOS and BCD process technologies, as specialty process technologies. Most of Jazz’s specialty process technologies are based on CMOS processes with added features to enable improved size, performance and cost characteristics for analog and mixed-signal semiconductors. Products made with Jazz’s specialty process technologies are typically more complex to manufacture than products made using standard process technologies employing similar line widths. Generally, customers who use Jazz’s specialty process technologies cannot easily move designs to another foundry because the analog characteristics of the design are dependent upon its implementation of the applicable process technology. The relatively small engineering community with specialty process know-how has also limited the number of foundries capable of offering specialty process technologies. In addition, the specialty process design infrastructure is complex and includes design kits and device models that are specific to the foundry in which the process is implemented and to the process technology itself.

Jazz’s advanced analog CMOS process technologies have more features than standard analog CMOS process technologies and, for example, generally incorporate higher density passive components, such as capacitors and resistors, as well as improved active components, such as native or low voltage devices, and improved isolation techniques, into standard analog CMOS process technologies. Jazz currently has advanced analog CMOS process technologies in 0.5 micron, 0.35 micron, 0.25 micron, 0.18 micron and 0.13 micron. These advanced analog CMOS processes form the baseline for Jazz’s other specialty process technologies.

Jazz’s RF CMOS process technologies have more features than advanced analog CMOS process technologies and are well suited for wireless semiconductors, such as highly integrated wireless transceivers, power amplifiers, power amplifier controllers and television tuners. These process technologies generally incorporate integrated inductors, high performance variable capacitors, or varactors, and RF laterally diffused metal oxide semiconductors into an advanced analog CMOS process technology. In addition to the process features, Jazz’s RF offering includes design kits with RF models, device simulation and physical layouts tailored specifically for RF performance. Jazz currently has RF CMOS process technologies in 0.25 micron, 0.18 micron and 0.13 micron. These RF CMOS process technologies form the baseline for some of Jazz’s other specialty process technologies.

Jazz’s RF SOI CMOS process technologies make available many of the features of Jazz’s RF CMOS process on Silicon-on-Insulator (SOI) substrates.  The devices on Jazz’s RF SOI CMOS process are further optimized to work with the SOI substrate and deliver higher performance and improved isolation relative to the devices of Jazz’s RF CMOS process.  Jazz currently has RF SOI CMOS process technologies in the 0.18um and 0.13um lithography nodes.

Jazz’s high voltage CMOS and BCD process technologies have more features than advanced analog CMOS processes and are well suited for power and driver semiconductors such as voltage regulators, battery chargers, power management products and audio amplifiers. These process technologies generally incorporate higher voltage CMOS devices such as 5V, 8V, 12V and 40V devices, and, in the case of BCD, bipolar devices, into an advanced analog CMOS process. Jazz currently has high voltage CMOS offerings in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron, and BCD offerings in 0.5 micron. Jazz also offers high voltage options that include a 0.35 micron BCD process technology and 40V capabilities to enable higher levels of analog integration at voltage ranges that are suitable for automotive electronics and line power conditioning for consumer devices.

Jazz’s BiCMOS process technologies have more features than RF CMOS process technologies and are well suited for RF semiconductors such as wireless transceivers and television tuners. These process technologies generally incorporate high-speed bipolar transistors into an RF CMOS process. The equipment requirements for BiCMOS manufacturing are specialized and require enhanced tool capabilities to achieve high yield manufacturing. Jazz currently has BiCMOS process technologies in 0.35 micron.

Jazz’s SiGe BiCMOS process technologies have more features than BiCMOS processes and are well suited for more advanced RF semiconductors such as high-speed, low noise, wireless and wireline transceivers, television tuners, low-noise amplifiers and power amplifiers. These process technologies generally incorporate a silicon germanium bipolar transistor, which is formed by the deposition of a thin layer of silicon germanium within a bipolar transistor. It is also possible to achieve higher speeds using SiGe BiCMOS process technologies equivalent to those demonstrated in standard CMOS processes that are two process generations smaller in line-width. For example, a 0.18 micron SiGe BiCMOS process is able to achieve speeds comparable to a 65 nanometer RF CMOS process. As a result, SiGe BiCMOS makes it possible to create analog products using a larger geometry process technology at a lower cost while achieving similar or superior performance to that achieved using a smaller geometry standard CMOS process technology. The equipment requirements for SiGe BiCMOS manufacturing are similar to the specialized equipment requirements for BiCMOS. We have developed enhanced tool capabilities in conjunction with large semiconductor tool suppliers to achieve high yield SiGe manufacturing. Jazz believes this equipment and related process expertise makes Jazz one of the few silicon manufacturers with demonstrated ability to deliver SiGe BiCMOS products. Jazz currently has SiGe BiCMOS process technologies in 0.35 micron, 0.18 micron and 0.13 micron.

Jazz also has technologies that integrate micro-electro-mechanical-system (MEMS) devices with CMOS.

Jazz continues to invest in technology that helps improve the performance and integration level and reduce the cost of analog and mixed-signal products. This includes improving the density of passive elements such as capacitors and inductors, improving the analog performance and voltage handling capability of active devices, and integrating advanced features in Jazz’s specialty CMOS processes that are currently not readily available. Examples of such features currently under development include higher performance SiGe devices, higher performance RF SOI CMOS devices, higher efficiency SiGe power amplifier devices, and scaling many of the features Jazz offers today in 0.18 micron to the 0.13 micron process node.

Manufacturing

We have placed significant emphasis on achieving and maintaining a high standard of manufacturing quality. Jazz seeks to enhance its production capacity for its high-demand specialty process technologies and to design and implement manufacturing processes that produce consistently high manufacturing yields. Jazz’s production capacity in each of its specialty process technologies enables Jazz to provide its customers with volume production, flexibility and quick-to-market manufacturing services. Jazz’s process research and development is performed in its manufacturing facility in Newport Beach, California and in a design center in Netanya, Israel.

General

Jazz currently has the capability in its Newport Beach, California fab to manufacture standard CMOS as well as specialty eight-inch wafers. We have the ability to rapidly change the mix of production processes in use in order to respond to changing customer needs and maximize utilization of the fab.

Raw Materials

Jazz’s manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, Jazz often selects one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, Jazz generally also seeks to identify, and in some cases qualify, alternative sources of supply.

We have agreements with several key material suppliers under which they hold certain levels of inventory at Jazz’s warehouse and fab. Jazz is not under any obligation under these agreements to purchase raw material inventory that is held by its vendors at its site until Jazz actually uses it, unless Jazz holds the inventory beyond specified time limits.

Jazz’s Services

Jazz primarily manufactures semiconductor wafers for its customers.

The processes required to take raw wafers and turn them into finished semiconductor devices are generally accomplished through circuit design, mask making, wafer fabrication, probe, assembly and test.

Sales Contracts

A few of Jazz’s major customers purchase services and products from us on a contract basis. Most other customers purchase from Jazz using purchase orders. Jazz prices its products for these customers on a per wafer or per die basis, taking into account the complexity of the technology, the prevailing market conditions, volume forecasts, the strength and history of its relationship with the customer and its current capacity utilization.

Most of our customers usually place their orders only two to four months before shipment; however a few of our major customers are obligated to provide Jazz with longer forecasts of their wafer needs.

Special Security Agreement with DSS

In connection with the Company's aerospace and defense business, its facility security clearance and trusted foundry status, the Company and Tower have worked with the Defense Security Service of the United States Department of Defense ("DSS") to mitigate concern of foreign ownership, control or influence over the operations of Jazz specifically relating to protection of classified information and prevention of potential unauthorized access thereto by creating Jazz Semiconductor Trusted Foundry ("JSTF") as a subsidiary of the Company and limiting possession of all classified information solely to JSTF.  Tower and Jazz have further agreed to operate JSTF under a Special Security Agreement signed with DSS.

Customers, Markets and Applications

Jazz’s customers use Jazz’s processes to design and market a broad range of digital, analog and mixed-signal semiconductors for diverse end markets, including wireless and high-speed wireline communications, consumer electronics, automotive and industrial. Jazz manufactures products that are used for high-performance applications such as transceivers and power management for cellular phones; transceivers and power amplifiers for wireless local area networking products; power management, audio amplifiers and driver integrated circuits for consumer electronics; tuners for digital televisions and set-top boxes; modem chipsets for broadband access devices and gaming devices; serializer/deserializers, or SerDes, for fiber optic transceivers; focal plan arrays for imaging applications; and wireline interfaces for switches and routers.

Order Backlog

All of Jazz’s orders are subject to possible rescheduling by its customers. Rescheduling may relate to quantities or delivery dates, and sometimes relates to the specifications of the products it is shipping. Most customers do business with Jazz on a purchase order basis, and some of these orders may be cancelled by the customer without penalty. Jazz also may elect to permit cancellation of orders without penalty where management believes it is in its best interests to do so. Consequently, Jazz cannot be certain that orders on backlog will be shipped when expected or at all. For these reasons, as well as the cyclical nature of its industry, Jazz believes that its backlog at any given date may not be a reliable indicator of its future revenues.

Competition

Jazz broadly competes with the pure-play advanced technology node-driven foundry service providers such as Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation, Semiconductor Manufacturing International Corporation and Global Foundries Inc., which, in addition to providing leading edge CMOS process technologies, also have capacity for some specialty process technologies. These four foundries primarily compete against one another and focus on 12 inch deep-submicron CMOS processing.  Jazz also competes with integrated device manufacturers that have internal semiconductor manufacturing capacity or foundry operations, such as IBM, that produced ICs for their own use and may allocate a portion of their manufacturing capacity to external customers. In addition, several dedicated foundries compete directly with Jazz. Most of the foundries with which Jazz competes are located in Asia-Pacific and benefit from their close proximity to companies involved in the design of ICs and to the Asian customer base.  Many of Jazz’s competitors have greater manufacturing capacity, geographically diverse manufacturing facilities, longer or more established relationships with their customers, a more diverse customer base, superior research and development capability, better cost structure and greater financial, marketing and other resources than Jazz. As a result, these companies may be able to compete more aggressively over a longer period of time than Jazz.

IBM competes in both the standard CMOS segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. Jazz believes that most of the large dedicated foundry service providers compete primarily in the standard CMOS segment, but they also have capacity for specialty process technologies. Prior to Jazz’s separation from Conexant, Conexant entered into a long-term licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor Manufacturing Company licensed from Conexant the right to manufacture semiconductors using Conexant’s then existing 0.18 micron or greater SiGe BiCMOS process technologies. Since Jazz’s formation, we have continued to make improvements to our SiGe BiCMOS process technology. We have not licensed any of these improvements to Taiwan Semiconductor Manufacturing Company. In the event Taiwan Semiconductor Manufacturing Company wishes to focus its business on the SiGe BiCMOS market, it may use and develop the technology licensed to it to compete directly with Jazz in the specialty market, and such competition may harm Jazz’s business.

As Jazz’s competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases, there may be more competition and pricing pressure on Jazz’s services, and underutilization of its capacity may result. Any significant increase in competition or pricing pressure may erode its profit margins, weaken Jazz’s earnings or increase its losses.

Additionally, some semiconductor companies have advanced their CMOS designs to 35 nanometers or smaller geometries. These smaller geometries may provide customers with performance and integration features that may be comparable to, or exceed, features offered by Jazz’s specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Jazz’s specialty process technologies will therefore compete with these advanced CMOS processes for customers and some of its potential and existing customers could elect to design these advanced CMOS processes into their next generation products. Jazz is not currently capable, and does not currently plan to become capable, of providing CMOS processes at these smaller geometries. If Jazz’s existing customers or new customers choose to design their products using these advanced CMOS processes, Jazz’s business may suffer.

The principal elements of competition in the wafer foundry market include:

•	technical competency;

•	production quality;

•	time-to-market and manufacturing cycle time;

•	research and development capabilities;

•	device yields;

•	available capacity;

•	access to intellectual property;

•	design and customer support services;

•	price;

•	management expertise;

• ●	strategic relationships; and stability and reliability of supply in order to be a trusted supplier.

There can be no assurance that Jazz will be able to compete effectively on the basis of all or any of these elements. Jazz’s ability to compete successfully may also depend to some extent on factors outside of its control, including industry and general economic trends, import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If Jazz cannot compete successfully in its industry, its business and results of operations may be harmed.

Research and Development

The semiconductor industry is characterized by rapid changes in technology. As a result, effective research and development is essential to Jazz’s success. Jazz plans to continue to invest significantly in research and development activities to develop advanced process technologies for new applications.

Jazz’s research and development activities seek to upgrade and integrate manufacturing technologies and processes. Jazz maintains a central research and development team primarily responsible for developing cost-effective technologies that can serve the manufacturing needs of its customers. A substantial portion of Jazz’s research and development activities are undertaken in cooperation with its customers and equipment vendors.

Intellectual Property

Jazz’s success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering our production processes. To that end, we have obtained certain patents, acquired patent licenses and intend to continue to seek patents on our intellectual property.

As of March 31, 2014, Jazz had 164 patents in force. We have entered into various patent and other technology license agreements with third parties under which we have obtained rights to additional technologies and intellectual property.

Jazz Semiconductor entered into a technology license agreement that grants to it worldwide perpetual license rights from PolarFab regarding certain process technologies that it intends to incorporate into its BCD process technologies for the manufacture of wafers by Jazz for its customers and customers of PolarFab. Jazz also entered into an associated technology transfer agreement for such processes. Jazz is able to adapt, prepare derivatives based on, or otherwise exploit the licensed technology; however, Jazz is restricted from using certain licensed BCD process technologies with respect to motor controllers for hard disk drives. Jazz is also permitted to sublicense the process technologies to any of its future manufacturing suppliers to manufacture wafers using these process technologies for Jazz and its customers.

Jazz may choose to obtain additional patent licenses or enter into additional patent cross-licenses in the future. However, there can be no assurance as to whether future agreements will be reached or as to the terms of any agreement that is consummated.

In connection with Jazz Semiconductor’s separation from Conexant, Conexant contributed to Jazz Semiconductor a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. Jazz Semiconductor agreed to license back to Conexant and its affiliates intellectual property rights relating to the intellectual property contributed to Jazz Semiconductor by Conexant. Conexant may use this license to have Conexant products produced by third-party manufacturers and to sell such products, subject to obtaining Jazz Semiconductor’s prior consent.

Jazz’s ability to compete depends on its ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation over patent and other intellectual property rights. As is the case with many companies in the semiconductor industry, we have from time to time received communications from third parties asserting that their patents cover certain of Jazz’s technologies or alleging infringement of intellectual property rights. Jazz expects that it will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, Jazz could incur significant costs and devote significant management resources to the defense of these claims, which could seriously harm the Company.

Environmental Matters

Semiconductor manufacturing processes generate solid, gaseous, liquid and other industrial wastes in various stages of the manufacturing process. We have installed various types of pollution control equipment in our fab to reduce, treat and, where feasible, recycle the wastes generated in our manufacturing process. Jazz’s operations are subject to strict regulation and periodic monitoring by the United States Environmental Protection Agency along with several state and local environmental agencies.

We have implemented an environmental management system that assists Jazz in identifying applicable environmental regulations, evaluating compliance status and establishing timely waste preventive measures. We have also obtained certification for implementing the standard requirements of ISO 14001:2004. ISO 14001 consists of a set of standards that provide guidance on achieving an effective environmental management system.

Jazz believes that it has adopted pollution measures for the effective maintenance of environmental protection standards substantially consistent with U.S. federal, state and local environmental regulations. Jazz also believes that it is currently in compliance with applicable environmental laws and regulations.

Risk Management and Insurance

As part of its risk management program, Jazz surveyed its buildings and fab for resistance to potential earthquake damage. As a result of this survey, Jazz implemented additional measures to minimize its fab’s exposure to potential damage caused by future earthquakes and seismically qualified its fab for a high magnitude earthquake.

Jazz maintains industrial special risk insurance for its facilities, equipment and inventories that covers physical damage and consequential losses from natural disasters and certain other risks up to the policy limits and except for exclusions as defined in the policies. Jazz also maintains public liability insurance for losses to others arising from its business operations and carries insurance for business interruption resulting from such events and if its suppliers are unable to provide Jazz with supplies. While Jazz believes that its insurance coverage is adequate and consistent with industry practice, significant damage to any of its or its manufacturing suppliers’ production facilities, whether as a result of fire or other causes, could seriously harm its business and results of operations.

Properties

Our headquarters and manufacturing facilities are located in Newport Beach, California.  Since 2002, the Company has leased its fabrication facilities, land and headquarters from Conexant. In December 2010, Conexant sold the Company’s fabrication facilities, land and headquarters. In connection with the sale, the Company negotiated amendments to its operating leases that confirm the Company’s ability to remain in the fabrication facilities through 2027, including the Company's option to extend the lease terms at its sole discretion from 2017 to 2022 and from 2022 to 2027. Under our amended leases with the new owner, the Company’s rental payments consist of  fixed base rent and fixed management fees and our pro rata share of certain expenses incurred by the landlord in the ownership of these buildings, including property taxes, building insurance and common area maintenance. These lease expenses are included in operating expenses in the accompanying consolidated statements of operations.

In regards to the office building lease, the Company’s landlord exercised its right to terminate the office building lease, effective January 1, 2014. The Company moved its offices to the fabrication building and to nearby new leased office space. The Company and the landlord signed an additional amendment to the amended lease to reflect termination of the office building lease and certain obligations of the Company and the landlord, including certain noise abatement actions at the fabrication facility. This office building termination has no impact whatsoever on the Company’s fabrication buildings, facilities and operations and the Company’s ability to remain in the fabrication facilities through 2027 (including by exercising its two consecutive five-year extension periods which it can exercise in its sole discretion).

Legal Proceedings

From time to time, we may be party to a variety of legal, administrative, regulatory and/or government proceedings, claims and inquiries arising in the normal course of business.  While the results of any such proceedings, claims and inquiries cannot be predicted with certainty, management believes that the total liabilities to the Company that may arise as a result of such matters currently pending will not have a material adverse effect on the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Jazz Technologies, Inc. for the years ended December 31, 2013 and December 31, 2012, and the three-month periods ended March 31, 2014 and March 31, 2013, should be read in conjunction with the consolidated financial statements and related notes as well as other information contained in this prospectus, including the information in the section entitled “Risk Factors” beginning on page 5.

Forward Looking Statements

This prospectus may contain “forward-looking statements” within the meaning of the federal securities laws made pursuant to the safe harbor provisions of the Private Securities Litigation Report Act of 1995.  These statements, which represent our expectations or beliefs concerning various future events, may contain words such as “may,” “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or other words indicating future results.  Such statements may include but are not limited to statements concerning the following:

•	anticipated trends in revenues;

•	growth opportunities in domestic and international markets;

•	new and enhanced channels of distribution;

•	customer acceptance and satisfaction with our products;

•	expected trends in operating and other expenses;

•	purchase of raw materials at levels to meet forecasted demand;

•	anticipated cash and intentions regarding usage of cash;

•	changes in effective tax rates; and

•	anticipated product enhancements or releases.

These forward-looking statements are subject to risks and uncertainties, including those risks and uncertainties described in this prospectus that could cause actual results to differ materially from those anticipated as of the date of this prospectus.  We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus.

Results of Operations

For the years ended December 31, 2013 and December 31, 2012 we had net loss of $10.8 million and $7.3 million, respectively.

The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated.

	Year Ended
	December 31, 2013	December 31, 2012
Net revenues	100%	100%
Cost of revenues	81.8	81.8
Gross profit	18.2	18.2
Operating expenses:
Research and development	7.0	7.9
Selling, general and administrative	7.5	8.6
Amortization related to a lease agreement early termination	4.5	--
Total operating expenses	19.0	16.5
Operating income (loss)	(0.8)	1.8
Financing expense , net	(8.6)	(8.2)
Other income (expense), net	(0.3)	0.1
Income tax benefit	3.2	1.9
Net loss	(6.5)%	(4.5)%

Comparison of Years Ended December 31, 2013 and December 31, 2012

Revenues

Our net revenues for the year ended December 31, 2013 amounted to $166.5 million as compared to $164.4 million for the year ended December 31, 2012. The approximate 1% revenue increase is mainly attributable to a 1% increase in the average selling price on our products recorded during this year.

Cost of Revenues

Our cost of revenues amounted to $136.2 million for the year ended December 31, 2013 comparing to $134.4 million for the year ended 2012. The increase in cost of revenues is mainly attributed to higher depreciation resulted from Cap-ex investments we have made during 2012 and 2013 to increase our capacity and capabilities.

Gross Profit

Gross profit is $30.3 million in the year ended December 31, 2013 as compared to $30.0 million in the year ended 2012, a $0.3 million improvement resulted from the above components.

Operating Expenses

Operating expenses for the year ended December 31, 2013 amounted to $31.6 million, as compared to $27.1 million in the year ended December 31, 2012. The increase in operating expenses for the year ended December 31, 2013 is solely due to $7.5 million amortization related to a lease agreement early termination of an office building lease offset by $3.0 million of successful cost savings activities.

Financing expense, net

Financing expense, net for the year ended December 31, 2013 amounted to $14.4 million, as compared to $13.4 million for the year ended December 31, 2012. Finance expense, net mainly relates to our notes. The $1.0 million increase is attributed mainly to non-cash notes accretion  which is  increasing gradually towards the maturity of the notes.

Other Income (Expense), net

Other income (expense), net includes mainly capital loss or gain from sales of fixed assets.

Income Tax Benefit

Income tax benefit amounted to $5.3 million in the year ended December 31, 2013, as compared to income tax benefit of $3.1 million in the year ended December 31, 2012.  The increase in income tax benefit is due to the increase in the loss before tax.  See also Note 6 to our consolidated financial statements included in this prospectus.

Net Loss

Net loss for the year ended December 31, 2013 was $10.8 million as compared to $7.3 million net loss for the year ended December 31, 2012.  Such increase in net loss is a result of the $7.5 million amortization related to the early termination of an office building lease in 2013, offset by $4.0 million of cost savings actions and tax benefits, as detailed above.

For the three months ended March 31, 2014, we had a net loss of $9.1 million compared to a net loss of $2.4 million for the three months ended March 31, 2013.

The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated.

	Three Months Ended
	March 31, 2014	March 31, 2013
Net revenues	100%	100%
Cost of revenues	85.1	81.3
Gross profit	14.9	18.7
Operating expenses:
Research and development	5.8	7.8
Selling, general and administrative	6.9	7.4
Amortization related to a lease agreement early termination	-	5.1
Total operating expenses	12.7	20.3
Operating income (loss)	2.2	(1.6)
Financing expense , net	(29.4)	(9.5)
Income tax benefit	7.8%	4.5
Net loss	(19.4)%	(6.6)%

Comparison of Three Months Ended March 31, 2014 and March 31, 2013

Revenues

Our net revenues for the three months ended March 31, 2014 amounted to $46.9 million as compared to $36.8 million for the corresponding period in 2013. The revenue increase is mainly attributable to the approximately 19% increase of quantities sold and 3% higher average selling price during the three months ended March 31, 2014.

Cost of Revenues

Our cost of revenues was $39.9 million for the three months ended March 31, 2014 as compared to $30.0 million for the corresponding period in 2013. The increase in cost of revenues was mainly due to the increase in quantities of wafers shipped, as described above, and lower margin profile from some of our customers.

Gross Profit

Our gross profit amounted to $7.0 million in the three months ended March 31, 2014 as compared to $6.9 million in the corresponding period in 2013.

Operating Expenses

Operating expenses for the three months ended March 31, 2014 amounted to $6.0 million, as compared to $7.5 million in the three months ended March 31, 2013. Operating expenses for the three months ended March 31, 2013 include $1.9 million amortization related to a lease agreement early termination of an office building lease.

Financing Expense, Net

Financing expense, net for the three months ended March 31, 2014 amounted to $13.8 million, as compared to $3.5 million in the corresponding period in 2013. Financing expensed in the three months ended March 31, 2014 includes approximately $9.8 million non-cash one-time financing costs resulting from the 2014 Exchange Agreement described in Note 5 to the interim financial statements for the three months ended March 31, 2014.

Income Tax Benefit

Income tax benefit amounted to $3.6 million in the three months ended March 31, 2014, as compared to income tax benefit of $1.7 million in the three months ended March 31, 2013.

Net loss

Net loss for the three months ended March 31, 2014 amounted to $9.1 million as compared to net loss of $2.4 million in the three months ended March 31, 2013. The increase in net loss is mainly due to the non-cash one-time expense of $9.8 million included in financing expenses,  resulting from the 2014 Exchange Agreement described in Note 5 the interim financial statements for the three months ended March 31, 2014.

Changes in Financial Condition

Liquidity and Capital Resources

During 2013, we increased our cash and cash equivalents from $43.3 million as of December 31, 2012 to $51.4 million As of December 31, 2013.  During the year ended December 31, 2013 we generated approximately $28 million from operating activities and invested in fixed assets, net, approximately $20 million.

During the three months ended March 31, 2014, we increased our cash and cash equivalents from $51.4 million as of December 31, 2013 to $66.7 million as of March 31, 2014.  During the three months ended March 31, 2014, we generated approximately $11 million from operating activities, received $9.2 million for the issuance of 2014 Notes and invested in fixed assets, net, approximately $5 million.

As of March 31, 2014 our debt par value was approximately $126 million, comprised of approximately $49 million 2010 Notes due June 2015, $58 million par value of 2014 Notes due December 2018  and approximately $19 million borrowing under the up to $70 million Wells Fargo line of credit due December 2018.  In December 2013, we signed an amendment to our Wells Fargo credit line agreement which, among other terms, extended the final payment date of the loans to December 2018, subject to certain conditions stipulated in the amendment.

In March 2014, the Company, together with certain of its domestic subsidiaries and Tower entered into an exchange agreement (the “2014 Exchange Agreement”) with certain holders (the “2014 Participating Holders”) according to which the Company issued new unsecured 8% convertible senior notes due December 2018 (the “2014 Notes”) in exchange for approximately $45 million in aggregate principal amount of 2010 Notes, thereby reducing the aggregate principal amount of 2010 Notes outstanding from $94 million to $49 million.

In addition, the Company, Tower and certain of the 2014 Participating Holders (the “Purchasers”) entered into a purchase agreement (the “Purchase Agreement”) pursuant to which the Purchasers agreed to purchase $10 million aggregate principal amount of 2014 Notes.

We will need a significant amount of cash to satisfy our long-term and short-term debt and meet our other cash needs, which may not be available to us.  Our ability to make payments on, or repay or refinance, our debt and to fund capital expenditures, working capital and other cash needs will depend largely upon our future operating performance, our ability to drawdown additional funds, if required, from Wells Fargo credit line and our ability to refinance our debt.  Our future operating performance, to a certain extent, is subject to general economic conditions, financial markets, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that our business will generate sufficient cash flow from operations, that we will be able to refinance the debt and that future borrowings will be available to us under the credit facilities or from other sources in an amount and on terms and conditions sufficient to enable us to make payments on our debt or to fund our other liquidity needs.  In order to finance our short and long-term debt and other liabilities and obligations, we continue to explore measures to obtain funds from sources in addition to cash on hand and expected cash flow from our ongoing operations, including sales of assets ; issuance of new securities ; intellectual property licensing; improving operational efficiencies and sales; we may explore other alternatives to reduce our debt, including debt refinancing or restructuring or recycling of existing debt into new debt or other vehicles.  The Wells Fargo line of credit imposes certain limitations on our ability to repay or refinance the notes and/or to incur additional debt without Wells Fargo’s consent.  If we default on payment of the notes at maturity, such default would trigger a cross default under the Wells Fargo line of credit, which would permit the lenders to accelerate the obligations thereunder, potentially requiring us to repay or refinance the Wells Fargo credit line.  There is no assurance that we will be able to obtain sufficient funding from the financing sources detailed above or other sources in a timely manner to allow us to fully or partially repay our debt.  A default by us on any of our debt could have a material adverse effect on our operations and the interests of our creditors, and may affect our ability to fulfill our debt obligations and other liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, we are exposed to market risk from changes in interest rates, certain foreign currency exchange rate fluctuations, and certain commodity prices.  Our exposure to market risk results primarily from fluctuations in interest rates that affect our variable-rate borrowings.  Our sales and expenses are primarily denominated in U.S. dollars, and our exposure to foreign currency rate fluctuations is not significant to our financial condition and results of operations.  We have not used derivative financial instruments to manage foreign currency exchange risk exposure or interest rate exposure.

We estimate that a 1.0% increase in interest rates would have an insignificant impact on our financial statements due to the structure of our investment portfolio.

As of December 31, 2013, we did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

LEGAL MATTERS

Certain legal matters with respect to the offering will be passed upon for us by Eilenberg & Krause LLP.

EXPERTS

The 2013 and 2012 financial statements included in this prospectus have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein.  Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS INDEX

JAZZ TECHNOLOGIES, INC.

Brightman Almagor Zohar 1 Azrieli Center Tel Aviv 67021 P.O.B. 16593, Tel Aviv 61164 Israel Tel: +972 (3) 608 5555 Fax: +972 (3) 609 4022 info@deloitte.co.il

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Jazz Technologies, Inc.
Newport Beach, CA

We have audited the accompanying consolidated balance sheets of Jazz Technologies, Inc. and subsidiaries, (the "Company) (a wholly owned subsidiary of Tower Semiconductor Ltd.) as of December 31,2013 and 2012 and the related consolidated statements of operations, comprehensive loss, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement .The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Jazz Technologies, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Brightman Almagor Zohar & Co.
Certified public accountants
A Member Firm of Deloitte Touche Tohmatsu
Tel Aviv, Israel
February 27, 2014

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Balance Sheets
 (in thousands)

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$51,351	$43,306
Receivables:
Trade receivables, net of allowance for doubtful accounts of $0 and $67 at December 31, 2013 and December 31, 2012, respectively	20,426	20,056
Other receivables	9,835	1,727
Inventories	26,297	24,020
Deferred tax asset	3,846	4,207
Other current assets	1,303	2,896
Total current assets	113,058	96,212
Long-term investments	778	--
Property, plant and equipment, net	78,345	91,464
Intangible assets, net	28,302	39,126
Goodwill	7,000	7,000
Other assets – related parties	1,686	4,055
Other assets – others	1,647	1,903
Total assets	$230,816	$239,760
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank debt	$--	$19,100
Accounts payable	15,290	16,113
Accrued compensation and benefits	5,985	6,325
Deferred revenues	2,492	573
Other current liabilities	5,205	4,633
Total current liabilities	28,972	46,744
Long term liabilities:
Long-term debt from banks	19,100	--
Notes	81,181	74,584
Deferred tax liability	2,429	6,089
Employee related liabilities	2,551	7,592
Other long-term liabilities	12,780	12,602
Total liabilities	147,013	147,611
Stockholder’s equity:
Ordinary shares of $1 par value;
Authorized: 200 shares;
Issued: 100 shares;
Outstanding: 100 shares;
Additional paid-in capital	63,576	63,576
Cumulative stock based compensation	2,173	2,093
Accumulated other comprehensive earnings	3,357	1,007
Retained earnings	14,697	25,473
Total stockholders' equity	83,803	92,149
Total liabilities and stockholders’ equity	$230,816	$239,760

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Operations
(in thousands)

	Year ended December 31,
	2013	2012	2011
Revenues	$166,485	$164,395	$168,511
Cost of revenues	136,200	134,393	130,352
Gross profit	30,285	30,002	38,159
Operating expenses:
Research and development	11,662	12,930	11,936
Selling, general and administrative	12,485	14,166	16,026
Amortization related to a lease agreement early termination	7,464	--	--
Total operating expenses	31,611	27,096	27,962
Operating profit (loss)	(1,326)	2,906	10,197
Financing expense, net	(14,363)	(13,438)	(16,380)
Other income (expense), net	(433)	159	13,708
Profit (loss) before income taxes	(16,122)	(10,373)	7,525
Income tax benefit (expense)	5,346	3,052	(3,125)
Net income (loss)	$(10,776)	$(7,321)	$4,400

 See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Year ended December 31,
	2013	2012	2011
Net income (loss)	$(10,776)	$(7,321)	$4,400
Change in employees plan assets and benefit obligations , net of taxes $1,268, $1,591 and $174 for the years ended December 31, 2013, 2012 and 2011, respectively	2,350	2,440	518
Foreign currency translation adjustment	--	--	(48)
Comprehensive income (loss)	$(8,426)	$(4,881)	$4,870

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Stockholder’s Equity
(in thousands, except share data)

	Common Stock
	Shares	Amount	Additional paid-in capital and cumulative stock based compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholder’s equity
Balance at December 31, 2010	100	$--	$64,418	$(1,903)	$28,394	$90,909
Stock compensation expense	--	--	652	--	--	652
Tax benefit relating to stock based compensation	--	--	45	--	--	45
Comprehensive loss:
Other comprehensive loss	--	--	--	470	--	470
Net profit	--	--	--	--	4,400	4,400
Balance at December 31, 2011	100	$--	$65,115	$(1,433)	$32,794	$96,476
Stock compensation expense	--	--	554	--	--	554
Other comprehensive loss	--	--	--	2,440	--	2,440
Net Loss	--	--	--	--	(7,321)	(7,321)
Balance at December 31, 2012	100	$--	$65,669	$1,007	$25,473	$92,149
Stock compensation expense	--	--	261	--	--	261
Tax benefit relating to stock based compensation	--	--	(181)	--	--	(181)
Other comprehensive loss	--	--	--	2,350	--	2,350
Net Loss	--	--	--	--	(10,776)	(10,776)
Balance at December 31, 2013	100	$--	$65,749	$3,357	$14,697	$83,803

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2013	2012	2011
Operating activities:
Net income (loss)	$(10,776)	$(7,321)	$4,400
Adjustments to reconcile net income (loss) for the period to net cash provided by operating activities:
Depreciation and amortization of intangible assets	47,720	35,883	33,247
Notes accretion and amortization of deferred financing costs	6,931	5,865	6,992
Stock based compensation expense	261	554	652
Other income, net	433	(159)	(13,708)
Changes in operating assets and liabilities:
Trade receivables	(688)	(3,596)	13,545
Inventories	(2,277)	1,356	(6,280)
Other receivables and other current assets	(4,522)	1,251	(379)
Accounts payable	(2,598)	1,947	(6,440)
Due to related parties, net	(2,021)	(1,668)	(2,748)
Accrued compensation and benefits	(340)	911	(285)
Deferred revenue	1,919	(2,024)	763
Other current liabilities	480	(1,375)	(4,553)
Deferred tax liability, net	(4,550)	(1,074)	(3,783)
Employee related liabilities and long-term liabilities	(1,945)	(3,367)	9,996
Net cash provided by operating activities	28,027	27,183	31,419
Investing activities:
Purchases of property and equipment	(21,314)	(21,178)	(28,011)
Proceeds related to property and equipment	1,332	14,030	6,115
Proceeds from investment realization	--	--	31,400
Net cash provided by (used in) investing activities	(19,982)	(7,148)	9,504
Financing activities:
Debt repayment	--	--	(43,735)
Short-term debt from bank	--	3,800	(6,700)
Net cash provided by (used in) financing activities	--	3,800	(50,435)
Effect of foreign exchange rate change	--	--	(48)
Net increase (decrease) in cash and cash equivalents	8,045	23,835	(9,560)
Cash and cash equivalents at beginning of the period	43,306	19,471	29,031
Cash and cash equivalents at end of the period	$51,351	$43,306	$19,471

Non-cash activities:

	Year ended December 31,
	2013	2012	2011
Investments in property, plant and equipment	$6,304	$4,049	$3,443

Supplemental disclosure of cash flow information:

	Year ended December 31,
	2013	2012	2011
Cash paid during the period for interest	$7,500	$7,734	$11,965
Cash paid during the period for income taxes	$--	$852	$(97)

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Notes to Consolidated Financial Statements

Note 1:  Business and Formation

Unless specifically noted otherwise, as used throughout these notes to the consolidated financial statements, “Jazz”, “Company” refers to the business of Jazz Technologies, Inc. and “Jazz Semiconductor” refers only to the business of Jazz Semiconductor, Inc.

The Company

Since the merger with Tower in 2008, the Company is a 100% subsidiary of Tower.

The Company is based in Newport Beach, California and is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. The Company’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Its customers' analog and mixed-signal semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

Note 2:  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. They contain all accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position at December 31, 2013 and December 31, 2012, and the consolidated results of its operations and cash flows for the years ended December 31, 2013, December 31, 2012 and December 31, 2011. All intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified in order to conform to the 2013 presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Revenue Recognition

The Company’s net revenues are generated principally from sales of semiconductor wafers. The Company also derives revenues from engineering and design support and other technical and support services. The majority of the Company’s sales are achieved through the efforts of its direct sales force.

In accordance with ASC Topic 605 “Revenue Recognition”, the Company recognizes revenues from sale of products when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable; and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. Revenues are recognized when the acceptance criteria are satisfied, based on performing electronic, functional and quality tests on the products prior to shipment. Such Company testing reliably demonstrates that the products meet all of the specified criteria prior to formal customer acceptance.

The Company provides for sales returns and allowances relating to specified yield or quality commitments as a reduction of revenues at the time of shipment based on historical experience and specific identification of events necessitating an allowance.

Revenues for engineering, design and other support services are recognized ratably over the contract term or as services are performed.

Advances received from customers towards future engineering services and/or product purchases are deferred until services are rendered or products are shipped to the customer.

Cash and Cash Equivalents

Cash and cash equivalents consist of banks deposits and short-term investments (with original maturities of three months or less).

Allowance for Doubtful Accounts

The allowance for doubtful accounts is computed mainly on the specific identification basis for accounts whose collectability, in the Company’s estimation, is uncertain.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with US GAAP. For financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Foreign Currency Translation

The Company uses the U.S. dollar as its functional currency. All of the Company’s sales and a substantial majority of its costs are transacted in U.S. dollars.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined for raw materials and supplies mainly on the basis of the weighted average moving price per unit. Cost is determined for work in process and finished goods on the basis of actual production costs.

Property, Plant and Equipment

Property and equipment are presented at cost, including capitalizable costs. Capitalizable costs include only costs that are identifiable with, and related to, the property and equipment and are incurred prior to its initial operation.

Maintenance and repairs are charged to expense as incurred.

Cost is presented net of accumulated depreciation and amortization. Depreciation is calculated based on the straight-line method over the estimated economic lives commonly used in the industry of the assets or terms of the related leases, and range from 3 to 14 years. Leasehold improvements are amortized over the life of the asset or term of the lease, whichever is shorter. For impairment of assets tests see below.

Investment

In connection with the acquisition of Jazz Semiconductor in February 2007, the Company acquired an investment in Hua Hong Semiconductor Ltd (“HHSL”), which owns 100% of Shanghai Hua Hong NEC Electronics Company Ltd (also known as “HHNEC”). The investment represented a minority interest of approximately 10% in HHSL, hence the investment in HHSL was recorded at fair value as of the date of the Merger with Tower and subsequently carried using the cost method of accounting for investments, as the Company did not have the ability to exercise significant influence.

During 2011, the Company sold its 10% holdings in “HHSL”, in an HHSL buyback transaction for gross amount of approximately $32 million in cash, before tax and other payments and recorded a gross gain of approximately $15 million from this transaction which is included in the Statements of Operations in Other Income, Net for the year ended December 31, 2011.

Impairment of Assets

The Company reviews long-lived assets and intangible assets on a periodic basis, as well as when such a review is required based upon relevant circumstances, to determine whether events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment loss, if required is recognized based upon the difference between the carrying amount and the fair value of such assets, in accordance with ASC 360-10, “Property, Plant and Equipment”.

Impairment of Goodwill

Goodwill is subject to an impairment test on an annual basis or upon the occurrence of certain events or circumstances. Goodwill impairment is assessed based on a comparison of the fair value of the unit, to which the goodwill is ascribed, as against the underlying carrying value of its net assets, including goodwill. If the carrying amount of the unit exceeds its fair value, the implied fair value of the Company’s goodwill is compared with its carrying amount to measure the amount of impairment loss, if any.

The Company conducted an impairment analysis as of December 31, 2013. The Company used the income approach methodology of valuation that includes discounted cash flows to determine the fair value of the Company. Significant management judgment is required in the forecasts of future operating results used for this methodology. As a result of this analysis, the carrying amount of the Company’s net assets, including goodwill were not considered to be impaired and the Company did not recognize any impairment of goodwill for the period ended December 31, 2013.

Accounting for Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This topic prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred taxes are computed based on the tax rates anticipated (under applicable law as of the balance sheet date) to be in effect when the deferred taxes are expected to be paid or realized.

We evaluate the realizability of our deferred tax assets and establish valuation allowances when it is more likely than not that all or a portion of our deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. We consider all available positive and negative evidence in making this assessment, including, but not limited to, the scheduled reversal of deferred tax liabilities and projected future taxable income. In circumstances where there is sufficient negative evidence indicating that our deferred tax assets are not more-likely-than-not realizable, we establish a valuation allowance.

The future utilization of the Company’s net operating loss carry forwards to offset future taxable income is subject to an annual limitation as a result of ownership changes that have occurred or that could occur in the future. The Company has had two “change in ownership” events that limit the utilization of net operating loss carry forwards. The second “change in ownership” event occurred on September 19, 2008, the date of the Company’s merger with Tower.

We use a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate tax positions taken or expected to be taken in a tax return by assessing whether they are more-likely-than-not sustainable, based solely on their technical merits, upon examination and including resolution of any related appeals or litigation process. The second step is to measure the associated tax benefit of each position as the largest amount that we believe is more-likely-than-not realizable. Differences between the amount of tax benefits taken or expected to be taken in our income tax returns and the amount of tax benefits recognized in our financial statements, represent our unrecognized income tax benefits, which are recorded as a liability. Our policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

Stock Based Compensation

The Company applies the provisions of ASC 718 Compensation- Stock Compensation, under which employee share-based equity awards are accounted for under the fair value method. Accordingly, stock-based compensation to employees and directors is measured at the grant date, based on the fair value of the award. The Company estimates stock price volatility based on historical volatility of Tower’s stock price. The Company uses the straight-line attribution method to recognize stock-based compensation costs over the vesting period of the award.

The key assumptions used in the Black-Scholes model in determining the fair value of options granted during the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Expected life in years	4.75 years	4.75 years	4.75 years
Expected annual volatility	51.16%-64.52%	52.81%-55.04%	50.84%-54.45%
Risk-free interest rate	0.77%-1.77%	0.65%-1.03%	0.94%-2.3%
Dividend yield	0.00%	0.00%	0.00%

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

The Company generally does not require collateral for insurance of receivables. An allowance for doubtful accounts is determined with respect to those amounts that were determined to be doubtful of collection. The Company performs ongoing credit evaluations of its customers.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of December 31, 2013 and December 31, 2012 consists of:

	December 31, 2013	December 31, 2012
Customer 1	36%	24%
Customer 2	12	*

Net revenues from significant customers representing 10% or more of net revenues are provided by customers as follows:

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Customer A	23%	17%	17%
Customer B	*	*	10

* Indicates less than 10%.

As a result of the Company’s concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to these customers or a change in their financial position could materially and adversely affect the Company’s consolidated financial position, results of operations and cash flows.

The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

Initial Adoption of New Standards

On January 31, 2013, the FASB issued ASU 2013-01, which clarifies the scope of the offsetting disclosure requirements in ASU 2011-11. Under ASU 2013-01, the disclosure requirements would apply to derivative instruments accounted for in accordance with ASC 815, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending arrangements that are either offset on the balance sheet or subject to an enforceable master netting arrangement or similar agreement. The adoption of ASU 2013-01 had no impact on the Company’s financial position or results of operations.

On February 5, 2013, the FASB issued ASU 2013-02, which requires entities to disclose the following additional information about items reclassified out of accumulated other comprehensive income (AOCI):

• Changes in AOCI balances by component (e.g., unrealized gains or losses on available-for-sale securities or foreign-currency items). Both before-tax and net-of-tax presentations of the information are acceptable as long as an entity presents the income tax benefit or expense attributed to each component of OCI and reclassification adjustments in either the financial statements or the notes to the financial statements.

• Significant items reclassified out of AOCI by component either on the face of the income statement or as a separate footnote to the financial statements.

The ASU does not change the current U.S. GAAP requirements, for either public or nonpublic entities, for financial statement reporting of comprehensive income. That is, a total for comprehensive income must be reported in either (1) a single continuous statement or (2) two separate but consecutive statements. However, public entities would also need to include information about (1) changes in AOCI balances by component and (2) significant items reclassified out of AOCI. ASU 2013-02 is effective for annual and interim reporting periods beginning after December 15, 2012. Adoption of this guidance had no impact on our financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11 amending requirements for the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 requires entities to present in the financial statements an unrecognized tax benefit, or a portion of an unrecognized tax benefit as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward except to the extent such items are not available or not intended to be used at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position. In such instances, the unrecognized tax benefit is required to be presented in the financial statements as a liability and not be combined with deferred tax assets. ASU No. 2013-11 is effective for annual and interim periods beginning after December 15, 2013. The adoption of ASU No. 2013-11 had no impact on the Company’s financial position or results of operations.

Note 3:  Other Balance Sheet Details

Inventories

Inventories, net of reserves, consist of the following at December 31, 2013 and December 31, 2012 (in thousands):

	December 31, 2013	December 31, 2012
Raw material	$4,434	$4,144
Work in process	15,618	9,366
Finished goods	6,245	10,510
	$26,297	$24,020

Property, plant and equipment

Property, plant and equipment consist of the following at December 31, 2013 and December 31, 2012 (in thousands):

	Useful life (In years)	December 31, 2013	December 31, 2012
Building (including facility infrastructure)	10-14	$26,809	$25,237
Machinery and equipment	3-7	196,812	176,294
		223,621	201,531
Accumulated depreciation		(145,276)	(110,067)
		$78,345	$91,464

Intangible Assets

Intangible assets consist of the following at December 31, 2013 (in thousands):

	Weighted Average Life (years)	Cost	Accumulated Amortization	Net
Technology	4;9	$3,300	$2,046	$1,254
Patents and other core technology rights	9	15,100	8,870	6,230
In process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	916	1,684
Trade name	9	5,200	3,054	2,146
Facilities lease	1,19	33,500	16,512	16,988
Total identifiable intangible assets		$61,500	$33,198	$28,302

Intangible assets consist of the following at December 31, 2012 (in thousands):

	Weighted Average Life (years)	Cost	Accumulated Amortization	Net
Technology	4;9	$2,300	$1,400	$900
Patents and other core technology rights	9	15,100	7,192	7,908
In process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	743	1,857
Trade name	9	5,200	2,477	2,723
Facilities lease	1,19	33,500	7,762	25,738
Total identifiable intangible assets		$60,500	$21,374	$39,126

The amortization related to technology, patents and other core technologies rights, and facilities lease is charged to cost of revenues. The amortization related to customer relationships and trade name is charged to operating expenses.

Note 4:   Wells Fargo Asset-Based Revolving Credit Line

In December 2013, the Company entered into an agreement with Wells Fargo Capital Finance, part of Wells Fargo & Company (“Wells Fargo”), for a five-year secured asset-based revolving credit line in the total amount of up to $70 million maturing in December 2018 (the “Credit Line Agreement”). Loans under the Credit Line Agreement  bear interest at a rate equal to, at lender’s option, either the lender’s prime rate plus a margin ranging from 0.50% to 1.0% or the LIBOR rate plus a margin ranging from 1.75% to 2.25% per annum.

The outstanding borrowing availability varies from time to time based on the levels of the Company's eligible accounts receivable, eligible equipment, eligible inventories and other terms and conditions described in the Credit Line Agreement. The Credit Line Agreement is secured by the assets of the Company. The Loan Agreement contains customary covenants and other terms, including covenants, as well as customary events of default and a requirement to provide assurance in a form satisfactory to Wells Fargo for the ability of the Company  to address its approximately $94 million notes due June 2015 prior to its maturity. If any event of default occurs, Wells Fargo may declare due immediately, all borrowings under the facility and foreclose on the collateral. Furthermore, an event of default under the Loan Agreement would result in an increase in the interest rate on any amounts outstanding.

Borrowing availability under the Credit Line Agreement as of December 31, 2013 was approximately $52 million.

As of December 31, 2013, the Company was in compliance with all the covenants under this facility.

Outstanding borrowing as of December 31, 2013 was approximately $19 million.

Note 5:  Notes

In July 2010, the Company issued notes in the principal amount of approximately $94 million due June 2015 (the “2010 Notes”).   Interest on the 2010 Notes at a rate of 8% per annum is payable semiannually.

The 2010 Notes constitute unsecured obligations of the Company, rank on parity in right of payment with all other debt of the Company, are effectively subordinated to all secured debt of the Company to the extent of the value of the collateral securing such debt, including debt to Wells Fargo under the Credit Line Agreement, see Note 4.  The 2010 Notes are not guaranteed by Tower. The 2010 Notes shall rank senior to all future debt of the Company to the extent the future debt is expressly subordinated to the 2010 Notes. The 2010 Notes are jointly and severally guaranteed on a senior unsecured basis by the Company’s domestic subsidiaries.

Beginning July 1, 2013, the Company may redeem some or all of the 2010 Notes for cash at a redemption price equal to par plus accrued and unpaid interest plus a redemption premium equal to 4% if redemption occurs prior to July 1, 2014 and 2% if redemption occurs between July 1, 2014 and maturity.

The indenture of the 2010 Notes contains certain customary covenants as set forth in the Indenture.

Holders of the 2010 Notes are entitled, subject to certain conditions and restrictions, to require the Company to repurchase the 2010 Notes at par plus accrued interest and a 1% redemption premium in the event of certain change of control transactions.

If there is an event of default on the 2010 Notes, all of the 2010 Notes may become immediately due and payable, subject to certain conditions set forth in the Indenture.

The Company’s obligations under the 2010 Notes are guaranteed by the Company’s wholly owned domestic subsidiaries. The Company has not provided condensed consolidated financial information for such subsidiaries because the subsidiaries have no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and the subsidiaries of the Company, other than the subsidiary guarantors, are minor.

For disclosure purpose, the 2010 Notes fair value of $89 million  is determined by taking in consideration (i) the market approach, using the last quotations of the notes and (ii) the income approach utilizing the present value method at discount rate with credit worthiness appropriate for the Company.

Note 6:  Income Taxes

The Company’s effective tax rate differs from the statutory rate as follows (in thousands):

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Tax provision (benefit) computed at the federal statutory rate	$(5,643)	$(3,630)	$2,634
State tax, net of federal provision (benefit)	262	100	96
Research Credits	(186)	--	(201)
Unrecognized tax benefits	298	248	447
Permanent items & others	(77)	230	149
Income tax provision (benefit)	$(5,346)	$(3,052)	$3,125

The Company’s tax provision (benefit) is as follows (in thousands):

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Current tax expense (benefit):
Federal	$(633)	$(1,948)	$6,687
State	41	(51)	95
Foreign	12	21	59
Total current	(580)	(1,978)	6,841
Deferred tax benefit:
Federal	(4,766)	(1,074)	(3,716)
State	--	--	--
Total deferred	(4,766)	(1,074)	(3,716)
Income tax provision (benefit)	$(5,346)	$(3,052)	$3,125

The Company’s effective tax rate for the year ended December 31, 2013 is lower than the statutory rate primarily due to interest expense on unrecognized tax benefits.

The Company establishes a valuation allowance for deferred tax assets, when it is unable to conclude that it is more likely than not that such deferred tax assets will be realized. In making this determination the Company evaluates both positive and negative evidence. The state deferred tax assets exceed the reversal of taxable temporary differences. Without other significant positive evidence, the Company has determined that the state deferred tax assets are not more likely than not to be realized.

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes are as follows (in thousands):

	December 31, 2013	December 31, 2012
Deferred tax assets– current:
Net operating loss carryforwards	$2,026	$758
Employees benefits and compensation	1,520	1,566
Accruals, reserves and others	1,757	2,449
Total deferred tax assets	5,303	4,773
Valuation allowance	(1,457)	(566)
Total current deferred tax benefit	$3,846	$4,207

Net deferred tax liability- long-term:
Deferred tax assets
Net operating loss carry forward	$10,751	$11,871
Employees benefits and compensation	2,829	3,413
Other	--	104
	13,580	15,388
Valuation allowance	(4,983)	(5,779)
	8,597	9,609
Deferred tax liability - property, plant and equipment	$(1,230)	$(2,504)
Intangible assets	(7,253)	(11,063)
Debt discount	(884)	(1,203)
Other	(1,659)	(928)
Total deferred tax liabilities	(2,429)	(6,089)
Net deferred taxes	$1,417	$(1,882)

The future utilization of the Company’s net operating loss carry forwards to offset future taxable income is subject to an annual limitation as a result of ownership changes that have occurred. Additional limitations could apply if ownership changes occur in the future. The Company has had two “change in ownership” events that limit the utilization of net operating loss carry forwards. The first “change in ownership” event occurred in February 2007 upon our acquisition of Jazz Semiconductor. The second “change in ownership” event occurred on September 19, 2008, the date of the Company’s Merger with Tower. The Company concluded that the net operating loss limitation for the change in ownership which occurred in September 2008 will be an annual utilization of $2.1 million for the use in its tax return. The Company had at December 31, 2013 federal net operating loss carry forwards of approximately $36 million that will begin to expire in 2021 unless previously utilized.

At December 31, 2013, the Company had state net operating loss carry forwards of approximately $123.9 million. The state tax loss carry forwards will begin to expire in 2014, unless previously utilized.

At December 31, 2013, the Company had combined federal and state alternative minimum tax credits of $0.2 million. The alternative minimum tax credits do not expire. At December 31, 2013, the Company had approximately $0.8 million of federal research and development credits that will begin to expire in 2014.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized tax benefits
(in thousands)
Balance at January 1, 2013	$19,721
Additions for tax positions of current year	12
Reductions for tax positions of prior years	(371)
Balance at December 31, 2013	$19,362

Unrecognized tax benefits
(in thousands)
Balance at January 1, 2012	$23,965
Reductions for tax positions of prior year	(275)
Settlements	(3,969)
Balance at December 31, 2012	$19,721

Unrecognized tax benefits
(in thousands)
Balance at January 1, 2011	$14,908
Additions for tax positions of current year	50
Additions for tax positions of prior year	9,730
Reductions for tax positions of prior year	(723)
Balance at December 31, 2011	$23,965

The Company accounts for its uncertain tax provisions in accordance with ASC 740. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. At December 31, 2013, the Company had unrecognized tax benefits of $19.4 million. The amount of unrecognized tax benefit that, if recognized and realized, would affect the effective tax rate is $19.0 million as of December 31, 2013.

In 2013, the U.S. tax authorities commenced an audit of the Company’s 2011 tax returns, and asked the Company for certain reports and data in connection with said year’s tax returns. There is no indication to date whether the Company will be required to pay any additional taxes pursuant to said audit.

During 2012, the Internal Revenue Service ("IRS") performed an audit of the Company's 2009 and 2010 federal income tax returns. The audit did not materially change the Company's consolidated statements of operations. The change in the company's balance sheet resulted primarily in a classification of a long term liability to a current liability, which was partially paid as of December 31, 2012.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2010; state and local income tax examinations before 2009; and foreign income tax examinations before 2010. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount.

The American Taxpayer Relief Act of 2012 (the “Act”) cleared the House of Representatives and the Senate on January 1, 2013, and was signed into law by President Obama on January 2, 2013.  Among other things, the Act extended the research tax credit retroactively to 2012 and prospectively through the end of 2013.  Had the Act been enacted as of December 31, 2012, the research tax credit would have increased our effective tax rate for the year ended December 31, 2012  by approximately 1.4%.

In September 2013, the U.S. Treasury Department released final income tax regulations on the deduction and  capitalization of expenditures related to tangible property. These final regulations apply to tax years beginning on or after January 1, 2014, and may be adopted in earlier years.  The Company does not intend to early adopt the tax regulations. The tangible property regulations will require the Company to make additional tax accounting method changes as of January 1, 2014; however, the Company does not anticipate the impact of these changes to be material to the Company’s consolidated financial position, its results of operations and its footnote disclosures.

Note 7:  Employee Benefit Plans

The following information provided recognizes the changes in 2013, 2012 and 2011 periodic expenses and benefit obligations due to the bargaining agreement effective December 19, 2009 entered into by the Company with its collective bargaining unit employees.

Postretirement Medical Plan

The components of the net periodic benefit cost and other amounts recognized in other comprehensive income (loss) for the Company’s postretirement medical plan expense are as follows (in thousands, except percentages):

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Net periodic benefit cost
Service cost	$32	$146	$193
Interest cost	126	399	573
Expected return on plan assets	--	--	--
Amortization of transition obligation/(asset)	--	--	--
Amortization of prior service costs	(1,703)	(244)	114
Amortization of net (gain) or loss	(132)	--	109
Total net periodic benefit cost	$(1,677)	$301	$989
Other changes in plan assets and benefits obligations recognized in other comprehensive income
Prior service cost for the period	$(91)	$(3,851)	$(990)
Net (gain) or loss for the period	(668)	(1,355)	(1,752)
Amortization of transition obligation (asset)	--	--	--
Amortization of prior service costs	1,703	244	(114)
Amortization of net gain or (loss)	132	--	(109)
Total recognized in other comprehensive income	$1,076	$(4,962)	$(2,965)
Total recognized in net periodic benefit cost and other comprehensive income	$(601)	$(4,661)	$(1,976)
Weighted average assumptions used:
Discount rate	4.30%	5.20%	5.90%
Expected return on plan assets	N/A	N/A	N/A
Rate of compensation increases	N/A	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for current year (Pre-65/Post-65)	8.25%/35.00%	8.25%/57.00%	10.00%/21.00%
Ultimate rate (Pre-65/Post-65)	5.00%/5.00%	5.00%/5.00%	5.00%/5.00%
Year the ultimate rate is reached (Pre-65/Post-65)	2022/2022	2021/2019	2021/2019
Measurement date	December 31, 2013	December 31, 2012	December 31, 2011

Impact of one-percentage point change in assumed health care cost trend rates as of December 31, 2013:	Increase	Decrease
Effect on service cost and interest cost	13	$(10)
Effect on postretirement benefit obligation	145	(116)

The components of the change in benefit obligation; change in plan assets and funded status for the Company’s postretirement medical plan are as follows (in thousands):

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Change in benefit obligation:
Benefit obligation at beginning of period	$2,995	$7,749	$9,811
Service cost	32	146	193
Interest cost	126	399	573
Benefits paid	(77)	(93)	(86)
Change in plan provisions	(91)	(3,851)	(990)
Actuarial loss (gain)	(668)	(1,355)	(1,752)
Benefit obligation end of period	$2,317	$2,995	$7,749
Change in plan assets:
Fair value of plan assets at beginning of period	$--	$--	$--
Actual return on plan assets	--	--	--
Employer contribution	77	93	86
Benefits paid	(77)	(93)	(86)
Fair value of plan assets at end of period	$--	$--	$--
Funded status	$(2,317)	$(2,995)	$(7,749)

Non-current assets	$--	$--	$--
Current liabilities	(89)	(132)	(137)
Non-current liabilities	(2,228)	(2,863)	(7,612)
Net amount recognized	$(2,317)	$(2,995)	$(7,749)
Weighted average assumptions used:
Discount rate	5.20%	4.30%	5.20%
Rate of compensation increases	N/A	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year (Pre 65/Post 65)	7.75%/25.00%	8.25%/35.00%	8.25%/57.00%
Ultimate rate (Pre 65/ Post 65)	5.00%/5.00%	5.00%/5.00%	5.00%/5.00%
Year the ultimate rate is reached (Pre 65/ Post 65)	2022/2022	2022/2022	2021/2019

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits ($)
2014	$89
2015	83
2016	82
2017	101
2018	116
2019-2023	$678

The Company adopted several changes to the postretirement medical plan in 2012 that cumulatively reduced obligations by approximately $3.9 million.  The changes in the plan will be implemented through 2015 and include the phase out of spousal coverage, introduction of an employer-paid cap, and acceleration of increases in retiree contribution rates.

Pension Plan

The Company has a pension plan that provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts.

The components of the change in benefit obligation, the change in plan assets and funded status for the Company’s pension plan are as follows (in thousands, except percentages):

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Net periodic benefit cost
Service cost	$--	$--	$--
Interest cost	732	761	736
Expected return on plan assets	(948)	(817)	(810)
Amortization of transition obligation/(asset)	--	--	--
Amortization of prior service costs	--	--	--
Amortization of net (gain) or loss	97	70	--
Total net periodic benefit cost	$(119)	$14	$(74)

Prior service cost for the period	$93	$--	$--
Net (gain) or loss for the period	(4,696)	1,000	2,468
Amortization of transition obligation (asset)	--	--	--
Amortization of prior service costs	--	--	--
Amortization of net gain or (loss)	(97)	(70)	--
Total recognized in other comprehensive income	$(4,700)	$930	$2,468
Total recognized in net periodic benefit cost and other comprehensive income	$(4,819)	$944	$2,394
Weighted average assumptions used:
Discount rate	4.30%	5.10%	5.70%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increases	N/A	N/A	N/A
Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:
Transition obligation (asset)	$--	$--	$--
Prior service cost	3	--	--
Net actuarial (gain) or loss	$--	$97	$--

The components of the change in benefit obligation; change in plan assets and funded status for the Company’s pension plan are as follows (in thousands, except percentages):

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Change in benefit obligation:
Benefit obligation at beginning of period	$17,272	$15,134	$13,105
Service cost	--	--	--
Interest cost	732	761	736
Benefits paid	(437)	(293)	(273)
Change in plan provisions	93	--	--
Actuarial loss (gain)	(1,787)	1,670	1,566
Benefit obligation end of period	$15,873	$17,272	$15,134
Change in plan assets
Fair value of plan assets at beginning of period	$12,543	$10,842	$10,742
Actual return on plan assets	3,857	1,488	(92)
Employer contribution	689	506	465
Benefits paid	(437)	(293)	(273)
Fair value of plan assets at end of period	$16,652	$12,543	$10,842
Funded status	$779	$(4,729)	$(4,292)
Accumulated benefit obligation	$15,873	$17,272	$15,134

Non-current assets	$779	$--	$--
Current liabilities	--	--	--
Non-current liabilities	--	(4,729)	(4,292)
Net amount recognized	$779	$(4,729)	$(4,292)
Weighted average assumptions used
Discount rate	5.10%	4.30%	5.10%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increases	N/A	N/A	N/A

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits
2014	$540
2015	615
2016	684
2017	748
2018	806
2019-2023	$4,829

The Plan’s assets measured at fair value on a recurring basis consisted of the following as of December 31, 2013:

	Level 1	Level 2	Level 3
Investments in Mutual Funds	$--	$16,652	$--
Total plan assets at fair value	$--	$16,652	$--

The Plan’s assets measured at fair value on a recurring basis consisted of the following as of December 31, 2012:

	Level 1	Level 2	Level 3
Investments in Mutual Funds	$--	$12,543	$--
Total plan assets at fair value	$--	$12,543	$--

The Company’s pension plan weighted average asset allocations at December 31, 2013 by asset category are as follows:

Asset Category:	December 31, 2013	Target allocation 2014
Equity securities	86%	65%-75%
Debt securities	14%	25%-35%
Real estate	0%	0%
Other	0%	0%
Total	100%	100%

The Company’s primary policy goals regarding plan assets are cost-effective diversification of plan assets, competitive returns on investment, and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-35% debt, or fixed income securities, and 65-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indices and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management. Actual allocation to each asset category fluctuate and might be outside the target range due to changes in market conditions. In 2014 Jazz rebalanced its assets allocation to align with the target asset allocation.

The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management's estimates are not consistent with actual investment performance.

Note 8:  Stockholders’ Equity

In August 2012, Tower completed a reverse split of its ordinary shares at a ratio of 1 for 15. Proportional adjustments were made to all of Tower’s outstanding convertible securities.

All numbers of shares and other convertible securities of Tower and Tower's share price in these financial statements reflect the effect of the reverse share split.

Common Stock

As of December 31, 2013 and December 31, 2012, the Company had 200 authorized shares.

The number of outstanding shares of the Company's common stock at December 31, 2013 was 100, all of which are owned by Tower.

Stock Options

Pursuant to the Merger with Tower, options to purchase shares of the Company’s common stock that were outstanding immediately prior to the effective date of the Merger became exercisable for Tower ordinary shares. As of December 31, 2013 61,325 non-qualified stock options outstanding under those plans. No further grants may be made under these plans.

On September 19, 2008, Tower awarded non-statutory stock options to employees of the Company. The stock option grants vest on the second anniversary from the date of grant.  As of December 31, 2013 9,337 non-qualified stock options outstanding under this plan. No further grants may be made under this plan.

Tower’s 2009 Share Incentive Plans (the "2009 Plans") - In 2009 the Company adopted new share incentive Plans to directors officers, employees and its subsidiaries. The options granted at an exercise price which equals the closing market price of the ordinary shares immediately prior to the date of grant, vest over up to a three, and are not exercisable beyond seven years from the grant date. As of December 31, 2013 166,451 non-qualified stock options outstanding under the 2009 Plans. No further grants may be made under these plans

Tower’s 2013 Share Incentive Plan (the "2013 Plan") -In 2013 the Company adopted new share incentive Plan to directors, officers, employees and its subsidiaries. Options to be granted under the plan will bear exercise price which equals an average of the closing price in the thirty trading days immediately prior to the date of grant, vest over up to a three year period and are not exercisable beyond seven years from the grant date. As of December 31, 2013 886,634 non-qualified stock options are outstanding under the 2013 Plan. Further grants may be approved in accordance with the Board of Directors of the Company’s decision.

During 2012, Tower awarded 5,001 non-qualified stock options to Company employees that vest over a three year period from the date of grant. The weighted average exercise price was $12.91.

During 2013, Tower awarded 894,634 non-qualified stock options to Company employees that vest over a three year period from the date of grant. The weighted average exercise price was $4.48.

The Company recorded $261,000, $553,000 and $652,000 of compensation expenses relating to options granted to employees, for the years ended December 31, 2013, 2012 and 2011, respectively. Stock-based compensation expense was recognized in the following line items in the statement of operations (in thousands):

	Year Ended December 31,
	2013	2012	2011
Component of income (loss) before provision for income taxes:
Cost of revenue	$190	$291	$346
Research and development, net	120	126	153
Selling, general and administrative	(49)	136	153
Stock-based compensation expense	261	553	652
Income tax benefits related to stock-based compensation (before consideration of valuation allowance)	(92)	(196)	(244)
Stock-based compensation, net of taxes	$169	$357	$408

The following table summarizes stock option award activity:

	Number of options	Weighted average exercise price per option
	(in thousands)
Outstanding at December 31, 2012	364	$15.51
Granted	895	4.48
Exercised	(19)	4.35
Cancelled or expired	(116)	21.49
Outstanding at December 31, 2013	1,124	6.30
Options exercisable at December 31, 2013	203	$12.08

	Number of options	Weighted average exercise price per option
	(in thousands)
Outstanding at December 31, 2011	364	$15.55
Granted	5	12.91
Exercised	(1)	5.58
Cancelled or expired	(4)	17.00
Outstanding at December 31, 2012	364	15.51
Options exercisable at December 31, 2012	251	$13.07

	Number of options	Weighted average exercise price per option
	(in thousands)
Outstanding at December 31, 2010	299	$13.14
Granted	101	21.16
Exercised	(16)	7.03
Cancelled or expired	(20)	14.54
Outstanding at December 31, 2011	364	15.55
Options exercisable at December 31, 2011	185	$15.38

The aggregate pretax intrinsic value, weighted average remaining contractual life, and weighted average per share exercise price of options outstanding and of options exercisable as of December 31, 2013 were as follows:

Options Outstanding:

Range of Exercise Prices	Number of Shares (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)
$4.35-13.2	1,027	$4.67	6.35
$21-28.2	97	$23.51	3.78
	1,124	$6.30	6.13

Options Exercisable:

Range of Exercise Prices	Number of Shares (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)
$4.35-13.2	133	$5.62	3.07
$21-28.2	70	$24.37	3.63
	203	$12.08	3.27

The following table summarizes key data points for exercised options (in thousands):

	Year Ended December 31,
	2013	2012	2011
The intrinsic value of options exercised	$31	$5	$186
Cash received from the exercise of stock options	82	4	113
The tax benefit realized from stock options exercised	10	2	63
The fair value of options exercised	$124	$3	$54

Note 9:  Related Party Transactions:

	December 31, 2013	December 31, 2012
Due from related party (included in the accompanying balance sheets)	$6,406	$6,100
Due to related parties (included in the accompanying balance sheets )	$146	$54

Related party balances are with Tower and are mainly for purchases and payments on behalf of the other party, tools sale, tools lease and service charges.

Note 10:  Segment and Geographic Information

ASC Topic 280 “Segment Reporting”, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

Revenues are derived principally from customers located within the United States.

Long-lived assets consisting of property, plant and equipment and intangible assets are primarily located within the United States.

Note 11:  Commitments and Contingencies

Leases

Since 2002, the Company has leased its fabrication facilities, land and headquarters from Conexant. In December 2010, Conexant sold the Company’s fabrication facilities, land and headquarters. In connection with the sale, the Company negotiated amendments to its operating leases that confirm the Company’s ability to remain in the fabrication facilities through 2027, including the Company’s options to extend the lease term at its sole discretion from 2017 to 2022 and from 2022 to 2027. Under our amended leases with the new owner, the Company’s rental payments consist of  fixed base rent and fixed management fees and our pro rata share of certain expenses incurred by the landlord in the ownership of these buildings, including property taxes, building insurance and common area maintenance. These lease expenses are included in operating expenses in the accompanying consolidated statements of operations.

In regards to an office building lease, the Company’s landlord exercised its right to terminate the office building lease, effective January 1, 2014. The Company moved its offices to the fabrication building and to nearby new leased office space. The Company and the landlord signed an additional amendment to the amended lease to reflect termination of the office building lease and certain obligations of the Company and the landlord, including certain noise abatement actions at the fabrication facility. This office building termination has no impact whatsoever on the Company’s fabrication buildings, facilities and operations and the Company’s ability to remain in the fabrication facilities through 2027 (including by exercising its two consecutive five-year extension periods which it can exercise in its sole discretion).

Aggregate rental expense under operating leases was approximately $2.4 million for each of the years ended December 31, 2013, 2012 and 2011, respectively.

Future minimum payments under non-cancelable building operating lease are as follows:

	Payment Obligations by Year (in thousands)
	2014	2015	2016	2017	2018	Thereafter	Total
Operating leases	$1,898	$2,096	$2,108	$693	$372	$408	$7,575

Environmental Matters

The Company’s operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with environmental law is a major consideration for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has materially complied with all material environmental laws and regulations. There have been no material claims asserted nor is management aware of any material unasserted claims for environmental matters.

Indemnification

The Company has entered into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement that arise from the Company's manufacturing process. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable and estimable.

Note 12:  Valuation Account

Dollars in thousands		Additions
	Balance at the beginning of the period	Charged to costs and expenses	Deductions (A)	Balance at the end of the period
Allowance for doubtful accounts receivable:

Year ended December 31, 2013	$67	$(61)	$(6)	$0
Year ended December 31, 2012	$1,020	$17	$(970)	$67
Year ended December 31, 2011	$326	$1,017	$(323)	$1,020

(A) Uncollectible accounts receivable written off, net of recoveries

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,653	$51,351
Receivables:
Trade receivables, net of allowance for doubtful accounts of $0 at March 31, 2014 and December 31, 2013	22,933	20,426
Other receivables	6,566	9,835
Inventories	25,984	26,297
Deferred tax asset	3,944	3,846
Other current assets	1,208	1,303
Total current assets	127,288	113,058
Long-term investments	921	778
Property, plant and equipment, net	75,138	78,345
Intangible assets, net	27,211	28,302
Goodwill	7,000	7,000
Other assets – related parties	1,562	1,686
Other assets – others	1,904	1,647
Total assets	$241,024	$230,816
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	20,323	15,290
Accrued compensation and benefits	6,929	5,985
Deferred revenues	1,058	2,492
Other current liabilities	2,949	5,205
Total current liabilities	31,259	28,972
Long term liabilities:
Long-term debt from banks	19,100	19,100
Notes	84,261	81,181
Deferred tax liability	5,235	2,429
Employee related liabilities	2,551	2,551
Other long-term liabilities	12,918	12,780
Total liabilities	155,324	147,013
Stockholder’s equity:
Ordinary shares of $1 par value;
Authorized: 200 shares;
Issued: 100 shares;
Outstanding: 100 shares;
Additional paid-in capital	74,986	63,576
Cumulative stock based compensation	2,355	2,173
Accumulated other comprehensive earnings	2,792	3,357
Retained earnings	5,567	14,697
Total stockholders' equity	85,700	83,803
Total liabilities and stockholders’ equity	$241,024	$230,816

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three months ended
	March 31, 2014	March 31, 2013
Revenues	$46,919	$36,774
Cost of revenues	39,919	29,899
Gross profit	7,000	6,875
Operating expenses:
Research and development	2,715	2,879
Selling, general and administrative	3,255	2,736
Amortization related to a lease agreement early termination	--	1,866
Total operating expenses	5,970	7,481
Operating income (loss)	1,030	(606)
Financing expense, net	(13,800)	(3,485)
Loss before income taxes	(12,770)	(4,091)
Income tax benefit	3,640	1,670
Net loss	$(9,130)	$(2,421)

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in thousands)

	Three months ended
	March 31, 2014	March 31, 2013
Net loss	$(9,130)	$(2,421)
Change in employees plan assets and benefit obligations	(565)	(440)
Comprehensive loss	$(9,695)	$(2,861)

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31, 2014	Three months ended March 31, 2013
Operating activities:
Net loss	$(9,130)	$(2,421)
Adjustments to reconcile net loss for the period to net cash provided by operating activities:
Loss from notes exchange	9,817	--
Depreciation and amortization of intangible assets	10,489	10,891
Notes accretion and amortization of deferred financing costs	2,067	1,597
Stock based compensation expense	182	87
Changes in operating assets and liabilities:
Trade receivables	(2,507)	(974)
Inventories	313	173
Other receivables and assets	2,397	(2,142)
Accounts payable	2,654	1,281
Due to related parties, net	958	(628)
Accrued compensation and benefits	944	659
Deferred Revenue	(1,434)	(9)
Other current liabilities	(2,812)	(2,309)
Deferred tax liability, net	(3,437)	--
Employee related liabilities and other long-term liabilities	39	62
Net cash provided by operating activities	10,540	6,267
Investing activities:
Purchases of property and equipment	(4,452)	(5,000)
Proceeds related to property and equipment	--	726
Net cash used in investing activities	(4,452)	(4,274)
Financing activities:
Proceeds from issuance of notes, net	9,214	--
Net cash provided by financing activities	9,214	--
Net increase in cash and cash equivalents	15,302	1,993
Cash and cash equivalents at beginning of period	51,351	43,306
Cash and cash equivalents at end of period	$66,653	$45,299
Non cash activities:
Investments in property, plant and equipment	$4,557	$1,517

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$4,625	$3,867
Cash paid during the period for income taxes	$--	$--

See accompanying notes.

Jazz Technologies, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2014

Note 1: Business and Formation

Unless specifically noted otherwise, as used throughout these notes to the consolidated financial statements, “Jazz”, “Company” refers to the business of Jazz Technologies, Inc. and “Jazz Semiconductor” refers only to the business of Jazz Semiconductor, Inc.

The Company

Since the merger with Tower in 2008, the Company is a 100% subsidiary of Tower.

The Company is based in Newport Beach, California and is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. The Company’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Its customers' analog and mixed-signal semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The Company prepares its consolidated financial statements in accordance with SEC and U.S. generally accepted accounting principles (“US GAAP”) requirements and includes all adjustments of a normal recurring nature that are necessary to fairly present its condensed consolidated results of operations, financial position, and cash flows for all periods presented. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Interim period results are not necessarily indicative of full year results. This quarterly report should be read in conjunction with the Company’s most recent Annual Report on Form 10-K.

The condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring adjustments that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position at March 31, 2014 and December 31, 2013, and the consolidated results of its operations and cash flows for the three months ended March 31, 2014 and March 31, 2013. All intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified in order to conform to 2014 presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with US GAAP. For financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

The Company generally does not require collateral for insurance of receivables. An allowance for doubtful accounts is determined with respect to those amounts that were determined to be doubtful of collection. The Company performs ongoing credit evaluations of its customers.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of March 31, 2014 and December 31, 2013 consists of:

	March 31, 2014	December 31, 2013
Customer 1	37%	36%
Customer 2	*	12

Net revenues from significant customers representing 10% or more of net revenues consist of:

	Three months ended
	March 31, 2014	March 31, 2013
Customer A	30%	21%
Customer B	10	*
Customer C	*	15
Customer D	*	10

* Indicates less than 10%

As a result of the Company’s concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of products sold to these customers or a change in their financial position, could materially and adversely affect the Company’s consolidated financial position, results of operations and cash flows.

The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

Initial Adoption of New Standards

No new accounting standards have been issued during 2014, with an effective date in or after fiscal year 2014, that is expected to have a significant impact on the Company’s consolidated financial statements.

Note 3: Other Balance Sheet Details

Inventories

Inventories, net of reserves, consist of the following on March 31, 2014 and December 31, 2013 (in thousands):

	March 31, 2014	December 31, 2013
Raw material	$4,130	$4,434
Work in process	17,364	15,618
Finished goods	4,490	6,245
	$25,984	$26,297

Property, Plant and Equipment

Property, plant and equipment consist of the following on March 31, 2014 and December 31, 2013 (in thousands):

	Useful life(in years)	March 31, 2014	December 31, 2013
Building improvements	10-14	$26,984	$26,809
Machinery and equipment	3-7	202,831	196,812
		229,815	223,621
Accumulated depreciation		(154,677)	(145,276)
		$75,138	$78,345

Intangible Assets

Intangible assets consist of the following on March 31, 2014 (in thousands):

	Useful life (in years)	Cost	Accumulated Amortization	Net
Technology	4;9	$3,300	$2,206	$1,094
Patents and other core technology rights	9	15,100	9,289	5,811
In-process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	960	1,640
Trade name	9	5,200	3,199	2,001
Facilities lease	1,19	33,500	16,835	16,665
Total identifiable intangible assets		$61,500	$34,289	$27,211

Intangible assets consist of the following on December 31, 2013 (in thousands):

	Useful life (in years)	Cost	Accumulated Amortization	Net
Technology	4;9	$3,300	$2,046	$1,254
Patents and other core technology rights	9	15,100	8,870	6,230
In-process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	916	1,684
Trade name	9	5,200	3,054	2,146
Facilities lease	1,19	33,500	16,512	16,988
Total identifiable intangible assets		$61,500	$33,198	$28,302

The amortization related to technology, patents and other core technologies rights, and facilities lease is charged to cost of revenues. The amortization related to customer relationships and trade name is charged to operating expenses.

Note 4: Wells Fargo Asset-Based Revolving Credit Line

In December 2013, the Company entered into an agreement with Wells Fargo Capital Finance, part of Wells Fargo & Company (“Wells Fargo”), to amend the previous loan and security agreement, for a  five-year secured asset-based revolving credit line in the total amount of up to $70 million, maturing in December 2018 (the “Credit Line Agreement”). Loans under the Credit Line Agreement bear interest at a rate equal to, at lender’s option, either the lender’s prime rate plus a margin ranging from 0.50% to 1.0% or the LIBOR rate plus a margin ranging from 1.75% to 2.25% per annum.

The outstanding borrowing availability varies from time to time based on the levels of the Company's eligible accounts receivable, eligible equipment, eligible inventories and other terms and conditions described in the Credit Line Agreement. The Credit Line Agreement is secured by the assets of the Company. The Credit Line Agreement contains customary covenants and other terms, including customary events of default.  If any event of default occurs, Wells Fargo may declare due immediately, all borrowings under the facility and foreclose on the collateral. Furthermore, an event of default under the Credit Line Agreement would result in an increase in the interest rate on any amounts outstanding.  The Company's obligations pursuant to the Credit Line Agreement are not guaranteed by Tower.

Borrowing availability under the Credit Line Agreement as of March 31, 2014 was approximately $51 million.  As of March 31, 2014, the Company was in compliance with all the covenants under this facility.  Outstanding borrowing as of March 31, 2014, was approximately $19 million.

Note 5:Notes

Introduction

As of March 31, 2014, the Company has approximately $49 million principal amount of Notes outstanding due June 2015 and approximately $58 million principal amount of Notes outstanding due December 2018. Description and composition are as follows:

$49 million Jazz 2010 Notes due June 2015:

In July 2010, the Company issued notes in the principal amount of approximately $94 million due June 2015 (the “2010 Notes”).  Interest on the 2010 Notes at a rate of 8% per annum is payable semiannually. As a result of the consummation of the transactions related to the 2014 Exchange Agreement (as defined and discussed below), as of March 31, 2014, approximately $49 million principal amount of 2010 Notes was outstanding.

The 2010 Notes are unsecured obligations of the Company, rank equally with all other existing and future unsecured senior indebtedness of the Company, including the 2014 Notes (as defined below) and are effectively subordinated to all existing and future secured indebtedness of the Company, including the Company’s up to $70 million secured Credit Line Agreement with Wells Fargo (see Note 4 above), to the extent of the value of the collateral securing such indebtedness. The 2010 Notes are not guaranteed by Tower. The 2010 Notes shall rank senior to all existing and future subordinated debt of the Company.

Since July 1, 2013, the Company has had the right to redeem some or all of the 2010 Notes for cash at a redemption price equal to par plus accrued and unpaid interest plus a redemption premium equal to 4% if redemption occurs prior to July 1, 2014 and 2% if redemption occurs between July 1, 2014 and maturity.

Holders of the 2010 Notes are entitled, subject to certain conditions and restrictions, to require the Company to repurchase the 2010 Notes at par plus accrued interest and a 1% redemption premium in the event of certain change of control transactions as set forth in the Indenture.

The indenture governing the 2010 Notes contains certain customary covenants as set forth in the Indenture.

If there is an event of default on the 2010 Notes, all of the 2010 Notes may become immediately due and payable, subject to certain conditions set forth in the Indenture.

The Company’s obligations under the 2010 Notes are guaranteed by the Company’s wholly owned domestic subsidiaries. The Company has not provided condensed consolidated financial information for such subsidiaries because the subsidiaries have no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and the subsidiaries of the Company, other than the subsidiary guarantors, are minor.

$58 million Jazz 2014 Notes due December 2018:

In March 2014, the Company, together with certain of its domestic subsidiaries and Tower entered into an exchange agreement (the “2014 Exchange Agreement”) with certain holders (the “2014 Participating Holders”) according to which the Company issued new unsecured 8% convertible senior notes due December 2018 (the “2014 Notes”) in exchange for approximately $45 million in aggregate principal amount of 2010 Notes, thereby reducing the aggregate principal amount of 2010 Notes outstanding from $94 million to $49 million.

In addition, the Company, Tower and certain of the 2014 Participating Holders (the “Purchasers”) entered into a purchase agreement (the “Purchase Agreement”) pursuant to which the Purchasers agreed to purchase $10 million aggregate principal amount of 2014 Notes.

The 2014 Participating Holders and Purchasers may submit a conversion request with the Company to be settled at the Company’s discretion through cash or Tower‘s ordinary shares, in which event Tower has to issue ordinary shares based on a conversion price of $10.07 per share, reflecting a 20 percent premium over the average closing price for Tower’s ordinary shares for the five trading days ending on the day prior to the signing date of the 2014 Exchange Agreement and Purchase Agreement.

The 2014 Notes are unsecured senior obligations of the Company, rank equally with all other existing and future unsecured senior indebtedness of the Company, including the 2010 Notes, and are effectively subordinated to all existing and future secured indebtedness of the Company, including the Company’s up to $70 million secured Credit Line Agreement with Wells Fargo (see Note 4 above), to the extent of the value of the collateral securing such indebtedness. The 2014 Notes rank senior to all existing and future subordinated debt. The 2014 Notes are jointly and severally guaranteed on a senior unsecured basis by the Company’s domestic subsidiaries. The 2014 Notes are not guaranteed by Tower.

Holders of the 2014 Notes are entitled, subject to certain conditions and restrictions, to require the Company to repurchase the 2014 Notes at par plus accrued interest and a 1% redemption premium in the event of certain change of control transactions as set forth in the Indenture governing the 2014 Notes.

The Indenture contains certain customary covenants including covenants restricting the Company’s ability and the ability of its subsidiaries to, among other things, incur additional debt, incur additional liens, make specified payments and make certain asset sales.

If there is an event of default on the 2014 Notes, all of the 2014 Notes may become immediately due and payable, subject to certain conditions set forth in the Indenture.

Jazz’s obligations under the 2014 Notes are guaranteed by Jazz’s wholly owned domestic subsidiaries. The Company has not provided condensed consolidated financial information for such subsidiaries because the subsidiaries have no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and the subsidiaries of the Company, other than the subsidiary guarantors, are minor.

As of March 31, 2014, approximately $58 million principal amount of 2014 Notes was outstanding.

The Company concluded the exchange should not be recognized as a troubled debt restructuring in accordance with the provisions of  ASC 470-60 "Modifications and Extinguishments".  In accordance with the provisions of ASC 470-50 the Company concluded that the exchange resulted in an extinguishment of the old debt and the issuance of a new convertible debt to be recorded at fair value.  As described above, convertible notes were issued in exchange for certain of the 2010 Notes. Since the new convertible debt was not traded and no quotes were available, the Company determined the fair value of the new convertible notes using the present value technique. The 2014 Exchange Agreement resulted in an expense of approximately $9.8 million, which has been recorded in the statement of operations report as non-cash one-time financing expense for the three months ended March 31, 2014 and the convertible feature has been recorded in equity.

Note 6: Income Taxes

In 2013, the U.S. tax authorities commenced an audit of the Company’s 2011 tax returns, and asked the Company for certain reports and data in connection with said year’s tax returns. While there is no assurance that the Company will not be required to pay additional taxes pursuant to said audit, no tax adjustments have been requested to date.

As described above, the 2014 Exchange Agreement resulted in the recognition of a $9.8 million one time non cash cost included in financing expenses, net.  The tax benefit has been recorded entirely in the statements of operations for the three months ended March 31, 2014 and this one time non cash cost has not and will not impact the Company’s projected annual effective tax rate to be applied to year-to-date net profit or loss before income taxes excluding this one time non cash cost.

Note 7: Employee Benefit Plans

The pension and other post retirement benefit plans amount to $0.6 million and $0.4 million income for the three months ended March 31, 2014 and 2013, respectively.

Note 8: Employee Stock Option Expense

During the three months ended March 31, 2014, no options were awarded. The Company recorded $0.2 million and $0.1 million, respectively, of compensation expenses relating to options granted to employees for the three months ended March 31, 2014 and 2013.

Note 9: Related Party Transactions:

Related Party Transactions consist of the following (in thousands):

	As of March 31, 2014	As of December 31, 2013
Due from related parties (included in the accompanying balance sheets)	$5,879	$6,406
Due to related parties (included in the accompanying balance sheets)	$782	$146

Related parties’ balances are with Tower and TowerJazz Japan Ltd. (“TJP”) and are mainly for purchases and payments on behalf of the other party, tools’ sale, tools’ lease and service charges.

Note 10:  Commitments and Contingencies

Leases

Since 2002, the Company has leased its fabrication facilities, land and headquarters from Conexant. In December 2010, Conexant sold the Company’s fabrication facilities, land and headquarters. In connection with the sale, the Company negotiated amendments to its operating leases that confirm the Company’s ability to remain in the fabrication facilities through 2027, including the Company’s options to extend the lease term at its sole discretion from 2017 to 2022 and from 2022 to 2027. Under our amended leases with the new owner, the Company’s rental payments consist of  fixed base rent and fixed management fees and our pro rata share of certain expenses incurred by the landlord in the ownership of these buildings, including property taxes, building insurance and common area maintenance. These lease expenses are included in operating expenses in the accompanying consolidated statements of operations.

In regards to an office building lease, the Company’s landlord exercised its right to terminate the office building lease, effective January 1, 2014. The Company moved its offices to the fabrication building and to nearby new leased office space. The Company and the landlord signed an additional amendment to the amended lease to reflect termination of the office building lease and certain obligations of the Company and the landlord, including certain noise abatement actions at the fabrication facility. This office building termination has no impact whatsoever on the Company’s fabrication buildings, facilities and operations and the Company’s ability to remain in the fabrication facilities through 2027 (including by exercising its two consecutive five-year extension periods which it can exercise in its sole discretion).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

SEC registration fee	$7,510
*Accounting fees and expenses	3,000
*Legal fees and expenses	25,000
*Printing and engraving expenses	1,000
* Miscellaneous	2,000

*Total	$38,510

* Estimated pursuant to Item 511 of Regulation S-K.

Item 14.	Indemnification of Directors and Officers.

Indemnification Under the Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporation Law (the DGCL) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an agent), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, as more fully described and qualified below, the Company shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Company or by reason of the fact that such person, at the request of the Company, is or was serving any other Company, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

The Company shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of the Amended and Restated Bylaws. A director’s entitlement to indemnification under the Amended and Restated Bylaws includes his or her capacity both as a member of the Board or Directors and as a member of any committee, including the audit committee, of the Board of Directors.

The Company shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.

The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, member of a committee of the Board of Directors or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another Company, limited liability company, partnership, joint venture, trust or other enterprise, or as a member or manager of a limited liability company, as a partner of a partnership or as a trustee of a trust, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer  in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under the Amended and Restated Bylaws or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to the Amended and Restated Bylaws, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under the Amended and Restated Bylaws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director or officer. Any right to indemnification or advances granted by the Amended and Restated Bylaws to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Company) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under the Amended and Restated Bylaws or otherwise shall be on the Company.

The rights conferred on any person by the Amended and Restated Bylaws shall not be exclusive of any other right which such person may have or in the future acquire under any applicable statute, provision of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

The rights conferred on any person by the Amended and Restated Bylaws shall continue as to a person who has ceased to be a director officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

To the fullest extent permitted by the DGCL or any other applicable law, the Company, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Amended and Restated Bylaws.

Item 15.	Recent Sales of Unregistered Securities.

In March 2014, Jazz, together with certain of its domestic subsidiaries and Tower, entered into an exchange agreement (the “Exchange Agreement”) with certain holders (the “Participating Holders”) with respect to approximately $45 million principal amount of 8% senior notes of Jazz due 2015 (the “2010 Notes”).  Pursuant to the Exchange Agreement, the Participating Holders exchanged approximately $45 million in aggregate principal amount of 2010 Notes for approximately $48 million in aggregate principal amount of new 8% senior convertible notes of Jazz due December 2018 (the “2014 Notes”).

In addition, on the same date, Jazz, Tower and certain of the Participating Holders (the “Purchasers”) entered into a purchase agreement (the “Purchase Agreement”) pursuant to which the Purchasers agreed to buy $10 million aggregate principal amount of 2014 Notes at for an aggregate purchase price of $9.2 million in cash.

The 2014 Notes transactions were treated as exempt from registration under Rule 506(c) of the Securities Act, given that all of the purchasers were accredited investors.

Item 16.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.  A list of financial statements filed with this registration statement on Form S-1 is set forth on page F-1 and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 22, 2014.

JAZZ TECHNOLOGIES, INC.

By:	/s/ MARCO RACANELLI
Marco Racanelli
Principal Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marco Racanelli and Ronit Vardi or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2014.

Signature	Title

/s/ MARCO RACANELLI	Principal Executive Officer
Marco Racanelli	(Principal Executive Officer)

/s/ RONIT VARDI	Chief Financial Officer
Ronit Vardi	(Principal Financial and Accounting Officer)

/s/ RUSSELL C. ELLWANGER Russell C. Ellwanger	Director

/s/ RAFI MOR Rafi Mor	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 22, 2014.

JAZZ SEMICONDUCTOR, INC.
By:	/s/ MARCO RACANELLI
Marco Racanelli
Principal Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marco Racanelli and Ronit Vardi or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2014.

Signature	Title

/s/ MARCO RACANELLI	Principal Executive Officer
Marco Racanelli	(Principal Executive Officer)

/s/ RONIT VARDI	Chief Financial Officer
Ronit Vardi	(Principal Financial and Accounting Officer)

/s/ RUSSELL C. ELLWANGER Russell C. Ellwanger	Director
/s/ ITZHAK EDREI Itzhak Edrei	Director
_______________________ Ephie Koltin	Director
/s/ OREN SHIRAZI Oren Shirazi	Director
/s/ MARCO RACANELLI Marco Racanelli	Director
______________________ Dana Gross	Director

/s/ RAFI MOR Rafi Mor	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 22, 2014.

NEWPORT FAB, LLC
By:	/s/ MARCO RACANELLI
Marco Racanelli
Principal Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marco Racanelli and Ronit Vardi or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2014.

Signature	Title

/s/ MARCO RACANELLI	Principal Executive Officer
Marco Racanelli	(Principal Executive Officer)

/s/ RONIT VARDI	Chief Financial Officer
Ronit Vardi	(Principal Financial and Accounting Officer)

/s/ RUSSELL C. ELLWANGER Russell C. Ellwanger	Manager

/s/ RAFI MOR Rafi Mor	Manager

EXHIBIT INDEX

Exhibit No.            Description of Exhibit

4(a)
Indenture, dated as of March 25, 2014, by and among Jazz Technologies, Inc., Tower Semiconductor Ltd., the Guarantors from time to time party thereto, and U.S. Bank National Association, as trustee. (incorporated by reference to Exhibit 4.61 to the Annual Report on Form 20-F of Tower Semiconductor Ltd. for the year ended December 31, 2013, filed May 14, 2014).

4(b)
Registration Rights Agreement, dated as of March 25, 2014, by and among Jazz Technologies, Inc., the Guarantors defined therein and the Holders defined therein. (incorporated by reference to Exhibit 4.1 to the Jazz Technologies, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 16, 2014).

5(a)	Opinion of Eilenberg & Krause LLP.

12(a)	Statement re Computation of Ratio of Earnings to Fixed Charges.

23(a)	Consent of Eilenberg & Krause LLP (included in opinion filed as Exhibit 5(a)).

23(b)	Consent of Brightman Almagor Zohar & Co.

24(a)	Power of Attorney (included in Part II of the Registration Statement under the caption “Signatures”)

25(a)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee with respect to Exhibit 4(a).